Exhibit 99.1
Item 6.     Selected Financial Data.
The following tables set forth selected financial and operating information on a historical basis for each of the five years ended December 31, 2012, for the Trust and CRLP. The following information should be read together with our consolidated financial statements and notes thereto included in Item 8. As discussed on page 2 of this Current Report on Form 8-K, the Company had discontinued operations in the periods ended March 31, 2013 and June 30, 2013, which have been retrospectively adjusted to all applicable periods presented in the table below in accordance with ASC 205-20, Discontinued Operations.

COLONIAL PROPERTIES TRUST
SELECTED FINANCIAL INFORMATION

($ in thousands, except per share data)	2012	2011	2010	2009	2008
OPERATING DATA (1)
Total revenues	$368,847	$329,626	$301,707	$296,866	$309,043
Expenses:
Depreciation and amortization	117,004	111,776	102,993	100,798	92,835
Impairment, legal contingencies and other losses (2)	22,762	5,736	1,308	10,324	93,116
Other operating	188,392	169,262	158,890	159,222	169,245
Income (loss) from operations	40,689	42,852	38,516	26,522	(46,153)
Interest expense	92,085	86,573	83,091	86,177	72,531
Debt cost amortization	5,697	4,767	4,618	4,941	5,019
Interest income	2,468	1,337	1,289	1,424	2,774
(Loss) gain on sale of property	(4,305)	115	(1,504)	10,103	6,467
Gain on retirement of debt	—	—	1,044	56,427	15,951
Other income, net	30,955	16,625	1,969	7,176	12,080
(Loss) income from continuing operations	(27,975)	(30,411)	(46,395)	10,534	(86,431)
Income from discontinued operations (2)	36,840	36,590	7,852	4,644	35,908
Dividends to preferred shareholders	—	—	5,649	8,142	8,773
Preferred unit repurchase gains	—	2,500	3,000	—	—
Preferred share/unit issuance costs write-off	—	(1,319)	(4,868)	25	(27)
Distributions to preferred unitholders	—	3,586	7,161	7,250	7,251

Net income (loss) available to common shareholders (2)	$8,160	$3,428	$(48,054)	$(509)	$(55,429)

Income (loss) per share — basic:
Continuing Operations	$(0.30)	$(0.36)	$(0.77)	$(0.14)	$(1.83)
Discontinued Operations	0.39	0.40	0.10	0.13	0.64
Net income (loss) per share — basic (3)	$0.09	$0.04	$(0.67)	$(0.01)	$(1.19)
Income (loss) per share — diluted:
Continuing Operations	$(0.30)	$(0.36)	$(0.77)	$(0.14)	$(1.83)
Discontinued Operations	0.39	0.40	0.10	0.13	0.64
Net income (loss) per share — diluted (3)	$0.09	$0.04	$(0.67)	$(0.01)	$(1.19)

Dividends declared per common share	$0.72	$0.60	$0.60	$0.70	$1.75

BALANCE SHEET DATA
Land, buildings and equipment, net	$2,777,810	$2,724,104	$2,706,988	$2,755,644	$2,665,700
Total assets	3,286,208	3,258,605	3,171,134	3,172,632	3,155,169
Total long-term liabilities	1,831,992	1,759,727	1,761,571	1,704,343	1,762,019
Redeemable preferred stock	—	—	—	4	4

OTHER DATA
Funds from operations (4) *	$92,461	$104,712	$81,310	$129,808	$920
Cash flow provided by (used in)
Operating activities	137,108	118,086	109,707	108,594	117,659
Investing activities	(143,612)	(175,639)	(102,287)	(166,466)	(167,497)
Financing activities	11,726	59,051	(7,056)	53,277	(34,010)
Total properties (at end of year)	125	153	156	156	192
_________________________
Footnotes on following page

(1)	All periods have been adjusted in accordance with ASC 205-20, Discontinued Operations, for properties sold or that met held for sale criteria during the six month period ended June 30, 2013.

(2)
For 2012, 2011, 2010, 2009 and 2008, includes $7.0 million (including $3.3 million presented in Discontinued Operations), $0.2 million, $0.3 million, $12.3 million (including $2.1 million presented in Discontinued Operations) and $116.9 million (including $25.5 million presented in Discontinued Operations), respectively, in non-cash impairment charges.

(3)	All periods have been adjusted to reflect the adoption of ASC 260, Earnings per Share.

(4)
Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before noncontrolling interest (determined in accordance with GAAP), excluding sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and amortization, gains (or losses) from sales of properties and impairment write-downs of depreciable real estate (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry. We believe that the line on our consolidated statements of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (A) as an alternative to net income (determined in accordance with GAAP), (B) as an indicator of financial performance, (C) as cash flow from operating activities (determined in accordance with GAAP) or (D) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the company’s needs, including our ability to make distributions.

* Non-GAAP financial measure. See Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations” for reconciliation.

COLONIAL REALTY LIMITED PARTNERSHIP
SELECTED FINANCIAL INFORMATION

($ in thousands, except per unit data)	2012	2011	2010	2009	2008
OPERATING DATA (1)
Total revenues	$368,847	$329,626	$301,707	$296,866	$309,043
Expenses:
Depreciation and amortization	117,004	111,776	102,993	100,798	92,835
Impairment, legal contingencies and other losses (2)	22,762	5,736	1,308	10,324	93,116
Other operating	188,392	169,262	158,890	159,222	169,245
Income (loss) from operations	40,689	42,852	38,516	26,522	(46,153)
Interest expense	92,085	86,573	83,091	86,177	72,531
Debt cost amortization	5,697	4,767	4,618	4,941	5,019
Interest income	2,468	1,337	1,289	1,424	2,774
(Loss) gain on sale of property	(4,305)	115	(1,504)	10,103	6,467
Gain on retirement of debt	—	—	1,044	56,427	15,951
Other income, net	26,810	16,625	1,969	7,176	12,080
(Loss) income from continuing operations	(32,120)	(30,411)	(46,395)	10,534	(86,431)
Income from discontinued operations (2)	36,840	36,590	7,852	4,644	35,908
Distributions to preferred unitholders	—	(3,586)	(12,810)	(15,392)	(16,024)
Preferred unit repurchase gains	—	2,500	3,000	—	—
Preferred unit issuance costs write-off	—	(1,319)	(4,868)	25	(27)

Net income (loss) available to common unitholders (2)	$4,677	$3,721	$(53,122)	$(591)	$(66,654)

Income (loss) per unit — basic:
Continuing operations	$(0.34)	$(0.36)	$(0.77)	$(0.14)	$(1.83)
Discontinued operations	0.39	0.40	0.10	0.13	0.64
Net income (loss) per unit — basic (3)	$0.05	$0.04	$(0.67)	$(0.01)	$(1.19)
Income (loss) per unit — diluted:
Continuing operations	$(0.34)	$(0.36)	$(0.77)	$(0.14)	$(1.83)
Discontinued operations	0.39	0.40	0.10	0.13	0.64
Net income (loss) per unit — diluted (3)	$0.05	$0.04	$(0.67)	$(0.01)	$(1.19)

Distributions per unit	$0.72	$0.60	$0.60	$0.70	$1.75

BALANCE SHEET DATA
Land, buildings and equipment, net	2,777,810	2,724,104	2,706,987	2,755,643	2,665,698
Total assets	3,286,160	3,258,428	3,170,515	3,171,960	3,154,501
Total long-term liabilities	1,831,992	1,759,727	1,761,571	1,704,343	1,762,019

OTHER DATA
Total properties (at end of year)	125	153	156	156	192
________________________

(1)	All periods have been adjusted in accordance with ASC 205-20, Discontinued Operations, for properties sold or that met held for sale criteria during the six month period ended June 30, 2013..

(2)
For 2012, 2011, 2010, 2009 and 2008, includes $7.0 million (including $3.3 million presented in Discontinued Operations), $0.2 million, $0.3 million, $12.3 million (including $2.1 million presented in Discontinued Operations) and $116.9 million (including $25.5 million presented in Discontinued Operations), respectively, in non-cash impairment charges.

(3)	All periods have been adjusted to reflect the adoption of ASC 260, Earnings per Share.

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion analyzes the financial condition and results of operations of both Colonial Properties Trust (the “Trust”), and Colonial Realty Limited Partnership (“CRLP”), of which the Trust is the sole general partner and in which the Trust owned a 92.5% limited partner interest as of December 31, 2012. The Trust conducts all of its business through CRLP and CRLP’s various subsidiaries. Except as otherwise required by the context, the “Company,” “Colonial,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP’s subsidiaries, including Colonial Properties Services Limited Partnership (“CPSLP”) and Colonial Properties Services, Inc. (“CPSI”).
The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together, except as otherwise noted, with the consolidated financial statements of the Trust and CRLP and the notes thereto contained in Item 8 of this Form 10-K.

General

We are a multifamily-focused self-administered equity REIT that owns, operates and develops multifamily apartment communities primarily located in the Sunbelt region of the United States. Also, we create additional value for our shareholders from investments in commercial assets and by pursuing development opportunities. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of multifamily communities and other commercial real estate properties. Our activities include full or partial ownership and operation of 125 properties as of December 31, 2012, located in Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia, development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate.

As of December 31, 2012, we owned or maintained a partial ownership in:

	Consolidated Properties		Units/Sq. Feet (1)	Unconsolidated Properties	Units/Sq. Feet (1)	Total Properties	Total Units/Sq. Feet (1)
Multifamily apartment communities	112	(2)	33,851	2	646	114	34,497
Commercial properties	8		2,167,000	3	350,000	11	2,517,000
_____________________________

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.

(2)	Includes one property partially-owned through a joint venture entity.
In addition, we own certain parcels of land adjacent to or near these properties (the “land”). The multifamily apartment communities, the commercial properties and the land are referred to herein collectively as the “properties”. As of December 31, 2012, consolidated multifamily apartment communities and commercial properties that were no longer in lease-up were 95.8% and 92.3% leased, respectively. We generally consider a property to be in lease-up until it first attains physical occupancy of at least 93%.
The Trust is the general partner of CRLP and, as of December 31, 2012, held approximately 92.5% of the interests in CRLP. We conduct all of our business through CRLP, CPSLP, which provides management services for our properties, and CPSI, which provides management services for properties owned by third parties, including unconsolidated joint venture entities. We perform all of our for-sale residential activities through CPSI.
As a lessor, the majority of our revenue is derived from residents and tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge our residents and tenants, and the ability of these residents and tenants to make their rental payments. We also receive third-party management fees generated from third-party management agreements related to management of properties held in joint ventures.
The Trust was formed in Maryland on July 9, 1993. The Trust was reorganized as an Alabama real estate investment trust in 1995. Our executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama, 35203 and our telephone number is (205) 250-8700.

Business Strategy and Outlook
During 2012, our primary business directives were to grow the company, improve our portfolio and continue efforts to maintain a strong balance sheet and improve margins to help re-establish an investment grade rating.
We made significant progress on each of these directives as outlined below.
Grow the Company

We continued to grow the Company by:

•
producing a 7.6% increase in multifamily same-property net operating income from continuing operations when compared with the year ended December 31, 2011 (see Note 12 — "Segment Information" in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8); and

•	developing multifamily apartment communities on land that we already own.
We achieved a 7.6% increase in multifamily same-property net operating income through continued increases in lease rates while maintaining a high level of occupancy. Average monthly rent per unit for our multifamily same-property communities increased to $787 per unit for the year ended December 31, 2012 compared to $749 per unit for the same period in 2011. Average occupancy for our multifamily same-property communities was 95.5% for the year ended December 31, 2012 compared to 95.4% for the same period in 2011.
We added 718 units through the completion of two developments: Colonial Grand at Hampton Preserve, located in Tampa, Florida, and Colonial Grand at Lake Mary (Phase I), located in Orlando, Florida. In addition, we continued the development of Colonial Grand at Double Creek, located in Austin, Texas and started construction on four additional apartment community developments: Colonial Grand at Ayrsley (Phase II) and Colonial Reserve at South End, located in Charlotte, North Carolina, and Colonial Grand at Lake Mary (Phase II) and Colonial Grand at Randal Lakes, located in Orlando, Florida. The five active developments are expected to add 1,300 units once completed. We also started construction of Colonial Brookwood West, a commercial asset located in Birmingham, Alabama, that is expected to add approximately 41,300 square-feet once completed.
Improve our portfolio

We improved our portfolio by:

•	increasing the percentage of net operating income from our multifamily portfolio through disposition of investments in certain commercial properties;

•	recycling older multifamily apartment communities; and

•	selectively acquiring newer multifamily apartment communities attractively priced in our higher growth Sunbelt markets.
During 2012, we sold one wholly-owned commercial asset, representing approximately 219,000 square-feet (excluding anchor-owned square-feet) for $37.4 million and exited our interest in three commercial joint ventures, comprised of 28 commercial properties. For the full year, the percentage of net operating income from the multifamily portfolio to total net operating income was 85% compared to 79% for 2011 while 87% of our net operating income in the fourth quarter was generated from our multifamily portfolio.
We also sold four wholly-owned multifamily apartment communities for $95.5 million, representing 1,380 units with an average age of 31 years and average monthly rent of $695 per unit. We reinvested proceeds from the multifamily and commercial dispositions into five multifamily apartment communities located in Austin and Dallas, Texas, and Raleigh, North Carolina. These five acquisitions added 1,554 units with an average age of six years and average monthly rent of $1,076 per unit.
Maintain a strong balance sheet and achieve an investment grade rating
During 2012, we continued to reduce our leverage by selectively disposing of non-income producing assets and extended our debt maturities primarily through a new $500.0 million unsecured revolving credit facility and a new $150.0 million senior unsecured term loan. Also, in February 2012, Standard & Poors upgraded our senior unsecured debt rating to BBB- and, in September 2012, Moody's Investment Services upgraded our senior unsecured debt rating to Baa3. In addition, we reduced our exposure with respect to joint venture indebtedness by unwinding certain joint venture arrangements, eliminating approximately $127.1 million of unconsolidated debt, which represented our pro rata share of the mortgage debt of these various joint ventures.

We also simplified our portfolio, as well as our organizational structure, by unwinding certain joint venture arrangements. During 2012, we completed the following transactions:

•	redeemed our 15% noncontrolling interest in the 18-asset DRA/CLP joint venture; representing approximately 5.2 million commercial square-feet;

•	sold our 10% noncontrolling interest in the nine-asset Bluerock office portfolio, representing approximately 1.7 million commercial square-feet

•	sold our 25% noncontrolling interest in Colonial Promenade Madison, representing approximately 111,000 commercial square-feet; and

•
purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community (prior to the acquisition of Colonial Grand at Research Park, we owned a 20% noncontrolling interest in this joint venture).

Simplified and stronger, our business directives for 2013 are to further grow the Company, fortify our balance sheet and enhance our portfolio. We intend to grow the Company's multifamily business by completing the projects we have in our development pipeline as well as initiating the development of several additional multifamily communities in 2013 on land we already own. We also intend to grow the Company through continued expansion of our core operations with the focus on quality of earnings from our multifamily product, which we are continually improving. We intend to fortify our balance sheet by continuing to lower our overall debt levels, primarily through the sale of commercial assets, and improving our financial ratios through improved earnings. We intend to enhance our portfolio by reducing the average age of our assets, increasing average rents and lowering our capital expenditure requirements, each through our multifamily asset recycling program, and by bringing new developments successfully on-line, within budget and on schedule. In addition, we intend to further enhance our portfolio by continuing to reduce our commercial asset exposure.
Executive Summary of Results of Operations
The following discussion of results of operations should be read in conjunction with the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP and related notes thereto included in Item 8.
For the year ended December 31, 2012, the Trust reported net income available to common shareholders of $8.2 million, compared with net income available to common shareholders of $3.4 million for the prior year period. For the year ended December 31, 2012, CRLP reported net income available to common unitholders of $4.7 million, compared with net income available to common unitholders of $3.7 million for the prior year period.
The principal factors that influenced our results from continuing operations for the year ended December 31, 2012 include:

•
a 5.5% increase in multifamily same-property revenue from continuing operations, from $290.0 million for the year ended December 31, 2011 to $305.8 million for the year ended December 31, 2012, primarily as a result of an improvement in both new and renewal lease rates and a consistently high occupancy level during the year ended December 31, 2012. In addition, multifamily same-property expenses from continuing operations increased 2.3%, from $117.1 million for the year ended December 31, 2011 to $119.8 million for the year ended December 31, 2012. Overall, these changes resulted in an 7.6% increase in multifamily same-property net operating income from continuing operations when compared with the year ended December 31, 2011 (same-property results from continuing operations excludes the results of operations from two multifamily same-property apartment communities, which are currently classified as discontinued operations) (see Note 3 - "Real Estate Activity" and Note 12 - “Segment Information” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8);

•
the inclusion of the results of operations from Colonial Grand at Brier Falls, a 350-unit multifamily apartment community located in Raleigh, North Carolina, which we acquired for $45.0 million on January 10, 2012; Colonial Grand at Fairview, a 256-unit multifamily apartment community located in Dallas, Texas, which we acquired for $29.8 million on May 30, 2012; Colonial Grand at Research Park, a 370-unit multifamily apartment community located in Raleigh, North Carolina, which we acquired for $38.0 million on October 1, 2012; Colonial Grand at Canyon Ranch, a 272-unit multifamily apartment community located in Austin, Texas, which we acquired for $24.5 million on November 13, 2012; and Colonial Reserve at Las Colinas, a 306-unit multifamily apartment community located in Dallas, Texas, which we acquired for $42.8 million on November 20, 2012;

•
the inclusion of two multifamily apartment communities resulting from completed construction during 2012: Colonial Grand at Hampton Preserve, a 486-unit community located in Tampa, Florida, which we built for $52.2 million, and Colonial Grand at Lake Mary I, a 232-unit community located in Orlando, Florida, which we built for $25.7 million;

•
the redemption of our remaining 15% noncontrolling interest in the DRA/CLP joint venture, effective as of June 30, 2012, resulting in a gain of approximately $21.9 million, the majority of which had been deferred since the formation of the DRA/CLP joint venture in 2007;

•	the sale of our remaining 10% noncontrolling interest in the Bluerock office portfolio resulting in a gain of approximately $7.4 million;

•
charges of $8.2 million related to a proposed settlement with respect to the UCO litigation, consisting of an increase in our loss contingency accrual of $4.9 million and a $3.3 million non-cash impairment charge related to certain for-sale residential lots;

•	an increase of $12.7 million in our loss contingency accrual following a jury verdict in early 2013 in the Colonial Grand at Traditions' litigation;

•
an adjustment to a previously recognized gain on sale of property of approximately $4.2 million in 2012 related to required infrastructure repairs on a retail asset that was originally developed by the Company and sold in the fourth quarter of 2007; and

•
charges of $1.8 million recorded in 2012 related to severance costs associated with the departure of the Company's President and Chief Financial Officer, as well as departures of other management personnel as a result of additional simplification of our operations.

We define multifamily same-property communities as consolidated multifamily properties continuously owned during the periods presented since January 1 of the prior year. Same-property communities may be adjusted during the year to account for disposition activity.

Comparison of the Years Ended December 31, 2012 and 2011
Property-related revenue
Total property-related revenues, which consist of minimum rent, tenant recoveries and other property related revenue, were $363.1 million for the year ended December 31, 2012, compared to $321.6 million for the same period in 2011. The components of property-related revenues for the years ended December 31, 2012 and 2011 are:

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011		% Change
		% of Total		% of Total	from
($ in thousands)	Revenues	Revenues	Revenues	Revenues	2011 to 2012
Minimum rent (1)	$304,364	84%	$271,171	84%	12%
Tenant recoveries	2,550	1%	3,032	1%	(16)%
Other property-related revenue	56,221	15%	47,376	15%	19%
Total property-related revenues	$363,135	100%	$321,579	100%	13%
 _____________________________

(1)	Includes $0.2 million of rentals from affiliates for the year ended December 31, 2011.
The increase in total property-related revenues of $41.6 million for the year ended December 31, 2012, as compared to the same period in 2011, is primarily attributable to increases in minimum rent resulting from properties acquired during 2011 and 2012 and an increase in rental rates at our multifamily same-property communities. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Years Ended		Change
	December 31,		from
($ in thousands)	2012	2011	2011 to 2012
Multifamily same-property communities (1)	$305,786	$289,977	$15,809
Acquisitions:
Multifamily (2)	34,112	12,944	21,168
Developments:
Multifamily	5,153	89	5,064
Other (3)	18,084	18,569	(485)
	$363,135	$321,579	$41,556
 _____________________________
Footnotes on following page

(1)
Consists of the 93 consolidated multifamily communities, containing 28,445 apartment units, continuously owned since January 1, 2011. Excludes two consolidated multifamily apartment communities, containing 498 apartment units, continuously owned since January 1, 2011, which are classified in discontinued operations.

(2)	Includes 13 multifamily communities acquired during 2011 and 2012.

(3)	Includes all commercial properties and all multifamily communities other than same-property communities and the 13 communities acquired during 2011 and 2012.
Property-related revenues for our multifamily same-property communities classified in continuing operations increased $15.8 million, or 5.5%, for the year ended December 31, 2012 compared to the same period in 2011, primarily due to improvements in new and renewal lease rental rates while maintaining consistently high occupancy levels. During the year, rents increased an average of 1.7% on new move-ins compared to the expiring lease for the same unit and renewal rates increased an average of 6.3% over the expiring lease for the same unit. As a result, average monthly rent per unit for our multifamily same-property communities increased to $787 per unit for the year ended December 31, 2012 compared to $749 per unit for the same period in 2011. Average occupancy for our multifamily same-property communities was 95.5% for the year ended December 31, 2012 compared to 95.4% for the same period in 2011.
Other non-property related revenue
Other non-property related revenues, which consist primarily of management fees, leasing fees and other miscellaneous fees, were $5.7 million for the year December 31, 2012, compared to $8.0 million for the same period in 2011. The $2.3 million decrease is attributable to the loss of third-party management and leasing contracts, since December 31, 2011, related to properties previously held in joint ventures or owned by third-parties.
Property-related expenses

Total property-related expenses were $143.5 million for the year ended December 31, 2012, compared to $129.6 million for the same period in 2011. The components of property-related expenses for the year ended December 31, 2012 and 2011 are:

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011		% Change
		% of Total		% of Total	from
($ in thousands)	Expenses	Expenses	Expenses	Expenses	2011 to 2012
Property operating expenses	$101,746	71%	$92,148	71%	10%
Taxes, licenses and insurance	41,742	29%	37,489	29%	11%
Total property-related expenses	$143,488	100%	$129,637	100%	11%
The increase in total property-related expenses of $13.9 million for the year ended December 31, 2012, as compared to the same period in 2011, was primarily attributable to properties acquired during 2011 and 2012. The following table illustrates the change in total property-related expenses by property type, with the two components (property operating expenses and taxes, licenses and insurance) presented on an aggregate basis for each property type:

	Years Ended		Change
	December 31,		from
($ in thousands)	2012	2011	2011 to 2012
Multifamily same-property communities (1)	$119,834	$117,107	$2,727
Acquisitions:
Multifamily (2)	13,733	5,410	8,323
Developments:
Multifamily	2,570	292	2,278
Other (3)	7,351	6,828	523
	$143,488	$129,637	$13,851
_____________________________

(1)
Consists of the 93 consolidated multifamily communities, containing 28,445 apartment units, continuously owned since January 1, 2011. Excludes two consolidated multifamily apartment communities, containing 498 apartment units, continuously owned since January 1, 2011, which are classified in discontinued operations.

(2)	Includes 13 multifamily communities acquired during 2011 and 2012.

(3)	Includes all commercial properties and all multifamily communities other than same-property communities and the 13 communities acquired during 2011 and 2012.

Property management expense
Property management expense consist of regional supervision and accounting costs related to consolidated property operations, primarily consisting of salaries and incentive compensation and property management software costs. Property management expenses were $12.9 million for the year ended December 31, 2012, compared to $9.2 million for the same period in 2011. The $3.7 million increase in expenses was primarily attributable to an increase in salaries and higher incentive compensation expense in 2012.
General and administrative expense
General and administrative expense were $22.6 million for the year ended December 31, 2012, compared to $20.4 million for the same period in 2011. The $2.2 million increase in expenses is primarily attributable to higher incentive compensation and legal expense in 2012.
Management fees and other expenses
Management fees and other expenses consist of property management and other services provided to third parties, primarily consisting of salaries and incentive compensation, leasing commissions and legal expenses. Management fees and other expenses were $6.3 million for the year ended December 31, 2012, compared to $8.1 million for the same period in 2011. The $1.8 million reduction in management fee and other expenses is primarily attributable to the termination of management contracts in connection with the disposition of our interests in certain joint ventures or the termination of other management contracts owned by third parties since December 31, 2011.
Restructuring charges
Restructuring charges were $1.8 million for the year ended December 31, 2012, compared to $0.2 million for the same period in 2011. The $1.6 million increase in restructuring charges is attributable to the departure of our President and Chief Financial Officer and other management personnel as a result of the further streamlining of our operations.
Depreciation

Depreciation expense was $114.0 million for the year ended December 31, 2012, compared to $107.2 million for the same period in 2011. The total increase in depreciation expense of $6.8 million for the year ended December 31, 2012, as compared to the same period in 2011, was primarily attributable to properties acquired since December 31, 2011 as follows:

	Years Ended		Change
	December 31,		from
($ in thousands)	2012	2011	2011 to 2012
Multifamily same-property communities (1)	$90,176	$91,548	$(1,372)
Acquisitions:
Multifamily (2)	13,760	5,192	8,568
Developments:
Multifamily	2,074	27	2,047
Other (3)	7,951	10,469	(2,518)
	$113,961	$107,236	$6,725
_____________________________

(1)
Consists of the 93 consolidated multifamily communities, containing 28,445 apartment units, continuously owned since January 1, 2011. Excludes two consolidated multifamily apartment communities, containing 498 apartment units, continuously owned since January 1, 2011, which are classified in discontinued operations.

(2)	Includes 13 multifamily communities acquired during 2011 and 2012.

(3)	Includes overhead, all commercial properties and all multifamily communities other than same-property communities and the 13 communities acquired during 2011 and 2012.
Impairment, legal contingencies and other losses
Impairment, legal contingencies and other losses were $22.8 million for the year ended December 31, 2012, compared to $5.7 million for the same period in 2011. See Note 3 - "Real Estate Activity - Impairment, Legal Contingencies and Other Losses" in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 for additional details.

Interest expense
Interest expense was $92.1 million for the year ended December 31, 2012, compared to $86.6 million for the same period in 2011. The $5.5 million increase in expense is primarily the result of higher interest rates on the $250.0 million senior unsecured term loan that was entered into in July 2011 and the $150.0 million senior unsecured term loan that was entered into in May 2012, both of which replaced debt outstanding under our prior and current unsecured credit facilities and extended our weighted-average debt maturity.
Income from partially-owned unconsolidated entities
For the Trust, income from partially-owned unconsolidated entities was $31.9 million for the year ended December 31, 2012 compared to $17.5 million for the same period in 2011. The change is primarily attributable to the gain of approximately $21.9 million recognized on the redemption of our remaining 15% noncontrolling interest in the 18-asset DRA/CLP joint venture, net of a $3.2 million non-cash impairment charge, which represents our pro rata share of an impairment recorded by the joint venture for 2011 but omitted in our annual financial statements for the year ended December 31, 2011. In addition to the net gain recognized on the DRA/CLP joint venture transaction, we recognized a gain of approximately $7.4 million on the sale of our remaining 10% noncontrolling interest in the nine-asset Bluerock office portfolio and a gain of approximately $1.0 million on the sale of our 25% noncontrolling interest in Colonial Promenade Madison, a commercial asset located in Huntsville, Alabama. Income recognized in 2011 is primarily due to the gain of approximately $18.8 million recognized on the sale of our remaining 50% noncontrolling interest in Colonial Pinnacle Turkey Creek in Knoxville, Tennessee, in December 2011, which was partially offset by a reduction in our share of earnings from joint ventures.
For CRLP, income from partially-owned unconsolidated entities was $27.7 million for the year ended December 31, 2012 compared to $17.5 million for the same period in 2011. CRLP recognized a gain of approximately $17.8 million on the redemption of our remaining 15% noncontrolling interest in the DRA/CLP joint venture. The difference in the amount of gain recognized on the transaction compared to the gain recognized by the Trust is due to the Trust being released from a $4.1 million contingent liability as a part of this transaction, which represented the Trust's pro rata share of a guaranty obligation resulting from a debt guaranty provided by the joint venture.
(Loss) gain on sale of property
(Loss) gain on sale of property, net of income taxes, was a loss of $4.3 million for the year ended December 31, 2012 compared to a gain of $0.1 million for the same period in 2011. The loss in 2012 is the result of a $4.2 million adjustment to a previously recognized gain on sale of a property related to required infrastructure repairs on a retail asset that was originally developed by us and sold in the fourth quarter of 2007.
Gain (loss) on disposal of discontinued operations
Gain (loss) on disposal of discontinued operations was $22.7 million for the year ended December 31, 2012, as a result of the disposition of four multifamily apartment communities and one commercial asset, compared to $23.7 million for the same period in 2011, as a result of the disposition of six multifamily apartment communities and two commercial assets.

Noncontrolling interest in CRLP — preferred unitholders

In December 2011, we repurchased the remaining 1.0 million of the outstanding Series B Preferred Units from the existing holders; therefore, there were no dividends to preferred unitholders for the year ended December 31, 2012, compared to $3.6 million for the year ended December 31, 2011.

Preferred Unit Repurchase Gains

Preferred unit repurchase gains for the year ended December 31, 2011 were $2.5 million. This gain resulted from CRLP's repurchase of the remaining 1.0 million of the outstanding Series B Preferred Units in December 2011, representing a 5% discount.

Preferred Share/Unit Issuance Costs

Preferred unit issuance costs for the year ended December 31, 2011 were $1.3 million. We wrote off the original preferred unit issuance costs related to the repurchase of CRLP's remaining Series B Preferred Units.

Comparison of the Years Ended December 31, 2011 and 2010

Property-related revenue

Total property-related revenues, which consist of minimum rent, tenant recoveries and other property-related revenue, were $321.6 million for the year ended December 31, 2011, compared to $290.0 million for the same period in 2010. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
					% Change
		% of Total		% of Total	from
($ in thousands)	Revenues	Revenues	Revenues	Revenues	2010 to 2011
Minimum rent (1)	$271,171	84%	$245,072	84%	11%
Tenant recoveries	3,032	1%	2,473	1%	23%
Other property-related revenue	47,376	15%	42,469	15%	12%
Total property-related revenue	$321,579	100%	$290,014	100%	11%
 _____________________________

(1)	Includes $0.2 million of rentals from affiliates for the years ended December 31, 2011 and 2010.

The increase in total property-related revenues of $31.6 million for the year ended December 31, 2011, as compared to the same period in 2010, was primarily attributable to increases in minimum rent resulting from properties acquired during 2010 and 2011 and an increase in rental rates at our multifamily same-property communities. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Years Ended		Change
	December 31,		from 2010
($ in thousands)	2011	2010	to 2011
Multifamily same-property communities (1)	$295,620	$283,115	$12,505
Multifamily same-property community dispositions (2)	(16,939)	(16,051)	(888)
Acquisitions:
Multifamily (3)	20,370	2,333	18,037
Developments:
Multifamily	89	—	89
Commercial	2,742	998	1,744
Other (4)	19,697	19,619	78
	$321,579	$290,014	$31,565
_____________________________

(1)	Consists of the 96 consolidated multifamily communities, containing 29,173 apartment units, continuously owned during the periods presented since January 1, 2010.

(2)
Consists of four multifamily same-property communities that were sold during 2012 containing 1,380 apartment units and two multifamily same-property communities that were classified as discontinued operations as of December 31, 2012 containing 498 apartment units. Operations for these properties are reflected in "Income from discontinued operations" in the Consolidated Statements of Operations and Comprehensive Income (Loss).

(3)	Includes 10 multifamily communities acquired during 2010 and 2011.

(4)	Includes all commercial properties and all multifamily communities other than same-property communities and the 10 multifamily communities acquired during 2010 and 2011.
Property-related revenues for our multifamily same-property communities classified in continuing operations increased $11.6 million, or 4.3%, for the year ended December 31, 2011 compared to the same period in 2010, primarily due to improvements in new and renewal lease rental rates while maintaining consistently high occupancy levels. During the year, rents increased an average of 3.5% on new move-ins compared to the expiring lease for the same unit and renewal rates increased an average of 6.3% over the expiring lease for the same unit. As a result, average monthly rent per unit for our multifamily same-property communities increased to $748 per unit for the year ended December 31, 2011 compared to $720 per unit for the same period in 2010. Average occupancy for our multifamily same-property communities was 96.1% for the year ended December 31, 2011 compared to 96.5% for the year ended December 31, 2010.

Other non-property related revenue

Other non-property related revenues, which consist primarily of management fees, leasing fees and other miscellaneous fees, were $8.0 million for the year ended December 31, 2011, compared to $11.7 million for the same period in 2010. The $3.7 million decrease is attributable to the loss, since December 31, 2010, of third-party management and leasing contracts related to properties previously held in joint ventures or owned by third parties.

Property-related expenses

Total property-related expenses were $129.6 million for the year ended December 31, 2011, compared to $121.5 million for the same period in 2010. The components of property-related expenses for the year ended December 31, 2011 and 2010 are:

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
					% Change
		% of Total		% of Total	from
($ in thousands)	Expenses	Expenses	Expenses	Expenses	2010 to 2011
Property operating expenses	$92,148	71%	$86,369	71%	7%
Taxes, licenses and insurance	37,489	29%	35,087	29%	7%
Total property-related expenses	$129,637	100%	$121,456	100%	7%

The increase in total property-related expenses of $8.2 million for the year ended December 31, 2011, as compared to the same period in 2010, was primarily attributable to properties acquired during 2010 and 2011. The following table illustrates the change in total property-related expenses by property type, with the two components (property operating expenses and taxes, licenses and insurance) presented on an aggregate basis for each property type:

	Years Ended		Change
	December 31,		from 2010
($ in thousands)	2011	2010	to 2011
Multifamily same-property communities (1)	$120,730	$120,057	$673
Multifamily same-property community dispositions (2)	(7,795)	(8,154)	359
Acquisitions:
Multifamily (3)	8,179	1,022	7,157
Developments:
Multifamily	291	—	291
Commercial	911	415	496
Other (4)	7,321	8,116	(795)
	$129,637	$121,456	$8,181
_____________________________

(1)	Consists of the 96 consolidated multifamily communities, containing 29,173 apartment units, continuously owned during the periods presented since January 1, 2010.

(2)
Consists of four multifamily same-property communities that were sold during 2012 containing 1,380 apartment units and two multifamily same-property communities that were classified as discontinued operations as of December 31, 2012 containing 498 apartment units. Operations for these properties are reflected in "Income from discontinued operations" in the Consolidated Statements of Operations and Comprehensive Income (Loss).

(3)	Includes 10 multifamily communities acquired during 2010 and 2011.

(4)	Includes all commercial properties and all multifamily communities other than same-property communities and the 10 multifamily communities acquired during 2010 and 2011.

Property management expense

Property management expense consist of regional supervision and accounting costs related to consolidated property operations, primarily consisting of salaries and incentive compensation and property management software costs. These expenses were $9.2 million for the year ended December 31, 2011, compared to $8.6 million for the same period in 2010. The $0.6 million increase in expenses was primarily related to a $0.4 million reduction in self-insurance reserves in 2010, which was based on an actuarial study of claims history.

General and administrative expense

General and administrative expense were $20.4 million for the year ended December 31, 2011, compared to $18.6 million for the same period in 2010. The $1.8 million increase in expenses is primarily attributable to a $1.5 million increase in salaries and incentive compensation and the effects of a $2.2 million reduction in self-insurance accruals in 2010 (which reduced general and administrative expense in 2010). These increases were partially offset by a $1.5 million decrease in legal expenses.

Management fees and other expenses

Management fees and other expenses consist of property management and other services provided to third parties, primarily consisting of salaries and incentive compensation, leasing commissions and legal expenses. These expenses were $8.1 million for the year ended December 31, 2011, compared to $9.5 million for the same period in 2010. The $1.4 million reduction in management fee and other expenses was attributable to the termination of management contracts since December 31, 2010.
Depreciation

Depreciation expense was $107.2 million for the year ended December 31, 2011, compared to $100.1 million for the same period in 2010. The total increase in depreciation expense of $7.1 million was primarily attributable to properties acquired during 2010 and 2011, as follows:

	Years Ended		Change
	December 31,		from 2010
($ in thousands)	2011	2010	to 2011
Multifamily same-property communities (1)	$92,485	$92,818	$(333)
Multifamily same-property community dispositions (2)	(5,619)	(5,592)	(27)
Acquisitions:
Multifamily (3)	7,939	769	7,170
Developments:
Multifamily	27	—	27
Commercial	1,158	353	805
Other (4)	11,246	11,789	(543)
	$107,236	$100,137	$7,099
_____________________________

(1)	Consists of the 96 consolidated multifamily communities, containing 29,173 apartment units, continuously owned during the periods presented since January 1, 2010.

(2)
Consists of four multifamily same-property communities that were sold during 2012 containing 1,380 apartment units and two multifamily same-property communities that were classified as discontinued operations as of December 31, 2012 containing 498 apartment units. Operations for these properties are reflected in "Income from discontinued operations" in the Consolidated Statements of Operations and Comprehensive Income (Loss).

(3)	Includes 10 multifamily communities acquired during 2010 and 2011.

(4)	Includes overhead, all commercial properties and all multifamily communities other than same-property communities and the 10 multifamily communities acquired during 2010 and 2011.

Impairment, legal contingencies and other losses

Impairment, legal contingencies and other losses were $5.7 million for the year ended December 31, 2011, compared to $1.3 million for the same period in 2010. See Note 3 - "Real Estate Activity - Impairment, Legal Contingencies and Other Losses" in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8.

Interest expense

Interest expense was $86.6 million for the year ended December 31, 2011, compared to $83.1 million for the same period in 2010. The $3.5 million increase in expense is primarily a result of a higher interest rate on the $250.0 million senior unsecured term loan that was entered into in July 2011, which replaced debt outstanding under our prior unsecured credit facility.

Income from partially-owned unconsolidated entities

Income from partially-owned unconsolidated entities was $17.5 million for the year ended December 31, 2011 compared to $3.4 million for the year ended 2010. Income recognized in 2011 is primarily due to the gain of approximately $18.8 million recognized on the sale of our remaining 50% noncontrolling interest in Colonial Pinnacle Turkey Creek in Knoxville, Tennessee, in December 2011, which was partially offset by a reduction in our share of earnings from joint ventures. Income recognized in 2010 is primarily due to the gain of approximately $3.5 million recognized on the sale of our remaining 50% noncontrolling interest in Parkway Place Mall in Huntsville, Alabama, in October 2010.
(Loss) gain on sale of property
(Loss) gain on sale of property, net of income taxes, was a gain of $0.1 million for the year ended December 31, 2011 compared to a loss of $1.5 million for the same period in 2010. The loss in 2010 is the result of mitigation of structural settlement and infrastructure costs related to two commercial assets. Both of these assets were sold by CPSI in previous years, and therefore are expensed as additional development costs in "(Loss) gain on sale of property" in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.
Gain (loss) on disposal of discontinued operations
Gain (loss) on disposal of discontinued operations was $23.7 million for the year ended December 31, 2011, as a result of the gains recognized on the disposition of six multifamily apartment communities and two commercial assets, compared to a $0.3 million loss for the same period in 2010.

Dividends to preferred shareholders
In September 2010, the Trust redeemed all of the outstanding Series D Preferred Depositary Shares (and CRLP repurchased all of the Series D Preferred Units); therefore, there were no dividends to preferred shareholders for the year ended December 31, 2011, compared to $5.6 million for the same period in 2010.

Preferred Unit Repurchase Gains

Preferred unit repurchase gains for the year ended December 31, 2011 were $2.5 million. This gain resulted from CRLP's repurchase of the remaining 1.0 million of the outstanding Series B Preferred Units in December 2011, representing a 5% discount. Preferred unit repurchase gains for the year ended December 31, 2010 was $3.0 million, which resulted from the repurchase of one-half of CRLP's outstanding Series B Preferred Units in December 2010 at a 6% discount.

Preferred Share/Unit Issuance Costs

Preferred share/unit issuance costs for year ended December 31, 2011 were $1.3 million. We wrote off the original preferred unit issuance costs related to the repurchase of CRLP's remaining Series B Preferred Units. Preferred share/unit issuance costs for year ended December 31, 2010 were $4.9 million. We wrote off $3.6 million of the original preferred share issuance costs related to the redemption of the Trust's Series D Preferred Depositary Shares and $1.3 million of the original preferred unit issuance costs related to the repurchase of one-half of CRLP's Series B Preferred Units.

Liquidity and Capital Resources
As noted above, except as otherwise required by the context, references to the “Company,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP's subsidiaries. Unless otherwise specified below, the following discussion of liquidity and capital resources applies to both the Trust and CRLP.
Short-Term Liquidity Needs
We believe our principal short-term liquidity needs are to fund:

•	operating expenses directly associated with our portfolio of properties (including regular maintenance items);

•	capital expenditures incurred to lease our multifamily apartment communities and commercial space (e.g., tenant improvements and leasing commissions);

•	interest expense and scheduled principal payments on our outstanding debt; and

•	quarterly distributions that we pay to the Trust's shareholders and holders of partnership units in CRLP.

With $99.5 million of debt maturing in 2013, we believe that cash generated from operations, dispositions of assets and borrowings under our credit facility will be sufficient to allow us to execute our 2013 business directives and meet our short-term liquidity requirements. However, factors described below and elsewhere herein may have a material adverse effect on our future cash flow.
Our cash flows from operations, financing activities and investing activities (including dispositions), as well as general economic and market conditions, are the principal factors affecting our liquidity and capital resources. Changes in cash due to operating, investing and financing activities are as follows:
Operating activities - Net cash provided by operating activities increased to $137.1 million for the year ended December 31, 2012 from $118.1 million for the comparable prior year period. The change was primarily driven by an increase in operating performance at our same-property multifamily communities, the inclusion of the results of operations from properties acquired in 2011 and 2012 and changes attributable to the timing of payments relating to accounts receivable, prepaid expenses and accounts payable. For 2013, we expect cash flows from operating activities to be higher than in 2012 due to acquisitions and developments placed into service in 2012 and acquisitions and developments we expect to place into service in 2013.
Investing activities - Net cash used in investing activities was $143.6 million for the year ended December 31, 2012, compared to $175.6 million for the comparable prior year period. The change is primarily the result of decreased acquisition activity in the year ended December 31, 2012 net of restricted cash used from exchanges under Section 1031 of the Code, when compared to the same period in the prior year, partially offset by an increase in development and capital expenditures for the year ended December 31, 2012 when compared to the same period in the prior year. In addition, the year ended December 31, 2011 includes cash distributions resulting from the sale of our interest in certain joint ventures, partially offset by the cash used for the repurchase of the outstanding mortgage loan secured by Colonial Grand at Traditions. As we continue to explore other growth opportunities through potential acquisitions and developments, we expect our cash flow used in investing activities to be consistent with or slightly lower than 2012.
Financing activities - Net cash provided by financing activities was $11.7 million for the year ended December 31, 2012, compared to $59.1 million for the comparable prior year period. The change was primarily driven by $150.0 million of proceeds from a term loan entered into during the year ended December 31, 2012 compared to $250.0 million of proceeds from a term loan entered into during the year ended December 31, 2011, plus $163.4 million of net cash proceeds from common shares issued pursuant to "at-the-market" equity offering programs during the year ended December 31, 2011. This increase in proceeds in 2011 was offset by an increase in payments on our prior unsecured credit facility and the use of $47.5 million of funds to repurchase the remaining outstanding Series B preferred units of CRLP during the year ended December 31, 2011. In addition, we made principal debt payments of $82.7 million during the year ended December 31, 2012 compared to $58.9 million for the comparable prior year period.
The majority of our revenue is derived from residents and tenants under existing leases, primarily at our multifamily apartment communities. Therefore, our operating cash flow is dependent upon (i) the number of multifamily apartment communities in our portfolio, (ii) rental rates, (iii) occupancy rates, (iv) operating expenses associated with these apartment communities and (v) the ability of residents to make their rental payments. As a result of continued job growth in our markets, we continue to see strong multifamily fundamentals, such as high occupancy rates, positive new and renewal lease rates over the expiring leases and a lower homeownership rate, which all are positive developments for the multifamily industry.
The Trust made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31,1993. If the Trust maintains its qualification for taxation as a REIT, it generally will not be subject to federal income tax on its distributed net income if it distributes at least 90% of its "REIT taxable income" subject to certain adjustments and excluding net capital gain, to the Trust's shareholders. Even if the Trust qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.
Long-Term Liquidity Needs
We believe our principal long-term liquidity needs are to fund:

•	the principal amount of our long-term debt as it matures;

•	significant capital expenditures that need to be made at our properties;

•	development projects that we undertake; and

•	costs associated with acquisitions of properties that we pursue.

Historically, we have satisfied these requirements principally through the most advantageous source of capital at the time, which has included the incurrence of new debt through borrowings by CRLP (through public offerings of unsecured debt and private incurrence of collateralized and unsecured debt), sales of common shares of the Trust (including through “at-the-market” equity offering programs), sales of preferred shares of the Trust, capital raised through the disposition of assets and joint venture capital transactions.
On May 6, 2011, the Trust and CRLP filed a joint universal shelf registration statement with the SEC allowing the Trust to offer, from time to time, an unspecified amount of equity securities of the Trust (including common and preferred shares) and allowing CRLP to offer, from time to time, an unspecified amount of debt securities, each on an as-needed basis subject to the ability of the Trust and CRLP to effect offerings on satisfactory terms based on prevailing conditions. In 2011 (through July 8, 2011), the Trust sold 8,416,846 common shares under its December 2010 and May 2011 continuous "at-the-market" equity offering programs at a weighted average issuance price of $19.80 per share for net proceeds of approximately $163.7 million, net of underwriting discounts and administrative expenses. Pursuant to CRLP's Fourth Amended and Restated Agreement of Limited Partnership, each time the Trust issues common shares pursuant to the foregoing programs or other equity offerings, CRLP issues to the Trust, its general partner, an equal number of units for the same price at which the common shares were sold and the Trust contributes the net proceeds of such offerings to CRLP. The net proceeds resulting from this program were used to pay down a portion of the outstanding borrowings under CRLP's unsecured credit facility, to partially fund the acquisition of three multifamily properties and to fund other general corporate purposes. The Trust's last continuous “at-the-market” equity offering program was fully exhausted in July 2011.
Our ability to raise funds through sales of common shares and preferred shares of the Trust in the future is dependent on, among other things, general market conditions for REIT's, market perceptions about our company and the current trading price of the Trust's common shares. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity and credit markets may not be consistently available on terms that are attractive or at all.
Our ability to incur additional debt (and the cost of incurring additional debt) is dependent upon a number of factors, including our credit ratings, the value of our assets, our degree of leverage and borrowing restrictions imposed by our current lenders. We will continue to monitor the unsecured and secured debt markets, and as market conditions permit, access borrowings that are advantageous to us. During the year ended December 31, 2012, Standard & Poors upgraded our senior unsecured debt rating to BBB- and Moody's Investment Services upgraded our senior unsecured debt rating to Baa3.
Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. We may not be able to sell a property or properties as quickly as we have in the past or on terms as favorable as we have previously received. During the year ended December 31, 2012, we sold assets (or our interests in assets) for aggregate proceeds of approximately $152.5 million ($148.4 million from the sale of consolidated assets and $4.1 million, which is our pro-rata share, from the sale of unconsolidated assets and from dispositions of our joint venture interests in the underlying assets). The proceeds were used to repay a portion of outstanding borrowings under our credit facility.
At December 31, 2012, our total outstanding debt balance was $1.83 billion. The outstanding balance includes fixed-rate debt of $1.63 billion, or 89.0% of the total debt balance, and variable-rate debt of $201.1 million, or 11.0% of the total debt balance. As further discussed below, at December 31, 2012, we had an unsecured revolving credit facility providing for total borrowings of up to $500.0 million and a cash management line providing for borrowings up to $35.0 million. The cash management line was amended and restated in April 2012, as discussed below.
Unsecured Revolving Credit Facility and Cash Management Line

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving credit facility (the “Credit Facility”) with Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility replaced CRLP's prior $675.0 million credit facility, which would have matured on June 21, 2012. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP's senior unsecured debt from time to time. As of December 31, 2012, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody's Investors Services, Inc. or Standard & Poor's Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

In addition to the Credit Facility, we have a $35.0 million cash management line provided by Wells Fargo which was amended and restated in April 2012. The amended and restated cash management line has a maturity date of March 29, 2016.

The Credit Facility and cash management line, which have been primarily used to finance property acquisitions and developments, had an outstanding balance of $188.6 million, including $170.0 million outstanding on the Credit Facility and $18.6 million outstanding on the cash management line. The weighted average interest rate of the Credit Facility and the cash management line was 1.61% as of December 31, 2012.

The Credit Facility agreement contains various covenants and events of default that are more fully described in Note 14 - "Financing Activities — Unsecured Revolving Credit Facility" in the Notes to Consolidated Financial Statements of the Trust and CRLP, included in Item 8. As of December 31, 2012, we were in compliance with these covenants.
Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP's unsecured debt from time to time. We entered into two interest rate swap agreements that fixed the interest rate of the term loan through maturity at an all-in initial interest rate of 2.71%, based on the initial margin of 1.60%. The term loan matures on May 11, 2017. The term loan agreement contains various covenants and events of default that are more fully described in Note 14 - "Financing Activities - Senior Unsecured Term Loans” in the Notes to Consolidated Financial Statements of the Trust and CRLP included in Item 8. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility.
On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $250.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP's unsecured debt from time to time. We entered into two interest rate swap agreements that fixed the interest rate of the term loan through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 245 basis points. During 2012, our senior unsecured debt rating was upgraded to an investment grade rating, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018. The term loan agreement contains various covenants and events of default that are more fully described in Note 14 - "Financing Activities - Senior Unsecured Term Loans” in the Notes to Consolidated Financial Statements of the Trust and CRLP included in Item 8. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under our prior unsecured credit facility.
Unsecured Senior Note Maturities

During August 2012, our outstanding 6.875% senior notes matured and we satisfied our obligation thereunder with an aggregate payment of $82.8 million ($80.0 million of principal and $2.8 million of accrued interest) using borrowings under our Credit Facility.

Capital Investments / Cost Capitalization
The following table summarizes our capital investments and capitalized costs, consisting of costs associated with acquisition of assets, as well as development expenditures and other capitalized expenditures for our consolidated assets, for the years ended December 31, 2012 and 2011:

($ in thousands)	Twelve Months Ended
	December 31,
	2012	2011

Multifamily Acquisitions	$180,115	$234,845

Developments:
Multifamily	$76,127	$35,862
Commercial	17,494	8,938
For Sale / Other	2,251	747
Total Developments	$95,872	$45,547

Capital Expenditures:
Multifamily Capital Expenditures	$25,065	$22,398

Commercial Capital Expenditures	$728	$435
Commercial Tenant Improvements	$636	$1,383
Commercial Leasing Commissions	$1,161	$513
For the years ended December 31, 2012 and 2011, our multifamily capital expenditures were $745 per unit and $681 per unit, respectively. For 2013, we estimate that capital expenditures per unit for our multifamily apartment communities will be slightly lower than those in 2012, which were approximately $745 per unit.

We capitalize interest, real estate taxes and certain internal personnel and associated costs related to projects under development, construction and rehabilitation. The incremental personnel and associated costs are capitalized to the projects under development and rehabilitation based upon the effort associated with such projects. Prior to the commencement of leasing activities, interest and other construction costs are capitalized and included in construction in progress. We cease the capitalization of such costs as the project becomes substantially complete and available for occupancy. In addition, prior to the completion of the project, we expense, as incurred, substantially all operating expenses (including pre-opening marketing expenses) of such project. Capitalized indirect costs associated with our projects under development or construction were $2.7 million and $1.5 million for the years ended December 31, 2012 and 2011, respectively.
Distributions
We intend to continue to declare quarterly distributions on the Trust's common shares. In order to maintain its qualification as a REIT, the Trust must make annual distributions to shareholders of at least 90% of its REIT taxable income. Future distributions will be declared and paid at the discretion of our Board of Trustees and the amount and timing of distributions will depend upon cash generated by operating activities, our financial condition, capital requirements, restrictions in any of our financing agreements, annual distribution requirements under the REIT provisions of the Code, the Trust's ability to pay dividends under Alabama law and such other factors as our Board of Trustees of the Trust deem relevant. The Board of Trustees of the Trust reviews the dividend quarterly and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.

Market Risk

In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations and financial condition or cash flow. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments to manage or hedge interest rate risk. However, interest rate swap agreements and other hedging arrangements may expose us to additional risks, including a risk that a counterparty to a hedging arrangement may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. The table below presents the principal amounts, weighted average interest rates, fair values and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes at December 31, 2012.

									Estimated
									Fair
($ in thousands)	2013	2014	2015	2016		2017	Thereafter	Total	Value
Fixed Rate Debt	$99,504	$192,051	$211,199	$89,346		$150,000	$888,796	$1,630,896	$1,732,671
Average interest rate at
December 31, 2012	6.2%	6.3%	5.5%	6.0%		2.7%	5.4%	5.3%

Variable Rate Debt	$—	$—	$12,465	$188,631	(1)	$—	$—	$201,096	$201,096
Average interest rate at
December 31, 2012	—	—	3.1%	1.6%		—	—	1.7%
_____________________________

(1)	Represents amount outstanding under our Credit Facility as of December 31, 2012, which Credit Facility matures on March 29, 2016.

The table incorporates only those exposures that exist as of December 31, 2012. It does not consider those exposures or positions which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at that time, and interest rates.

As of December 31, 2012, we had approximately $201.1 million of outstanding variable rate debt. We do not believe that the interest rate risk represented by our variable rate debt is material in relation to our $1.8 billion of outstanding total debt and our $3.3 billion of total assets as of December 31, 2012.

If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease annual future earnings and cash flows by approximately $2.0 million. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $2.0 million. This assumes that the amount outstanding under our variable rate debt remains approximately $201.1 million, the balance as of December 31, 2012.
Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.
On April 11, 2012, we entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $100.0 million, a fixed interest rate of 1.13%, and a maturity date of May 11, 2017. On April 27, 2012, we entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 1.06%, and a maturity date of May 11, 2017. In accordance with these agreements, the Company will pay the fixed rate and receive a variable rate based on one-month LIBOR. These interest rate swap agreements became effective on May 11, 2012 when we entered into a new $150.0 million term loan, as discussed above.
On June 3, 2011, we entered into a forward starting interest rate swap agreement to hedge the interest rate risk associated with forecasted debt issuance. This interest rate swap agreement has a notional amount of $200.0 million, a fixed interest rate of 2.58%, and a maturity date of August 1, 2018. On July 12, 2011, we entered into a forward starting interest rate swap agreement to hedge the interest rate risk associated with forecasted debt issuance. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 2.47%, and a maturity date of August 1, 2018. These interest rate swaps became effective on July 22, 2011 when we entered into a new $250.0 million term loan, as discussed above.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated other comprehensive loss” and is subsequently reclassified into earnings as “Interest expense” as interest payments are made on our variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings as a “Loss on hedging activities.” We did not classify amounts to “Loss on hedging activities” for the years ended December 31, 2012 and 2011. During the year ended December 31, 2010, we accelerated the reclassification of $0.3 million in “Accumulated other comprehensive loss” to "Loss on hedging activities" related to interest payments on the hedged debt deemed probable not to occur as a result of the repurchases of senior notes of CRLP.

Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be reclassified to “Interest expense” as interest payments are made on our variable-rate debt. The changes in “Accumulated other comprehensive loss” for reclassifications to “Interest expense” tied to interest payments on the hedged debt were $7.2 million, $3.2 million and $0.4 million during the years ended December 31, 2012, 2011 and 2010, respectively. Over the next 12 months, the Company expects to reclassify $7.7 million from "Accumulated other comprehensive loss" as an increase to "Interest expense".

As of December 31, 2012, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk ($ in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$400,000

Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

Contractual Obligations and Other Commercial Commitments

The following tables summarize the material aspects of our future contractual obligations and commercial commitments as of December 31, 2012:

Contractual Obligations

	Payments Due in Fiscal
($ in thousands)	Total	2013	2014	2015	2016	2017	Thereafter
Long-Term Debt Principal:
Consolidated (1)	$1,831,992	$99,504	$192,051	$223,664	$277,977	$150,000	$888,796
Partially-Owned Entities (2)	20,697	13,715	4,922	137	—	1,923	—
Long-Term Debt Interest: (3)
Consolidated	396,811	85,970	77,665	68,455	55,818	49,219	59,684
Partially-Owned Entities (2)	1,468	983	168	116	115	86	—
Long-Term Debt Principal
and Interest:
Consolidated (1)	2,228,803	185,474	269,716	292,119	333,795	199,219	948,480
Partially-Owned Entities (2)	22,165	14,698	5,090	253	115	2,009	—
Total	$2,250,968	$200,172	$274,806	$292,372	$333,910	$201,228	$948,480
_____________________________

(1)	Amounts due in 2016 include the Credit Facility, which matures on March 29,2016.

(2)	Represents our pro-rata share of principal maturities (excluding net premiums and discounts) and interest, based on our ownership interest in the joint ventures.
(3) Includes effect of interest rate swaps.

Other Commercial Commitments

	Total Amounts
($ in thousands)	Committed	2013	2014	2015	2016	2017	Thereafter
Standby Letters of Credit	$5,134	$5,134	$—	$—	$—	$—	$—

Commitments and Contingencies

During the year ended December 31, 2012, we recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. During 2010, we recorded $1.3 million for certain contingent liabilities related to the mitigation of structural settlement at Colonial Promenade Alabaster II and additional infrastructure cost at Colonial Promenade Fultondale. Both of these retail assets were developed and sold by CPSI in previous years, and therefore are expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

As a result of transactions executed in 2007, we implemented our strategic initiative to become a multifamily focused REIT, which included two significant joint venture transactions whereby the majority of our wholly-owned commercial properties were transferred into separate joint ventures. In December 2009, we disposed of our interest in one of these joint ventures. In connection with the other 2007 joint venture transaction, the DRA/CLP joint venture, the Trust assumed certain contingent liabilities, of which $4.1 million remained outstanding until our remaining 15% noncontrolling interest was redeemed by the joint venture effective June 30, 2012, and in connection therewith, we were released from this contingent liability.
As of December 31, 2012, we are self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers' compensation and property insurance, respectively. We are also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.
For a discussion of certain ongoing litigation matters, see Item 3 - "Legal Proceedings". In addition, we are involved in various other lawsuits and claims arising in the normal course of business, many of which are expected to be covered by liability insurance. In the opinion of management, although the outcomes of those normal course suits and claims are uncertain, in the aggregate they should not have a material adverse effect on our business, financial condition, and results of operations.

Guarantees and Other Arrangements

In connection with the formation of Highway 150 LLC in 2002, we executed a guarantee, pursuant to which we served as a guarantor of $1.0 million of the debt related to the joint venture, which was collateralized by the Colonial Promenade Hoover retail property. At December 31, 2012, the total amount of debt of the joint venture, which matured on January 11, 2013, was approximately $15.1 million. At December 31, 2012, no liability was recorded for the guarantee. Subsequently, on January 14, 2013, we sold our 10% noncontrolling interest in this joint venture and paid off the debt associated with this guarantee. Therefore are no longer liable for this guarantee.

Off Balance Sheet Arrangements

Our pro-rata share of mortgage debt of unconsolidated joint ventures was $20.7 million as of December 31, 2012. The aggregate maturities of this mortgage debt are as follows:

As of
($ in thousands)	December 31, 2012
2013	$13,715
2014	4,922
2015	137
2016	—
2017	1,923
Thereafter	—
$20,697
Our pro rata share of mortgage debt of unconsolidated joint ventures has declined from $147.8 million as of December 31, 2011 to $20.7 million as of December 31, 2012, primarily as a result of the redemption of our remaining 15% noncontrolling interest in the DRA/CLP joint venture, which was effective as of June 30, 2012. As a result of the redemption, we no longer have responsibility for $111.3 million of the joint venture's mortgage debt, which represented our pro rata share of the debt. Of the $13.7 million maturing in 2013, $12.2 million represents our pro rata share of the amount outstanding on the construction note for the Colonial Promenade Smyrna joint venture, which we acquired from the lender in May 2010 (see Note 2 - "Summary of Significant Accounting Policies - Notes Receivable" in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8) and $1.5 million represents our pro rata share of the outstanding debt on the Colonial Promenade Hoover joint venture, which we exited in January 2013 (see Note 22 - "Subsequent Events" in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8). We intend to cooperate with our joint venture partners in connection with their efforts to refinance and/or replace debt, which cooperation may include additional capital contributions from time to time in connection therewith.
There can be no assurance that our joint ventures will be successful in refinancing and/or replacing existing debt at maturity or otherwise. If the joint ventures are unable to obtain additional financing, payoff the existing loans that are maturing, or renegotiate suitable terms with the existing lenders, the lenders generally would have the right to foreclose on the properties in question and, accordingly, the joint ventures will lose their interests in the assets. The failure to refinance and/or replace such debt and other factors with respect to our joint venture interests discussed in Item 1A — "Risk Factors” included in our 2012

Form 10-K may materially adversely impact the value of our joint venture interests, which, in turn, could have a material adverse effect on our financial condition and results of operations.
Under our various unconsolidated joint venture non-recourse mortgage loans, we could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds, and material misrepresentations. In addition, as more fully described above, we have made certain guarantees in connection with our investment in unconsolidated joint ventures. We do not have any other off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

Summary of Critical Accounting Policies

We believe our accounting policies are in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. A comprehensive listing of our significant accounting policies is discussed in Note 2 - "Summary of Significant Accounting Policies" in our Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8. We consider the following accounting policies to be critical to our reported operating results:

Principles of Consolidation - We consolidate entities in which we have a controlling interest or entities where we are determined to be the primary beneficiary under ASC 810-20, Control of Partnerships and Similar Entities. Variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. The primary beneficiary, the entity that directs the most significant business activities of the VIE, is required to consolidate the VIE for financial reporting purposes.
Revenue Recognition - Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases are recognized on the straight-line method over the approximate life of the leases, which is generally one year. The recognition of rental revenues from residential leases when earned has historically not been materially different from rental revenues recognized on a straight-line basis.
Under the terms of residential leases, the residents of our residential communities are obligated to reimburse us for certain utility usage (cable, water, electricity and trash), where we are the primary obligor to the public utility entity. These utility reimbursements from residents are included as “Other property-related revenue” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

Rental income attributable to commercial leases is recognized on a straight-line basis over the terms of the leases. Certain commercial leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.

Sales and the associated gains or losses on real estate assets, condominium conversion projects and for-sale residential projects including developed condominiums are recognized in accordance with ASC 360-20, Real Estate Sales. For condominium conversion and for-sale residential projects, sales and the associated gains for individual condominium units are recognized upon the closing of the sale transactions, as all conditions for full profit recognition have been met. We use the relative sales value method to allocate costs and recognize profits from condominium conversion and for-sale residential sales.

Real Estate Assets, Impairment and Depreciation - Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. Undeveloped land and construction in progress is stated at cost unless such assets are impaired in which case such assets are recorded at fair value. We review our long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset's fair value. Assets classified as held for sale are reported at the lower of their carrying amount or fair value less cost to sell. We determine fair value based on inputs management believes are consistent with those other market participants would use. The fair values of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, unit sales assumptions, leasing assumptions, cost structure, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates and (iii) comparable sales activity. The valuation technique and related inputs vary with the specific facts and circumstances of each project. Estimates are significantly impacted by estimates of sales price, selling velocity, sales incentives, construction costs and other factors. Due to uncertainties in the estimation process, actual results could differ from such estimates. For those assets deemed to be impaired, the impairment to be recognized is to be measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 - 40 years
Furniture, fixtures and equipment	3 - 7 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease

Repairs and maintenance costs are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets.
Loss Contingencies - The outcomes of claims, disputes and legal proceedings including those described in Item 3 — Legal Proceedings of this Form 10-K are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. When a loss contingency is not both probable and reasonably estimable, the Company does not accrue the loss. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses a reasonable estimate of the possible loss, or range of loss, if such reasonable estimate can be made. If the Company cannot make a reasonable estimate of the possible loss, or range of loss, then that is disclosed.
The assessment of whether a loss is probable or a reasonable possibility, and whether the loss or range of loss is reasonably estimable, often involve a series of complex judgments about future events. Among the factors that the Company considers in this assessment, including with respect to the matters disclosed in Item 3 — Legal Proceedings in our 2012 Form 10-K, are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if reasonably estimable), the progress of the matter, existing law and precedent, the opinions or views of legal counsel and other advisers, the Company's experience in similar matters, the facts available to the Company at the time of assessment, and how the Company intends to respond, or has responded, to the proceeding or claim. The Company's assessment of these factors may change over time as individual proceedings or claims progress. For matters where the Company is not currently able to reasonably estimate a range of reasonably possible loss, the factors that have contributed to this determination include the following: (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, (iii) the matters involve novel or unsettled legal theories or a large or uncertain number of actual or potential cases or parties, and/or (iv) discussions with the parties in matters that are expected ultimately to be resolved through negotiation and settlement have not reached the point where the Company believes a reasonable estimate of loss, or range of loss, can be made. In such instances, the Company believes that there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss or business impact, if any.
As of December 31, 2012, our loss contingency accrual was $26.8 million in the aggregate, and is reflected as a component of "Accrued expenses" in our accompanying Consolidated Balance Sheet as of December 31, 2012 in Item 8.

Cost Capitalization - Costs incurred during pre-development are capitalized after we have identified a development site, determined that a project is feasible and concluded that it is probable that the project will proceed. While we believe we will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it is no longer probable that a development will be successful, the pre-development costs that have been previously capitalized are expensed.

The capitalization of costs during the development of assets (including interest, property taxes and other costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other costs) begins when the asset is taken out of service for redevelopment and ends when the asset redevelopment is completed and the asset is placed in-service.

Acquisition of Real Estate Assets - We account for our acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on the fair values.

We allocate purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land and buildings based on management's determination of the relative fair values of these assets. We also allocate value to tenant improvements based on the estimated costs of similar tenants with similar terms.

We record acquired intangible assets (including above-market leases, customer relationships and in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. We amortize identified intangible assets and liabilities that are determined to have finite lives over the period the assets and liabilities are expected to contribute directly or indirectly to the future cash flows of the property or business acquired. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.

Inflation

Leases at our multifamily properties generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at our office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at our retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.

An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At December 31, 2012, our exposure to rising interest rates was mitigated by our high percentage of consolidated fixed rate debt (89.0%). As it relates to the short-term, an increase in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

Funds From Operations
Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means income (loss) before noncontrolling interest (determined in accordance with GAAP), excluding gains/(losses) from sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and amortization, gains (or losses) from sales of properties and impairment write-downs of depreciable real estate (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry. We believe that the line item on our consolidated statements of operations entitled “Net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful.

In addition to Management evaluating the operating performance of our reportable segments based on FFO results, Management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (1) as an alternative to net income (determined in accordance with GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the company’s needs, including our ability to make distributions.

The following information is provided to reconcile net income available to common shareholders of the Trust, the most comparable GAAP measure, to FFO, and to show the items included in our FFO for the years ended December 31, 2012, 2011, 2010, 2009 and 2008.

		Years Ended December 31,
(in thousands, except per share and unit data)	2012	2011	2010	2009	2008
Net (loss) income available to common shareholders	$8,160	$3,428	$(48,054)	$(509)	$(55,429)
Adjustments (consolidated):
Noncontrolling interest in CRLP	662	293	(5,068)	(82)	(11,225)
Noncontrolling interest in gain on sale of
undepreciated property	—	—	—	992	—
Real estate depreciation	126,222	126,696	120,471	111,220	101,035
Real estate amortization	6,613	8,306	7,248	1,582	1,272
Impairment on depreciable assets	3,251	—	—	958	—
Remove: Total consolidated (gains) losses from sales of
property, net of income tax and noncontrolling interest	(18,423)	(23,849)	1,786	(7,606)	(49,851)
Include: Gains (losses) from sales of undepreciated property,
net of income tax and noncontrolling interest (1)	(4,339)	102	(1,720)	4,327	7,335
Adjustments (unconsolidated subsidiaries):
Real estate depreciation	2,699	6,451	8,060	17,927	18,744
Real estate amortization	843	2,822	2,810	6,516	8,699
Gains from sales of property	(32,508)	(18,765)	(3,578)	(4,958)	(18,943)
Funds from operations	$93,180	$105,484	$81,955	$130,367	$1,637
Income allocated to participating securities	(719)	(772)	(645)	(559)	(717)
Funds from operations available to common shareholders
and unitholders	$92,461	$104,712	$81,310	$129,808	$920

Funds from operations per share and unit — basic	$0.98	$1.15	$1.02	$2.09	$0.02
Funds from operations per share and unit — diluted	$0.98	$1.15	$1.02	$2.09	$0.02

Weighted average common shares outstanding — basic	87,251	84,142	71,919	53,266	47,231
Weighted average partnership units outstanding — basic (1)	7,159	7,247	7,617	8,519	9,673
Weighted average shares and units outstanding — basic	94,410	91,389	79,536	61,785	56,904
Effect of diluted securities	—	—	—	—	—
Weighted average shares and units outstanding — diluted	94,410	91,389	79,536	61,785	56,904
________________________

(1)
For 2012, the loss is primarily the result of required infrastructure repairs on Colonial Promenade Alabaster II, a retail asset that was developed and sold by the Company in 2007. In 2012, the Company determined infrastructure repairs were necessary, relating back to the original development of the property, and agreed to make the repairs. Therefore, these costs were expensed as additional development cost and a reduction of the previously recognized gain. The loss of $4.3 million is also included within the $18.4 million net gain reconciling item immediately above, "Total consolidated (gains) losses from sales of property, net of income tax and minority interest", but is presented as a separate reconciling item to exclude gains (losses) attributable to undepreciated property.

(2)	Represents the weighted average of outstanding units of noncontrolling interest in Colonial Realty Limited Partnership.

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk.

The information required by this item is incorporated by reference from "Management's Discussion and Analysis of Financial Condition and Results of Operations — Market Risk".

Item 8. Financial Statements and Supplementary Schedules.

The following are filed as part of this report:

Financial Statements:

Colonial Properties Trust

Consolidated Balance Sheets as of December 31, 2012 and 2011	28

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010	29

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2012, 2011 and 2010	30

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	31

Colonial Realty Limited Partnership

Consolidated Balance Sheets as of December 31, 2012 and 2011	32

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010	33

Consolidated Statements of Equity for the years ended December 31, 2012, 2011 and 2010	34

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	35

Notes to Consolidated Financial Statements	36

Reports of Independent Registered Public Accounting Firm	76

COLONIAL PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2012	2011
ASSETS
Land, buildings and equipment	$3,489,324	$3,445,455
Undeveloped land and construction in progress	296,153	306,826
Less: Accumulated depreciation	(804,964)	(731,894)
Real estate assets held for sale, net	93,450	10,543
Net real estate assets	3,073,963	3,030,930
Cash and cash equivalents	11,674	6,452
Restricted cash	38,128	43,489
Accounts receivable, net	23,977	26,762
Notes receivable	42,399	43,787
Prepaid expenses	19,460	19,912
Deferred debt and lease costs	23,938	22,408
Investment in partially-owned unconsolidated entities	7,777	12,303
Other assets	44,892	52,562
Total assets	$3,286,208	$3,258,605
LIABILITIES, NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Notes and mortgages payable	$1,643,361	$1,575,727
Unsecured credit facility	188,631	184,000
Total debt	1,831,992	1,759,727
Accounts payable	53,545	50,266
Accrued interest	10,209	11,923
Accrued expenses	41,652	15,731
Investment in partially-owned unconsolidated entities	—	31,577
Other liabilities	36,751	25,208
Total liabilities	1,974,149	1,894,432
Commitments and Contingencies (see Notes 19 and 20)	—	—
Redeemable noncontrolling interest:
Common units	162,056	159,582
Equity:
Common shares of beneficial interest, $0.01 par value, 125,000,000 shares authorized; 93,835,794 and 93,096,722 shares issued at December 31, 2012 and 2011, respectively	938	931
Additional paid-in capital	1,973,594	1,964,881
Cumulative earnings	1,276,118	1,267,958
Cumulative distributions	(1,926,167)	(1,862,838)
Noncontrolling interest	695	728
Treasury shares, at cost; 5,623,150 shares at December 31, 2012 and 2011	(150,163)	(150,163)
Accumulated other comprehensive loss	(25,012)	(16,906)
Total shareholders' equity	1,150,003	1,204,591
Total liabilities, noncontrolling interest and shareholders' equity	$3,286,208	$3,258,605

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Minimum rent	$304,364	$270,935	$244,869
Rentals from affiliates	—	236	203
Tenant recoveries	2,550	3,032	2,473
Other property related revenue	56,221	47,376	42,469
Other non-property related revenue	5,712	8,047	11,693
Total revenues	368,847	329,626	301,707
Operating expenses:
Property operating expense	101,746	92,148	86,369
Taxes, licenses and insurance	41,742	37,489	35,087
Property management expense	12,858	9,185	8,584
General and administrative expense	22,615	20,439	18,563
Management fees and other expenses	6,298	8,067	9,504
Restructuring charges	1,848	153	361
Investment and development expenses	1,285	1,781	422
Depreciation	113,961	107,236	100,137
Amortization	3,043	4,540	2,856
Impairment, legal contingencies and other losses	22,762	5,736	1,308
Total operating expenses	328,158	286,774	263,191
Income from operations	40,689	42,852	38,516
Other income (expense):
Interest expense	(92,085)	(86,573)	(83,091)
Debt cost amortization	(5,697)	(4,767)	(4,618)
Gain on retirement of debt	—	—	1,044
Interest income	2,468	1,337	1,289
Income from partially-owned unconsolidated entities	31,862	17,497	3,365
Loss on hedging activities	—	—	(289)
(Loss) gain on sale of property, net of income taxes of $ - , $ - and $93 for 2012, 2011 and 2010	(4,305)	115	(1,504)
Taxes and other	(907)	(872)	(1,107)
Total other income (expense)	(68,664)	(73,263)	(84,911)
Loss from continuing operations	(27,975)	(30,411)	(46,395)
Income from discontinued operations	14,111	12,857	8,110
Gain (loss) on disposal of discontinued operations	22,729	23,733	(258)
Net income from discontinued operations	36,840	36,590	7,852
Net income (loss)	8,865	6,179	(38,543)
Noncontrolling interest
Continuing operations:
Noncontrolling interest in CRLP — common unitholders	2,108	2,589	5,817
Noncontrolling interest in CRLP — preferred unitholders	—	(3,586)	(7,161)
Noncontrolling interest of limited partners	(43)	(53)	103
Discontinued operations:
Noncontrolling interest in CRLP	(2,770)	(2,882)	(749)
Noncontrolling interest of limited partners	—	—	(4)
Income attributable to noncontrolling interest	(705)	(3,932)	(1,994)
Net income (loss) attributable to parent company	8,160	2,247	(40,537)
Dividends to preferred shareholders	—	—	(5,649)
Preferred unit repurchase gains	—	2,500	3,000
Preferred share/unit issuance costs write-off	—	(1,319)	(4,868)
Net income (loss) available to common shareholders	$8,160	$3,428	$(48,054)
Net income (loss) per common share — basic:
Continuing operations	$(0.30)	$(0.36)	$(0.77)
Discontinued operations	0.39	0.40	0.10
Net income (loss) per common share — basic	$0.09	$0.04	$(0.67)
Net income (loss) per common share — diluted:
Continuing operations	$(0.30)	$(0.36)	$(0.77)
Discontinued operations	0.39	0.40	0.10
Net income (loss) per common share — diluted	$0.09	$0.04	$(0.67)
Weighted average common shares outstanding:
Basic	87,251	84,142	71,919
Diluted	87,251	84,142	71,919
Net income (loss)	$8,865	$6,179	$(38,543)
Other comprehensive income (loss):
Changes in fair value of qualifying hedges	(15,985)	(19,302)	—
Adjust for amounts included in net income (loss)	7,222	3,164	726
Comprehensive income (loss)	$102	$(9,959)	$(37,817)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except per share data)

Years Ended December 31, 2012, 2011 and 2010	Preferred Shares	Common Shares	Additional Paid-In Capital	Cumulative Earnings	Cumulative Distributions	Noncontrolling Interest	Preferred Units	Treasury Shares	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Redeemable Common Units
Balance, December 31, 2009	$4	$720	$1,760,362	$1,296,188	$(1,753,015)	$985	$100,000	$(150,163)	$(2,957)	$1,252,124	$133,537
Net income (loss)				(33,376)		(99)				(33,475)	(5,068)
Reclassification adjustment for amounts included in net income (loss)									726	726
Distributions on common shares ($0.60 per share)					(42,875)					(42,875)	(4,541)
Distributions on preferred shares					(5,649)					(5,649)
Distributions on preferred units of CRLP					(7,161)					(7,161)
Issuance of restricted common shares of beneficial interest		4	455							459
Amortization of stock based compensation			4,585							4,585
Redemption of Series D preferred shares of beneficial interest	(4)		(96,565)	(3,550)						(100,119)
Repurchase of Series B preferred shares of beneficial interest			1,318	1,682			(50,000)			(47,000)
Cancellation of vested restricted shares to pay taxes		—	(277)							(277)
Issuance of common shares from options exercised		2	2,659							2,661
Issuance of common shares of beneficial interest through the Company's dividend reinvestment plan and Employee Stock Purchase Plan		1	1,618							1,619
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership		9	14,068							14,077	(14,077)
Equity Offering Programs, net of cost		104	155,763							155,867
Change in interest of limited partners						(117)				(117)
Change in redemption value of common units			(35,688)							(35,688)	35,688
Balance, December 31, 2010	$—	$840	$1,808,298	$1,260,944	$(1,808,700)	769	$50,000	$(150,163)	$(2,231)	$1,159,757	$145,539
Net income (loss)				5,833		53				5,886	$293
Reclassification adjustment for amounts included in net income (loss)									3,164	3,164
Changes in fair value of qualifying hedges									(17,839)	(17,839)	(1,463)
Distributions on common shares ($0.60 per share)					(50,552)					(50,552)	(4,345)
Distributions on preferred units of CRLP					(3,586)					(3,586)
Issuance of restricted common shares of beneficial interest		3	492							495
Amortization of stock based compensation			6,013							6,013
Repurchase of Series B preferred units of beneficial interest			1,319	1,181			(50,000)			(47,500)
Cancellation of vested restricted shares to pay taxes		(1)	(1,741)							(1,742)
Issuance of common shares from options exercised		1	748							749
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan		3	5,987							5,990
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership		1	2,495							2,496	(2,496)
Equity Offering Programs, net of cost		84	163,324							163,408
Change in interest of limited partners						(94)				(94)
Change in redemption value of common units			(22,054)							(22,054)	22,054
Balance, December 31, 2011	$—	$931	$1,964,881	$1,267,958	$(1,862,838)	$728	$—	$(150,163)	$(16,906)	$1,204,591	$159,582
Net income (loss)				8,160		43				8,203	$662
Reclassification adjustment for amounts included in net income (loss)									6,680	6,680	542
Changes in fair value of qualifying hedges									(14,786)	(14,786)	(1,199)
Distributions on common shares ($0.72 per share)					(63,329)					(63,329)	(5,154)
Issuance of restricted common shares of beneficial interest		4	312							316
Amortization of stock based compensation			8,833							8,833
Cancellation of vested restricted shares to pay taxes		(1)	(1,561)							(1,562)
Issuance of common shares from options exercised		—	771							771
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan		4	7,981							7,985
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership		—	359							359	(359)
Change in interest of limited partners						(76)				(76)
Change in redemption value of common units			(7,982)							(7,982)	7,982
Balance, December 31, 2012	$—	$938	$1,973,594	$1,276,118	$(1,926,167)	$695	$—	$(150,163)	$(25,012)	$1,150,003	$162,056

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$8,865	$6,179	$(38,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	133,731	136,752	131,539
(Income) loss from partially-owned unconsolidated entities	(31,862)	(17,497)	(3,365)
(Gain) loss from sales of property	(18,423)	(23,848)	1,669
Impairment, legal contingencies and other losses	26,013	5,736	1,448
Gain on retirement of debt	—	—	(1,044)
Distributions of income from partially-owned entities	958	3,737	5,566
Share-based compensation expense	8,833	6,013	4,589
Other, net	341	(3,067)	1,522
Change in:
Restricted cash	(1,126)	1,157	(1,342)
Accounts receivable	4,456	(10,288)	18,073
Prepaid expenses	452	(13,162)	(328)
Other assets	4,090	435	(1,501)
Accounts payable	(7,046)	14,398	4,210
Accrued interest	(1,714)	(79)	(1,131)
Accrued expenses and other	9,540	11,620	(11,655)
Net cash provided by operating activities	137,108	118,086	109,707
Cash flows from investing activities:
Acquisition of properties	(184,727)	(225,885)	(42,635)
Development expenditures paid to non-affiliates	(84,386)	(41,497)	(14,867)
Development expenditures paid to an affiliate	(7,997)	(4,065)	(13,740)
Capital expenditures, tenant improvements and leasing commissions	(27,936)	(25,101)	(42,450)
Proceeds from sale of property, net of selling costs	145,942	146,733	21,194
Restricted cash	6,487	(35,352)	—
Issuance of notes receivable	—	(17,977)	(29,137)
Repayments of notes receivable	2,074	1,485	5,787
Distributions from partially-owned entities	6,985	26,020	19,104
Capital contributions to partially-owned entities	(54)	—	(5,543)
Net cash used in investing activities	(143,612)	(175,639)	(102,287)
Cash flows from financing activities:
Proceeds from additional borrowings	150,000	250,000	73,200
Proceeds from dividend reinvestment plan and exercise of stock options	7,196	5,000	4,003
Proceeds from common share issuance, net of expenses	—	163,408	155,867
Principal reductions of debt	(82,718)	(58,885)	(101,552)
Payment of debt issuance costs	(5,309)	(2,879)	(1,351)
Proceeds from borrowings on revolving credit lines	750,040	1,450,000	945,000
Payments on revolving credit lines and overdrafts	(739,000)	(1,641,610)	(874,878)
Dividends paid to common and preferred shareholders	(63,329)	(54,138)	(55,685)
Distributions to noncontrolling partners in CRLP	(5,154)	(4,345)	(4,541)
Redemption of Preferred Series D shares	—	—	(100,119)
Repurchase of Preferred Series B units	—	(47,500)	(47,000)
Net cash provided by (used in) financing activities	11,726	59,051	(7,056)
Increase in cash and cash equivalents	5,222	1,498	364
Cash and cash equivalents, beginning of period	6,452	4,954	4,590
Cash and cash equivalents, end of period	$11,674	$6,452	$4,954

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$95,009	$88,184	$86,836
Cash received during the period for income taxes	$—	$(729)	$(17,368)

Supplemental disclosure of non-cash transactions:
Consolidation of Colonial Grand at Traditions joint venture (principally a multifamily property)	—	$17,615	—
Change in accrual of construction expenses and capital expenditures	$(1,906)	$2,331	$(3,100)
Exchange of interest in DRA multifamily joint ventures for acquisition of CG at Riverchase Trails	—	—	$1,637

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	December 31,	December 31,
	2012	2011
ASSETS
Land, buildings and equipment	$3,489,322	$3,445,441
Undeveloped land and construction in progress	296,153	306,826
Less: Accumulated depreciation	(804,962)	(731,880)
Real estate assets held for sale, net	93,450	10,543
Net real estate assets	3,073,963	3,030,930
Cash and cash equivalents	11,674	6,452
Restricted cash	38,128	43,489
Accounts receivable, net	23,977	26,762
Notes receivable	42,399	43,787
Prepaid expenses	19,460	19,912
Deferred debt and lease costs	23,938	22,408
Investment in partially-owned unconsolidated entities	7,777	12,303
Other assets	44,844	52,385
Total assets	$3,286,160	$3,258,428
LIABILITIES AND EQUITY
Notes and mortgages payable	$1,643,361	$1,575,727
Unsecured credit facility	188,631	184,000
Total debt	1,831,992	1,759,727
Accounts payable	53,496	50,090
Accrued interest	10,209	11,923
Accrued expenses	41,652	15,731
Investment in partially-owned unconsolidated entities	—	27,432
Other liabilities	36,751	25,174
Total liabilities	1,974,100	1,890,077
Commitments and Contingencies (see Notes 19 and 20)	—	—
Redeemable units, at redemption value - 7,152,752 and 7,169,388 units outstanding at December 31, 2012 and 2011, respectively	162,056	159,582
General partner —
Common equity - 88,212,644 and 87,473,572 units outstanding at December 31, 2012 and 2011, respectively	1,174,321	1,224,947
Limited partners’ noncontrolling interest in consolidated partnership	695	728
Accumulated other comprehensive loss	(25,012)	(16,906)
Total equity	1,150,004	1,208,769
Total liabilities and equity	$3,286,160	$3,258,428

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per unit data)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Minimum rent	$304,364	$270,935	$244,869
Rentals from affiliates	—	236	203
Tenant recoveries	2,550	3,032	2,473
Other property related revenue	56,221	47,376	42,469
Other non-property related revenue	5,712	8,047	11,693
Total revenues	368,847	329,626	301,707
Operating expenses:
Property operating expense	101,746	92,148	86,369
Taxes, licenses and insurance	41,742	37,489	35,087
Property management expense	12,858	9,185	8,584
General and administrative expense	22,615	20,439	18,563
Management fees and other expenses	6,298	8,067	9,504
Restructuring charges	1,848	153	361
Investment and development expenses	1,285	1,781	422
Depreciation	113,961	107,236	100,137
Amortization	3,043	4,540	2,856
Impairment, legal contingencies and other losses	22,762	5,736	1,308
Total operating expenses	328,158	286,774	263,191
Income from operations	40,689	42,852	38,516
Other income (expense):
Interest expense	(92,085)	(86,573)	(83,091)
Debt cost amortization	(5,697)	(4,767)	(4,618)
Gain on retirement of debt	—	—	1,044
Interest income	2,468	1,337	1,289
Income from partially-owned unconsolidated entities	27,717	17,497	3,365
Loss on hedging activities	—	—	(289)
(Loss) gain on sale of property, net of income taxes of $ - , $ - and $93 for 2012, 2011 and 2010	(4,305)	115	(1,504)
Taxes and other	(907)	(872)	(1,107)
Total other income (expense)	(72,809)	(73,263)	(84,911)
Loss from continuing operations	(32,120)	(30,411)	(46,395)
Income from discontinued operations	14,111	12,857	8,110
Gain (loss) on disposal of discontinued operations	22,729	23,733	(258)
Net income from discontinued operations	36,840	36,590	7,852
Net income (loss)	4,720	6,179	(38,543)
Noncontrolling interest of limited partners — continuing operations	(43)	(53)	103
Noncontrolling interest of limited partners — discontinued operations	—	—	(4)
(Income) loss attributable to noncontrolling interest	(43)	(53)	99
Net income (loss) attributable to CRLP	4,677	6,126	(38,444)
Distributions to limited partner preferred unitholders	—	(3,586)	(7,161)
Distributions to general partner preferred unitholders	—	—	(5,649)
Preferred unit repurchase gains	—	2,500	3,000
Preferred unit issuance costs write-off	—	(1,319)	(4,868)
Net income (loss) available to common unitholders	$4,677	$3,721	$(53,122)
Net loss available to common unitholders allocated to limited partners — continuing operations	2,108	2,589	5,817
Net income available to common unitholders allocated to limited partners — discontinued operations	(2,770)	(2,882)	(749)
Net income (loss) available to common unitholders allocated to general partner	$4,015	$3,428	$(48,054)
Net income (loss) per common unit — basic:
Continuing operations	$(0.34)	$(0.36)	$(0.77)
Discontinued operations	0.39	0.40	0.10
Net income (loss) per common unit — basic	$0.05	$0.04	$(0.67)
Net income (loss) per common unit — diluted:
Continuing operations	$(0.34)	$(0.36)	$(0.77)
Discontinued operations	0.39	0.40	0.10
Net income (loss) per common unit — diluted	$0.05	$0.04	$(0.67)
Weighted average common units outstanding:
Basic	94,410	91,389	79,536
Diluted	94,410	91,389	79,536
Net income (loss)	$4,720	$6,126	$(38,444)
Other comprehensive income (loss):
Changes in fair value of qualifying hedges	(15,985)	(19,302)	—
Adjust for amounts included in net income (loss)	7,222	3,164	726
Comprehensive income (loss)	$(4,043)	$(10,012)	$(37,718)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)

	General Partner		Limited Partners’ Preferred Equity	Limited Partners’ Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total	Redeemable Common Units
Years Ended December 31, 2012, 2011 and 2010	Common Equity	Preferred Equity
Balance, December 31, 2009	$1,066,390	$96,550	$97,406	$985	$(2,957)	$1,258,374	$133,537
Net income (loss)	(46,186)	5,649	7,161	(99)		(33,475)	(5,068)
Reclassification adjustment for amounts included in net income (loss)					726	726
Distributions to common unitholders	(42,875)					(42,875)	(4,541)
Distributions to preferred unitholders		(5,649)	(7,161)			(12,810)
Change in interest of limited partners				(117)		(117)
Contributions from partners and the Company related to employee stock purchase and dividend reinvestment plans	164,245					164,245
Redemption of preferred units	(1,868)	(96,568)	(48,682)			(147,118)
Redemption of partnership units for shares	14,068					14,068	(14,077)
Change in redeemable noncontrolling interest	(35,688)					(35,688)	35,688
Other		18				18
Balance, December 31, 2010	$1,118,086	$—	$48,724	$769	$(2,231)	$1,165,348	$145,539
Net income (loss)	2,247		3,586	53		5,886	293
Reclassification adjustment for amounts included in net income (loss)					3,164	3,164
Changes in fair value of qualifying hedges					(17,839)	(17,839)	(1,463)
Distributions to common unitholders	(50,552)					(50,552)	(4,345)
Distributions to preferred unitholders			(3,586)			(3,586)
Change in interest of limited partners				(94)		(94)
Contributions from partners and the Company related to employee stock purchase, dividend reinvestment plans and equity offerings	173,543					173,543
Redemption of preferred units	1,181		(48,724)			(47,543)
Redemption of partnership units for shares	2,496					2,496	(2,496)
Change in redeemable noncontrolling interest	(22,054)					(22,054)	22,054
Balance, December 31, 2011	$1,224,947	$—	$—	$728	$(16,906)	$1,208,769	$159,582
Net income (loss)	4,015			43		4,058	662
Reclassification adjustment for amounts included in net loss					6,680	6,680	542
Changes in fair value of qualifying hedges					(14,786)	(14,786)	(1,199)
Distributions to common unitholders	(63,329)					(63,329)	(5,154)
Change in interest of limited partners				(76)		(76)
Contributions from partners and the Company related to employee stock purchase, dividend reinvestment plans and equity offerings	16,311					16,311
Redemption of partnership units for shares	359					359	(359)
Change in redeemable noncontrolling interest	(7,982)					(7,982)	7,982
Balance, December 31, 2012	$1,174,321	—	$—	$695	$(25,012)	$1,150,004	$162,056

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$4,720	$6,179	$(38,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	133,731	136,752	131,539
(Income) loss from partially-owned unconsolidated entities	(27,717)	(17,497)	(3,365)
(Gain) loss from sales of property	(18,423)	(23,848)	1,669
Impairment, legal contingencies and other losses	26,013	5,736	1,448
Gain on retirement of debt	—	—	(1,044)
Distributions of income from partially-owned entities	958	3,737	5,566
Share-based compensation expense	8,833	6,013	4,589
Other, net	341	(3,067)	1,522
Change in:
Restricted cash	(1,126)	1,157	(1,342)
Accounts receivable	4,456	(10,288)	18,073
Prepaid expenses	452	(13,162)	(328)
Other assets	4,090	435	(1,501)
Accounts payable	(7,046)	14,398	4,210
Accrued interest	(1,714)	(79)	(1,131)
Accrued expenses and other	9,540	11,620	(11,655)
Net cash provided by operating activities	137,108	118,086	109,707
Cash flows from investing activities:
Acquisition of properties	(184,727)	(225,885)	(42,635)
Development expenditures paid to non-affiliates	(84,386)	(41,497)	(14,867)
Development expenditures paid to an affiliate	(7,997)	(4,065)	(13,740)
Capital expenditures, tenant improvements and leasing commissions	(27,936)	(25,101)	(42,450)
Proceeds from sales of property, net of selling costs	145,942	146,733	21,194
Restricted Cash	6,487	(35,352)	—
Issuance of notes receivable	—	(17,977)	(29,137)
Repayments of notes receivable	2,074	1,485	5,787
Distributions from partially-owned entities	6,985	26,020	19,104
Capital contributions to partially-owned entities	(54)	—	(5,543)
Net cash used in investing activities	(143,612)	(175,639)	(102,287)
Cash flows from financing activities:
Proceeds from additional borrowings	150,000	250,000	73,200
Proceeds from dividend reinvestment plan and exercise of stock options	7,196	5,000	4,003
Proceeds from issuance of common units	—	163,408	155,867
Principal reductions of debt	(82,718)	(58,885)	(101,552)
Payment of debt issuance costs	(5,309)	(2,879)	(1,351)
Proceeds from borrowings on revolving credit lines	750,040	1,450,000	945,000
Payments on revolving credit lines and overdrafts	(739,000)	(1,641,610)	(874,878)
Dividends paid to common and preferred shareholders	(63,329)	(54,138)	(55,685)
Distributions to noncontrolling partners in CRLP	(5,154)	(4,345)	(4,541)
Redemption of preferred units	—	(47,500)	(147,119)
Net cash provided by (used in) financing activities	11,726	59,051	(7,056)
Increase in cash and cash equivalents	5,222	1,498	364
Cash and cash equivalents, beginning of period	6,452	4,954	4,590
Cash and cash equivalents, end of period	$11,674	$6,452	$4,954

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$95,009	$88,184	$86,836
Cash received during the period for income taxes	$—	$(729)	$(17,368)

Supplemental disclosure of non-cash transactions:
Consolidation of Colonial Grand at Traditions joint venture (principally a multifamily property)	$—	17,615	—
Change in accrual of construction expenses and capital expenditures	$(1,906)	$2,331	$(3,100)
Exchange of interest in DRA multifamily joint ventures for acquisition of CG at Riverchase Trails	—	$—	1,637

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST AND COLONIAL REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Note 1 — Organization and Business
As used herein, "Colonial" or the "Trust" means Colonial Properties Trust, an Alabama real estate investment trust (“REIT”), together with its subsidiaries, including Colonial Realty Limited Partnership, a Delaware limited partnership (“CRLP”), Colonial Properties Services, Inc. (“CPSI”) and Colonial Properties Services Limited Partnership (“CPSLP”). The term "the Company" refers to the Trust and CRLP, collectively. The Trust was originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under a new Alabama REIT statute on August 21, 1995. The Trust is the sole general partner of, and, as of December 31, 2012 owned 92.5% of the limited partner interests in CRLP. The Trust and CRLP are structured as an "umbrella partnership REIT", or UPREIT, and the Trust's only material asset is its ownership of limited partnership interests in CRLP. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP's various subsidiaries and, as the sole general partner of CRLP, is vested with managerial control and authority over the business and affairs of CRLP.
The Trust is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. The Company’s activities include full or partial ownership and operation of a portfolio of 125 properties, consisting of multifamily and commercial properties located in 11 states (Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia).
As of December 31, 2012, the Company owned or maintained a partial ownership in:

							Total
	Consolidated		Units/Sq.	Unconsolidated	Units/Sq.	Total	Units/Sq.
	Properties		Feet (1)	Properties	Feet (1)	Properties	Feet (1)
Multifamily apartment communities	112	(2)	33,851	2	646	114	34,497
Commercial properties	8		2,167,000	3	350,000	11	2,517,000
______________________________

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.

(2)	Includes one property partially-owned through a joint venture entity.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation — The notes included in this Form 8-K apply to both the Trust and CRLP, unless specifically noted otherwise. Specifically Note 6 - "Net Loss Per Share of the Trust", Note 8 - "Equity of the Trust", Note 10 - "Redeemable Noncontrolling Interests of the Trust" and Note 23 - "Quarterly Financial Information for the Trust (Unaudited)" pertain only to the Trust. Note 7 - "Net Loss Per Unit of CRLP", Note 9 - "Capital Structure of CRLP", Note 11 - "Redeemable Partnership Units of CRLP" and Note 24 - "Quarterly Financial Information for CRLP (Unaudited)" pertain only to CRLP.
Due to the Trust's ability as general partner to control CRLP and various other subsidiaries, each such entity has been consolidated for financial reporting purposes. CRLP, an SEC registrant, files separate financial statements under the Securities and Exchange Act of 1934, as amended. The Trust allocates income to the noncontrolling interest in CRLP based on the weighted average noncontrolling ownership percentage for the periods presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust. At the end of each period, the Trust adjusts the Consolidated Balance Sheet for CRLP's noncontrolling interest balance based on the noncontrolling ownership percentage at the end of the period.
The Company also consolidates other entities in which it has a controlling interest or entities where it is determined to be the primary beneficiary under Accounting Standards Codification “ASC” 810-20, Control of Partnerships and Similar Entities. Under ASC 810-20, variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. The primary beneficiary, as determined primarily based on a qualitative evaluation of the entity with the ability to direct the most significant business activities of the VIE, is required to consolidate the VIE for financial reporting purposes. The application of ASC 810-20 requires management to make significant estimates and judgments about the Company’s and its other partners’ rights, obligations and economic interests in such entities. Where the Company has less than a controlling financial interest in an entity or the Company is not the primary beneficiary of the entity, the entity is accounted for on the equity method of accounting. Accordingly, the Company’s share of net earnings or losses of these entities is included in consolidated net income

(loss). A description of the Company’s investments accounted for using the equity method of accounting is included in Note 13 - "Investment in Partially-Owned Entities". All intercompany accounts and transactions have been eliminated in consolidation.
Federal Income Tax Status — The Trust, which is considered a corporation for federal income tax purposes, qualifies as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Trust does qualify as a REIT, the Trust may be subject to certain federal, state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. For example, the Trust will be subject to federal income tax to the extent it distributes less than 100% of its REIT taxable income (including undistributed net capital gains) and the Trust has certain gains that, if recognized, will be subject to corporate tax because it acquired the assets in tax-free acquisitions of non-REIT corporations.
CRLP is a partnership for federal income tax purposes. As a partnership, CRLP is not subject to federal income tax on its income. Instead, each of CRLP's partners, including the Trust, is responsible for paying tax on such partner's allocable share of income.
The Company’s consolidated financial statements include the operations of a taxable REIT subsidiary, CPSI, which is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future periods. CPSI provides property development, construction services, leasing and management services for joint venture and third-party owned properties and administrative services to the Company and engages in for-sale development activity. The Company generally reimburses CPSI for payroll and other costs incurred in providing services to the Company. All inter-company transactions are eliminated in the accompanying Consolidated Financial Statements. During the years ended December 31, 2012, 2011 and 2010, CPSI recognized no income tax expense (benefit). CPSI's effective income tax rates were zero for the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012 and 2011, the Company had no net deferred tax asset after the effect of the valuation allowance.
Tax years 2005 through 2007 and tax years 2009 through 2011 are subject to examination by the federal taxing authorities. Generally, tax years 2009 through 2011 are subject to examination by state taxing authorities. There are no state tax examinations currently in process.
On November 6, 2009, the Worker, Homeownership and Business Assistance Act of 2009 was signed into law, which expanded the net operating loss (“NOL”) carryback rules to allow businesses to carry back NOLs incurred in either 2008 or 2009 up to five years. As a result of the new legislation, CPSI was able to carry back tax losses that occurred in the year ended December 31, 2009 against income that was recognized in 2005 and 2006. The Company received no tax refunds during 2012. The Company received $0.7 million of tax refunds during the year ended December 31, 2011.
The Company may from time to time be assessed interest or penalties by federal and state tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company's financial results. When the Company has received an assessment for interest and/or penalties, it has been classified in the financial statements as "Taxes and other".
Real Estate Assets, Impairment and Depreciation — Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. Undeveloped land and construction in progress is stated at cost unless such assets are impaired in which case such assets are recorded at fair value. The Company reviews its long-lived assets and all intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. Assets classified as held for sale are reported at the lower of their carrying amount or fair value less cost to sell. The Company’s determination of fair value is based on inputs management believes are consistent with those that market participants would use (See - "Assets and Liabilities Measured at Fair Value"). Estimates are significantly impacted by estimates of sales price, selling velocity, sales incentives, construction costs and other factors. Due to uncertainties in the estimation process, actual results could differ from such estimates. For those assets deemed to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 - 40 years
Furniture, fixtures and equipment	3 - 7 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease
Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets.
Acquisition of Real Estate Assets — The Company accounts for its acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on the fair values.
The Company allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land and buildings based on management’s determination of the relative fair values of these assets. The Company also allocates value to tenant improvements based on the estimated costs of similar tenants with similar terms.
The Company records acquired intangible assets (including above-market leases, customer relationships and in-place leases) and acquired liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. The Company amortizes identified intangible assets and liabilities that are determined to have finite lives over the period the assets and liabilities are expected to contribute directly or indirectly to the future cash flows of the property or business acquired. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.
As of December 31, 2012, the Company had $6.7 million, $0.6 million and $7.3 million of unamortized in-place lease intangible assets, net market lease intangibles and intangibles related to relationships with customers, respectively, which is reflected as a component of "Other assets" in the accompanying Consolidated Balance Sheets of the Trust and CRLP. The aggregate amortization expense for in-place lease intangible assets recorded during 2012, 2011 and 2010 was $4.8 million, $6.0 million and $5.2 million, respectively.
Cost Capitalization — Costs incurred during predevelopment are capitalized after the Company has identified a development site, determined that a project is feasible and concluded that it is probable that the project will proceed. While the Company believes it will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it is no longer probable that a development will be successful, the predevelopment costs that have been previously capitalized are expensed.
The capitalization of costs during the development of assets (including interest, property taxes and other costs) begins when an active development commences and ends when the asset, or a portion of an asset, is completed and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other costs) begins when the asset is taken out-of-service for redevelopment and ends when the asset redevelopment is completed and the asset is transferred back into service.
Cash and Equivalents — The Company includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents. The majority of the Company’s cash and equivalents are held at major commercial banks.
The Company has included in accounts payable book overdrafts representing outstanding checks in excess of funds on deposit of $15.4 million and $9.0 million as of December 31, 2012 and 2011, respectively.
Restricted Cash — Restricted cash is comprised of cash balances which are legally restricted as to use and consists of resident and tenant deposits, deposits on for-sale residential lots and units and cash in escrow for self insurance retention.

During 2012 and 2011, the Company used multifamily and commercial asset disposition proceeds to fund investment activities through tax-deferred exchanges under Section 1031 of the Internal Revenue Code. As of December 31, 2012 and 2011, $28.9 million and $35.4 million of the proceeds remained in temporary cash accounts, classified as restricted cash, pending the fulfillment of Section 1031 exchange requirements. (see Note 3 - "Real Estate Activity")
Valuation of Receivables — Due to the short-term nature of the leases at the Company’s multifamily properties, generally six months to one year, the Company’s exposure to resident defaults and bankruptcies is minimized. The Company’s policy is to record allowances for all outstanding receivables greater than 30 days past due at its multifamily properties.
The Company is subject to tenant defaults and bankruptcies at its commercial properties that could affect the collection of outstanding receivables. In order to mitigate these risks, the Company performs a credit review and analysis on commercial tenants and significant leases before they are executed. The Company evaluates the collectability of outstanding receivables and records allowances as appropriate. The Company’s policy is to record allowances for all outstanding invoices greater than 60 days past due at its commercial properties.
The Company had an allowance for doubtful accounts of $0.8 million and $1.1 million as of December 31, 2012 and 2011.
Notes Receivable — Notes receivable consists primarily of promissory notes representing loans by the Company to third parties. The Company records notes receivable at cost. The Company evaluates the collectability of both interest and principal for each of its notes to determine whether they are impaired. A note is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows at the note’s effective interest rate or to the value of the collateral if the note is collateral-dependent. As of December 31, 2012, the Company did not have any impaired notes receivable.
As of December 31, 2012, the Company had notes receivable of $42.4 million consisting primarily of:

•
$24.4 million outstanding on the construction note, which is secured by the property, for the Colonial Promenade Smyrna joint venture, which the Company acquired from the lender in May 2010. On January 31, 2012, the Company and the joint venture amended the note and related loan documents to extend the maturity date to December 2012, fix the annual interest rate at 5.25%, provided for two additional one-year extension options and reduce the joint venture partner's guarantee to $1.3 million. In December 2012, the joint venture opted to extend the maturity date to December 2013 with a fixed interest rate of 5.38%. See Note 14 - "Financing Activities — Unconsolidated Joint Venture Financing Activity"; and

•	$16.9 million outstanding on a seller-financing note with a five year term at an annual interest rate of 5.60% associated with the disposition of Colonial Promenade at Fultondale in February 2009.
The Company had accrued interest related to its outstanding notes receivable of $0.3 million as of December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Company had no reserve recorded against its outstanding notes receivable. The weighted average interest rate on the notes receivable outstanding at December 31, 2012 and December 31, 2011 was approximately 5.5% and 4.9%, respectively. Interest income is recognized on an accrual basis.
The Company received principal payments of $2.1 million and $1.5 million on these and other outstanding subordinated loans during 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Company had outstanding notes receivable balances, net of reserves, of $42.4 million and $43.8 million, respectively.
Deferred Debt and Lease Costs — Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by the Company to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.
Derivative Instruments — All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment must be recorded at fair value with gains or losses recognized in earnings in the period of change. The Company enters into derivative financial instruments from time to time, but does not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable-rate debt.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge (see Note 15 - "Derivatives and Hedging"). This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness in hedging the exposure to the hedged transaction’s variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. The Company discontinues hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.
Share-Based Compensation — The Company currently sponsors share option plans and restricted share award plans (see Note 16 - "Share-Based Compensation"). The Company accounts for share based compensation in accordance with ASC 718, Stock Compensation, which requires compensation costs related to share-based payment transactions to be recognized in the consolidated statements of operations when earned.
Revenue Recognition — Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases are recognized on the straight-line method over the life of the leases, which is generally one year. The recognition of rental revenues from residential leases when earned has historically not been materially different from rental revenues recognized on a straight-line basis.
Under the terms of residential leases, the residents of the Company’s communities are obligated to reimburse the Company for certain utility usage, cable, water, electricity and trash, where the Company is the primary obligor to the utility entities. These utility reimbursements from residents are included as “Other property-related revenue” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.
Rental income attributable to commercial leases is recognized on a straight-line basis over the terms of the leases. Certain commercial leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.
Sales and the associated gains or losses on real estate assets, condominium conversion projects and for-sale residential projects including developed condominiums are recognized in accordance with ASC 360-20, Real Estate Sales. For condominium conversion and for-sale residential projects, sales and the associated gains for individual condominium units are recognized upon the closing of the sale transactions, as all conditions for full profit recognition have been met. The Company uses the relative sales value method to allocate costs and recognize profits from condominium conversion and for-sale residential sales.
Other income received from long-term contracts signed in the normal course of business, including property management and development fee income, is recognized when earned for services provided to third parties, including joint ventures in which the Company owns a noncontrolling interest.
Warranty Reserves — Warranty reserves are included in "Accrued expenses" on the accompanying Consolidated Balance Sheets of the Trust and CRLP. Estimated future warranty costs on condominium conversion and for-sale residential sales are charged to cost of sales in the period when the revenues from such sales are recognized. Such estimated warranty costs are approximately 0.5% of total revenue. As necessary, additional warranty costs are charged to costs of sales based on management’s estimate of the costs to remediate existing claims. While the Company believes the warranty reserve is adequate as of December 31, 2012, historical data and trends may not accurately predict actual warranty costs, or future development could lead to a significant change in the reserve. The Company's warranty reserves are as follows:

	Years Ended December 31,
($ in thousands)	2012	2011	2010
Balance at beginning of period	$704	$960	$871
Accruals for warranties issued	899	63	109
Payments made	(313)	(319)	(20)
Balance at end of period	$1,290	$704	$960

Net Income (Loss) Per Share — Basic net income (loss) per common share is computed under the “two class method” as described in ASC 260, Earnings per Share. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings or losses. According to the guidance, the Company has included share-based payment awards that have non-forfeitable rights to dividends prior to vesting as participating securities. Diluted net income (loss) per common share is computed by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period, the dilutive effect of restricted shares issued, and the assumed conversion of all potentially dilutive outstanding share options.
Self Insurance Accruals — The Company is self-insured up to certain limits for general liability claims, workers’ compensation claims, property claims and health insurance claims. Amounts are accrued currently for the estimated cost of claims incurred, both reported and unreported.
Loss Contingencies — The Company is subject to various claims, disputes and legal proceedings, including those described under Note 20 - "Legal Proceedings", the outcomes of which are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. The Company expenses legal defense costs as incurred. As of December 31, 2012, the Company's loss contingency accrual was $26.8 million in the aggregate, and is reflected as a component of "Accrued expenses" in the accompanying Consolidated Balance Sheet as of December 31, 2012.
Restructuring Charges — Restructuring charges reflected in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) relate primarily to one-time termination benefits. The Company recognizes these severance charges when the requirements of ASC 420 have been met regarding a plan of termination and when communication has been made to employees. During 2012, the Company recorded $1.8 million of restructuring charges related to severance costs associated with the departure of the Company's President and Chief Financial Officer, as well as departures of other management personnel as a result of additional simplification of the Company's operations. During 2011 and 2010, the Company recorded $0.2 million and $0.4 million in restructuring charges, respectively.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Segment Reporting — The Company reports on its segments in accordance with ASC 280, Segment Reporting, which defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance and for which discrete financial information is available. The Company manages its business based on the performance of two separate operating segments: multifamily and commercial.
Noncontrolling Interests and Redeemable Common Units — Amounts reported as limited partners’ interest in consolidated partnerships on the Consolidated Balance Sheets are presented as noncontrolling interests within equity. Additionally, amounts reported as preferred units in CRLP are presented as noncontrolling interests within equity. Noncontrolling interests in common units of CRLP are included in the temporary equity section (between liabilities and equity) of the Consolidated Balance Sheets because of the redemption feature of these units. Each common unit is redeemable at the option of the holder for cash equal to the fair market value of one common share at the time of redemption or, at the option of the Trust, one common share. Based on the requirements of ASC 480-10-S99, the measurement of noncontrolling interests is presented at “redemption value” — i.e., the fair value of the units (or limited partners’ interests) as of the balance sheet date (based on the Trust's share price multiplied by the number of outstanding units), or the aggregate value of the individual partner's capital balances, whichever is greater. See the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2012, 2011 and 2010 for the presentation and related activity of the noncontrolling interests and redeemable common units.
Investments in Joint Ventures — To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different from the basis reflected at the joint venture level, the basis difference is amortized over the life of the related assets and included in the Company’s share of equity in net income of the joint venture. In accordance ASC 323, Investments — Equity Method and Joint Ventures, the Company recognizes gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale. On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent an other than temporary impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. During 2012, the Company determined that its 40% noncontrolling joint venture interest in Regents Park (Phase II) was impaired and that this impairment was other than temporary. As a result, the Company recognized a non-cash impairment charge of $0.4 million during 2012. Other than Regents Park (Phase II) charge in 2012, the Company has determined that these investments were not other than temporarily impaired as of December 31, 2012, 2011 and 2010.
Investment and Development Expenses — Investment and development expenses consist primarily of costs related to potential mergers, acquisitions, and abandoned development pursuits. Abandoned development costs are costs incurred prior to land acquisition including contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of such developments. If the Company determines that it is probable that it will not develop a particular project, any related pre-development costs previously incurred are immediately expensed. The Company recorded $1.3 million, $1.8 million and $0.4 million in investment and development expenses in 2012, 2011 and 2010, respectively.
Assets and Liabilities Measured at Fair Value — The Company applies ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between willing market participants. Additional disclosures focusing on the methods used to determine fair value are also required using the following hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the assets or liability.
The Company applies ASC 820 in relation to the valuation of real estate assets recorded at fair value, to its impairment valuation analysis of real estate assets (see Note 3 - "Real Estate Activity"), to its disclosure of the fair value of financial instruments, which principally consists of indebtedness (see Note 14 - "Financing Activities"), to its disclosure of fair value of derivative financial instruments (see Note 15 - "Derivatives and Hedging") and to notes receivable (see below). The following table presents the Company’s real estate assets and derivative financial instruments reported at fair market value and the related level in the fair value hierarchy as defined by ASC 820 used to measure those assets, liabilities and disclosures:

	Fair value measurements as of
($ in thousands)	December 31, 2012
Assets (Liabilities)	Total	Level 1	Level 2	Level 3
Real estate assets, including assets held for sale	$43,291	$—	$—	$43,291
Investment in partially-owned entities	$2,460	$—	$—	$2,460
Derivative financial instruments	$(25,862)	$—	$(25,862)	$—
Real estate assets and investments in partially-owned entities
Real estate assets, including assets held for sale, and investments in partially-owned entities were valued using sales activity for similar assets, current contracts and using inputs management believes are consistent with those that market participants would use. The fair values of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, units sales assumptions, leasing assumptions, cost structure, growth rates, discount rates and terminal capitalization rates (ii) income capitalization approach, which considers prevailing market capitalization rates and (iii) comparable sales activity, including current offers. The valuation technique and related inputs vary with the specific facts and circumstances of each project.
Derivative financial instruments
Currently, the Company uses interest rate swaps to manage its interest rate risk.   The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts.  The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements.  In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company, in conjunction with the FASB's fair value measurement guidance, made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties.  However, as of December 31, 2012, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Indebtedness
At December 31, 2012, the estimated fair value of fixed rate debt was approximately $1.73 billion (carrying value of $1.63 billion) and the estimated fair value of the Company’s variable rate debt, including the Company’s unsecured credit facility, is consistent with the carrying value of $201.1 million. The Company has determined that the fair value of its fixed and variable rate debt is classified as Level 2 of the fair value hierarchy.
Notes receivable
The estimated fair value of the Company’s notes receivable at December 31, 2012 and December 31, 2011 was consistent with the carrying values of approximately $42.4 million and $43.8 million, respectively, based on market rates and similar financing arrangements after giving consideration to the credit standing of the borrowers. The Company has determined that the fair value of its notes receivable is classified as Level 3 of the fair value hierarchy.
The disclosure of estimated fair values was determined by management using available market information, considering market participant assumptions and appropriate valuation methodologies available to management at December 31, 2012. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, there can be no assurance that the estimates presented above are indicative of the amounts the Company could realize on disposition of the real estate assets or financial instruments. The use of different market assumptions and/or estimation methodologies could have material effect on the estimated fair value amounts.
Accounting Pronouncements Not Yet Adopted — In February 2013, the FASB issued ASU 2013-02, and update to ASC 220, Comprehensive Income. ASU 2013-02 was issued to improve the reporting of reclassifications out of accumulated other comprehensive income.  The amendments in this update seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles “GAAP” to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period.  ASU 2013-02 will become effective for the fiscal years beginning after December 15, 2012. The Company does not foresee the adoption of ASU 2013-02 to have a material impact on the Company's consolidated financial statements.

Note 3 — Real Estate Activity
Acquisition Activity
During 2012, 2011 and 2010, the Company acquired the following multifamily apartment communities:

			Effective
Acquisitions	Location	Units	Acquisition Date	Purchase Price
				(in millions)
Colonial Reserve at Las Colinas	Dallas, TX	306	November 20, 2012	$42.8
Colonial Grand at Canyon Ranch	Austin, TX	272	November 13, 2012	24.5
Colonial Grand at Research Park (1)	Raleigh, NC	370	October 1, 2012	38.0
Colonial Grand at Fairview	Dallas, TX	256	May 30, 2012	29.8
Colonial Grand at Brier Falls	Raleigh, NC	350	January 10, 2012	45.0
Colonial Grand at Hebron	Dallas, TX	312	November 8, 2011	34.1
Colonial Grand at Commerce Park	Charleston, SC	312	September 20, 2011	30.9
Colonial Reserve at Medical District	Dallas, TX	278	September 1, 2011	33.0
Colonial Village at Beaver Creek	Raleigh, NC	316	August 2, 2011	26.4
Colonial Grand at Traditions (2)	Gulf Shores, AL	324	June 17, 2011	17.6
Colonial Grand at Palm Vista	Las Vegas, NV	341	March 14, 2011	40.9
Colonial Grand at Cornelius	Charlotte, NC	236	February 28, 2011	23.6
Colonial Grand at Wells Branch	Austin, TX	336	February 24, 2011	28.4
Colonial Grand at Brier Creek	Raleigh, NC	364	October 22, 2010	37.9
Colonial Grand at Riverchase Trails (3)	Birmingham, AL	345	June 30, 2010	24.6
Total		4,718		$477.5
________________________

(1)	Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property. See Note 13 - "Investment in Partially-Owned Entities".

(2)
The Company acquired the property through foreclosure on August 1, 2011. For additional information regarding the status of ongoing litigation between the Company and its joint venture partner involving this property, see Note 20 - "Legal Proceedings".

(3)	The Company acquired ownership in this asset through a joint venture transaction. See Note 13 - "Investment in Partially-Owned Entities" for additional details regarding this transaction.

The results of operations of the above mentioned acquisitions have been included in the consolidated financial statements since each date of acquisition or, in the case of Colonial Grand at Traditions, since the date of consolidation. These transactions were funded by proceeds received from shares issued under the Trust's "at-the-market" continuous equity offering programs, proceeds received from asset dispositions, as discussed below, and borrowings on the Company's unsecured credit facility. The cash paid to acquire these properties is included in the Consolidated Statements of Cash Flows of the Trust and CRLP. For properties acquired, assets were recorded at fair value based on an independent third party appraisal or internal models using assumptions consistent with those made by other market participants. The property acquisitions during 2012, 2011 and 2010 are comprised of the following:

($ in thousands)	2012	2011	2010
Assets purchased:
Land, buildings and equipment	$177,505	$230,823	$61,285
In-place lease intangibles	2,610	3,954	1,059
Total assets purchased	180,115	234,777	62,344
Notes and mortgages assumed	—	—	(19,300)	(1)
Total consideration	$180,115	$234,777	$43,044
________________________

(1)	See Note 13 - "Investment in Partially-Owned Entities" regarding additional details for this transaction.
The following unaudited pro forma financial information for the years ended December 31, 2012, 2011 and 2010, gives effect to the above operating property acquisitions, including the consolidation of Colonial Grand at Traditions, as if they had occurred at the beginning of the periods presented. The information for the year in which a property was acquired/consolidated includes pro forma results for the portion of the period prior to the acquisition/consolidation date and actual results from the date of acquisition/consolidation through the end of the year. The pro forma results are not intended to be indicative of the results of future operations.

	** Pro Forma (Unaudited) **
	Years Ended December 31,
($ in thousands, except per share data)	2012	2011	2010
Total revenue	$403,768	$382,417	$353,175
Net income (loss) available to common shareholders	$6,935	$1,105	$(49,379)
Net income (loss) per common share — dilutive	$0.07	$0.01	$(0.69)
Disposition Activity - Continuing Operations
In July 2012, the Company sold 53,000 square feet at Colonial Promenade Tannehill, a 234,000 square-foot (excluding anchor-owned square footage) commercial asset located in Birmingham, Alabama, for a sales price of $5.6 million.
During 2012, 2011 and 2010, the Company sold various consolidated parcels of land for an aggregate sales price of $4.3 million, $6.0 million, and $17.2 million, respectively, which were used to repay a portion of the borrowings under the Company's unsecured credit facility and for general corporate purposes.
During 2012, 2011 and 2010 the Company also sold its interest in various multifamily and commercial joint ventures. See Note 13 - "Investment in Partially-Owned Entities" for additional details regarding these transactions.
Disposition Activity - Discontinued Operations
Net income/(loss) and gain/(loss) on disposition of real estate for properties sold in which the Company does not maintain continuing involvement are reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP as “Discontinued Operations” for the years ended December 31, 2012, 2011 and 2010. Following is a listing of the properties the Company disposed of in 2012, 2011 and 2010, which are classified as discontinued operations:

		Units/	Effective
Dispositions	Location	Sq. Feet (1)	Disposal Date	Sales Price
				(in millions)
Multifamily Properties
Autumn Hill	Charlottesville, VA	425	December 20, 2012	$32.0
Colonial Village at Canyon Hills	Austin, TX	229	December 20, 2012	16.9
Colonial Village at Highland Hills	Raleigh, NC	250	December 20, 2012	17.8
Heatherwood	Charlotte, NC	476	December 20, 2012	28.8
Brookfield	Dallas/Ft. Worth, TX	232	September 27, 2011	9.5
Colonial Grand at McGinnis Ferry	Atlanta, GA	434	September 27, 2011	39.0
Colonial Grand at Sugarloaf	Atlanta, GA	250	September 27, 2011	22.5
Colonial Village at Meadow Creek	Charlotte, NC	250	September 27, 2011	13.6
Paces Cove	Dallas/Ft. Worth, TX	328	September 27, 2011	12.5
Summer Tree	Dallas/Ft. Worth, TX	232	September 27, 2011	8.7

Commercial Properties
Colonial Promenade Alabaster	Birmingham, AL	219,000	October 24, 2012	37.4
Colonial Center Town Park 400	Orlando, FL	176,000	November 10, 2011	23.9
Brookwood Village Center	Birmingham, AL	88,000	September 23, 2011	8.0

Total				$270.6
________________________

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
The proceeds from the sales of these assets were used to fund the acquisitions of multifamily apartment communities discussed above, as well as to repay a portion of the borrowings under the Company's unsecured credit facility. In some cases, the Company uses disposition proceeds to fund investment activities through tax-deferred exchanges under Section 1031 of the Internal Revenue Code. Of the proceeds received from the sale of assets described above, $28.9 million remains in temporary restricted cash accounts pending the fulfillment of Section 1031 exchange requirements.

Below is a summary of the operations of the properties classified as discontinued operations during the years ended December 31, 2012, 2011 and 2010 (including those properties reported as discontinued operations through June 30, 2013):

	Years Ended December 31,
($ in thousands)	2012	2011	2010
Property revenues:
Minimum rent	$39,739	$49,411	$51,261
Tenant recoveries	8,773	7,905	7,759
Other revenue	4,836	6,620	6,282
Total revenues	53,348	63,936	65,302

Property expenses:
Property operating and administrative expense	19,722	25,561	27,969
Depreciation	12,962	20,553	21,966
Amortization	3,414	4,018	6,075
Impairment	3,251	—	—
Total operating expenses	39,349	50,132	56,010

Interest income (expense), net	112	(927)	(1,155)
Debt cost amortization	—	(20)	(27)
Income from discontinued operations before net gain (loss) on disposition of discontinued operations	14,111	12,857	8,110
Net gain (loss) on disposition of discontinued operations, net of income taxes	22,729	23,733	(258)
Noncontrolling interest in CRLP from discontinued operations	(2,770)	(2,882)	(749)
Noncontrolling interest to limited partners	—	—	(4)
Income from discontinued operations attributable to parent company	$34,070	$33,708	$7,099
Held for Sale
The Company classifies real estate assets as held for sale only after the Company has received approval by the Board of Trustees' investment committee, has commenced an active program to sell the assets, does not intend to retain a continuing interest in the property and in the opinion of the Company’s management, it is probable the assets will sell within the next 12 months.
As of December 31, 2012, the Company had classified one multifamily apartment community, two commercial assets, two for-sale developments and three outparcels/pads as held for sale. These real estate assets are reflected in the accompanying Consolidated Balance Sheets of the Trust and CRLP at $93.5 million as of December 31, 2012, which represents the lower of depreciated cost or fair value less costs to sell. There was no mortgage debt associated with these properties as of December 31, 2012.
As of December 31, 2011, the Company had two for-sale developments classified as held for sale. These real estate assets are reflected in the accompanying Consolidated Balance Sheets of the Trust and CRLP at $10.5 million at December 31, 2011, which represents the lower of depreciated cost or fair value less costs to sell. There was no mortgage debt associated with these properties as of December 31, 2011. As of December 31, 2011, there were no operating properties classified as held for sale.
For-Sale Activities
The total number of units sold for condominium conversion properties, for-sale residential units and lots for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
For-sale residential units	8	11	28
Residential lots	1	—	—
During 2012, 2011 and 2010, the Company received total proceeds of $4.9 million, $5.1 million and $9.3 million, respectively, related to the sale of for-sale residential units and lots. These dispositions eliminate the operating expenses and costs to carry the associated units/lots. The Company’s portion of the proceeds from the sales was used to repay a portion of the outstanding borrowings on the Company’s unsecured credit facility. The Company recognized immaterial gains/losses on for sale residential sales in 2012, 2011 and 2010.

As of December 31, 2012, the Company had five for-sale residential units and 39 single-family lots remaining. These units/lots, valued at $5.9 million in the aggregate, are reflected in “Real estate assets held for sale, net” on the Consolidated Balance Sheets of the Trust and CRLP at December 31, 2012. As of December 31, 2011, the Company had $10.1 million of completed for-sale residential projects classified as held for sale.
For cash flow statement purposes, the Company classifies capital expenditures for newly developed for-sale residential communities in investing activities. Likewise, the proceeds from the sales of condominium units and other residential sales are also included in investing activities.
Impairment, Legal Contingencies and Other Losses
During 2012, the Company recorded impairment charges, legal contingencies and other losses totaling $26.0 million. Included in the $26.0 million is a $12.7 million charge related to certain ongoing litigation regarding Colonial Grand at Traditions (see Note 20 - "Legal Proceedings") and $8.2 million of charges (a $4.9 million increase in loss contingency accrual and a $3.3 million non-cash impairment charge on for-sale residential lots) related to a proposed settlement with respect to the UCO litigation (see Note 20 - "Legal Proceedings"). In addition, the Company recorded a $3.3 million non-cash impairment charge on one of its commercial assets (which is classified as discontinued opeartions and is therefore presented in "Income from discontinued operations" in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP), a $0.9 million charge related to warranty claims on for-sale residential units previously sold, a $0.4 million non-cash impairment charge related to a joint venture investment consisting of undeveloped land and a $0.5 million casualty loss due to property damage caused by a fire at one of the Company's multifamily apartment communities.
During 2011, the Company recorded impairment charges, legal contingencies and other losses totaling $5.7 million. The $5.7 million was comprised of $4.8 million in loss contingencies related to certain on-going litigation (see Note 20 - "Legal Proceedings"), $0.7 million of casualty losses and $0.2 million of other non-cash impairment charges. The $0.7 million of casualty losses were due to fire and weather-related structural damage at eight of the Company's multifamily apartment communities. Of the other non-cash impairment charges, $0.1 million was related to sales of various for-sale residential units and $0.1 million was related to the sale of land outparcels. These charges are included in “Impairment, legal contingencies and other losses” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the years ended December 31, 2011.
During 2010, the Company recorded non-cash impairment charges totaling $1.3 million. Of the $1.3 million, $1.0 million relates to casualty losses resulting from fire and weather-related structural damage at four of the Company's multifamily apartment communities and the remaining $0.3 million relates to sales of various for-sale residential units. These charges are included in “Impairment, legal contingencies and other losses” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the years ended December 31, 2010.
The Company’s determination of fair value is based on inputs management believes are consistent with those that market participants would use. The Company estimates the fair value of each property and development project evaluated for impairment based on current market conditions and assumptions made by management, which may differ materially from actual results if market conditions continue to deteriorate or improve. The fair value of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, unit sales assumptions, leasing assumptions, cost structure, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates and (iii) comparable sales activity. The Company will continue to monitor the specific facts and circumstances at the Company’s for-sale properties and development projects. Existing economic and market uncertainties may impact the number of projects the Company can sell, the timing of the sales and/or the prices at which the Company can sell them in future periods, and may result in additional impairment charges in connection with sales. If the Company is unable to sell projects, the Company may incur additional impairment charges on projects previously impaired as well as on projects not currently impaired but for which indicators of impairment may exist, which would decrease the value of the Company’s assets as reflected on the balance sheet and adversely affect net income and equity. There can be no assurances of the amount or pace of future property sales and closings, particularly given current economic and market conditions.

Note 4 — Land, Buildings and Equipment
Land, buildings and equipment consisted of the following at December 31, 2012 and 2011:

($ in thousands)	2012	2011
Land	$437,094	$417,463
Depreciable property:
Buildings and improvements	2,855,123	2,849,427
Furniture, fixtures and equipment	197,107	178,565
Undeveloped land and construction in progress	296,153	306,826
	3,785,477	3,752,281
Accumulated depreciation	(804,964)	(731,894)
	2,980,513	3,020,387
Real estate assets held for sale, net	93,450	10,543
Net real estate assets	$3,073,963	$3,030,930

Note 5 — Undeveloped Land and Construction in Progress
During 2012, the Company completed the development of Colonial Grand at Hampton Preserve and Colonial Grand at Lake Mary (Phase I), adding 718 apartment units to the Company's multifamily portfolio. Additionally, the Company completed the infrastructure of Colonial Promenade Huntsville, a commercial development located in Huntsville, Alabama. Project development costs for these completed developments (as outlined in the table below) were funded primarily through borrowings on the Company's unsecured credit facility and sales of certain commercial properties. At December 31, 2012, the Company had six active development projects, as outlined in the table below. In addition, the Company owns approximately $207.4 million of undeveloped land parcels that are held for future developments. Of the future developments listed below, the Company expects to initiate development of at least four multifamily apartment communities during 2013. Although the Company believes that it is probable that it will develop certain of the other projects in the future as market conditions dictate, there can be no assurance that the Company will pursue any of these particular future development projects.

		Total Units/	Costs Capitalized
	Location	Square Feet (1)	to Date
($ in thousands)		(unaudited)
Completed Developments:
Multifamily:
Colonial Grand at Hampton Preserve	Tampa, FL	486	$52,244
Colonial Grand at Lake Mary (Phase I)	Orlando, FL	232	25,702
		718	77,946
Commercial:
Colonial Promenade Huntsville (Phase I) (2)	Huntsville, AL	—	$4,116

Total Completed Developments			$82,062

Active Developments:
Multifamily:
Colonial Grand at Ayrsley (Phase II)	Charlotte, NC	81	$3,454
Colonial Grand at Double Creek	Austin, TX	296	27,297
Colonial Grand at Lake Mary (Phase II)	Orlando, FL	108	11,382
Colonial Grand at Randal Lakes	Orlando, FL	462	19,579
Colonial Reserve at South End	Charlotte, NC	353	26,133
		1,300	$87,845
Commercial:
Brookwood West Retail	Birmingham, AL	41,300	$914

Total Active Developments			$88,759

Future Developments:
Multifamily:
Colonial Grand at Bellevue (Phase II)	Nashville, TN	220	$3,701
Colonial Grand at Lake Mary (Phase III)	Orlando, FL	132	1,851
Colonial Grand at Randal Park	Orlando, FL	314	6,232
Colonial Grand at Thunderbird	Phoenix, AZ	244	8,042
Colonial Grand at Sweetwater	Phoenix, AZ	195	7,240
Colonial Grand at Azure	Las Vegas, NV	438	10,575
		1,543	$37,641
Commercial:
Colonial Promenade Huntsville (Phase II)	Huntsville, AL	—	$5,215
Colonial Promenade Nord du Lac (3)	Covington, LA	236,000	25,634
Randal Park	Orlando, FL	—	10,996
		236,000	$41,845
Other Undeveloped Land:
Multifamily			$1,496
Commercial			42,095
Commercial Outparcels/Pads			17,629
For-Sale Residential Land (4)			66,688
			$127,908
Total Future Developments			$207,394
Consolidated Undeveloped Land and Construction in Progress			$296,153
________________________

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.

(2)	Development costs for this project are net of reimbursements received from the shadow-anchor.

(3)
The Company intends to develop this project in phases over time. Costs capitalized to date for this development are presented net of an aggregate $18.1 million of non-cash impairment charges recorded during 2009 and 2008.

(4)	These costs are presented net of $27.9 million of non-cash impairment charges recorded on two of the projects in 2012, 2009, 2008 and 2007. Of these charges $3.3 million were recorded during 2012.

Interest capitalized on construction in progress during 2012, 2011 and 2010 was $1.2 million, $0.4 million and $1.2 million, respectively.

Note 6 — Net Loss Per Share of the Trust
For the years ended 2012, 2011 and 2010, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common share of the Trust is as follows:

	Years Ended December 31,
(in thousands)	2012	2011	2010
Numerator:
Net income (loss) attributable to parent company	$8,160	$2,247	$(40,537)
Adjusted by:
Preferred stock dividends	—	—	(5,649)
Income from discontinued operations	(34,070)	(33,708)	(7,099)
Income allocated to participating securities	(529)	(402)	(373)
Preferred unit repurchase gains	—	2,500	3,000
Preferred share/unit issuance costs write-off	—	(1,319)	(4,868)
Loss from continuing operations available to common shareholders	$(26,439)	$(30,682)	$(55,526)
Denominator:
Denominator for basic net loss per share — weighted average common shares	87,251	84,142	71,919
Effect of dilutive securities	—	—	—
Denominator for diluted net loss per share — adjusted weighted average common shares	87,251	84,142	71,919
For the years ended December 31, 2012, 2011 and 2010, the Trust reported a net loss from continuing operations (after preferred dividends), and as such, dilutive share equivalents have been excluded from per share computations because including such shares would be anti-dilutive. For the years ended December 31, 2012, 2011 and 2011, 285,064, 225,163 and 55,802 dilutive share equivalents, respectively, were excluded from the computation of diluted net loss per share. For the years ended December 31, 2012, 2011 and 2010, 696,749, 994,118 and 1,001,237 outstanding share options, respectively, were excluded from the computation of diluted net loss per share because the grant date prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 7 — Net Loss Per Unit of CRLP
For the years ended 2012, 2011 and 2010, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common unit of CRLP is as follows:

	Years Ended December 31,
(in thousands)	2012	2011	2010
Numerator:
Loss from continuing operations	$(32,120)	$(30,411)	$(46,395)
Adjusted by:
Income allocated to participating securities	(529)	(402)	(373)
Noncontrolling interest of limited partners - continuing operations	(43)	(53)	103
Distributions to limited partner preferred unitholders	—	(3,586)	(7,161)
Distributions to general partner preferred unitholders	—	—	(5,649)
Preferred unit repurchase gains	—	2,500	3,000
Preferred unit issuance costs	—	(1,319)	(4,868)
Loss from continuing operations available to common unitholders	$(32,692)	$(33,271)	$(61,343)
Denominator:
Denominator for basic net loss per unit — weighted average common units	94,410	91,389	79,536
Effect of dilutive securities	—	—	—
Denominator for diluted net loss per unit — adjusted weighted average common units	94,410	91,389	79,536

For the years ended December 31, 2012, 2011 and 2010, CRLP reported a net loss from continuing operations (after preferred dividends), and as such, dilutive unit equivalents have been excluded from per unit computations because including such units would be anti-dilutive. For the years ended December 31, 2012, 2011 and 2010, 285,064, 225,163 and 55,802 dilutive unit equivalents, respectively, were excluded from the computation of diluted net loss per unit. For the years ended December 31, 2012, 2011 and 2010, 696,749, 994,118 and 1,001,237 outstanding unit options, respectively, were excluded from the computation of diluted net loss per unit because the grant date prices were greater than the average market price of the common shares/units and, therefore, the effect would be anti-dilutive.

Note 8 — Equity of the Trust

Ownership of the Trust is maintained through common shares of beneficial interest (the "common shares"), preferred shares of beneficial interest (the "preferred shares") and noncontrolling interest in CRLP (the "units"). Common shareholders represent public equity owners and common unitholders represent noncontrolling interest owners. Each unit may be redeemed for either one common share or, at the option of the Trust, cash equal to the fair market value of a common share at the time of redemption. When a common unitholder redeems a unit for a common share or cash, noncontrolling interest is reduced. In addition, the Company has acquired properties since its formation by issuing distribution paying and non-distribution paying units. The non-distribution paying units convert to distribution paying units at various dates subsequent to their original issuance. At December 31, 2012 and 2011, 7,152,752 and 7,169,388 units of CRLP were outstanding, respectively, excluding units held by the Trust, all of which were distribution paying units.

The following table presents the changes in the issued common shares of beneficial interest of the Trust since December 31, 2011 (but excluding 7,152,752 and 7,169,388 units of CRLP at December 31, 2012 and December 31, 2011, respectively, each of which is redeemable for either cash equal to the fair market value of a common share at the time of redemption or, at the option of the Trust, one common share):

Issued at December 31, 2011 (1)	93,096,722
Common shares issued through dividend reinvestments	341,131
Restricted shares issued (cancelled), net	273,628
Redemption of CRLP units for common shares	16,636
Issuances under other employee and nonemployee share plans	107,677
Issued at December 31, 2012 (1)	93,835,794
___________________

(1)	Includes 5,623,150 treasury shares.
Equity Offerings
In 2010 and 2011, the Trust completed the following offerings of its common shares under four separate continuous "at-the-market" equity offering programs, each of which was fully exhausted as of December 31, 2011:

($ in thousands, except per share amounts)
	Issuance Authorized		Amount Authorized	Shares Issued	Weighted Avg Issuance Price Per Share	Net Proceeds (1)
2010	February 2010		$50,000	3,602,348	$13.88	$48,999
	July 2010		100,000	6,329,026	15.80	98,990
	December 2010		100,000	462,500	18.06	8,185

		2010 Total		10,393,874	$15.24	$156,174

2011	December 2010		$100,000	4,788,525	$19.14	$89,813
	May 2011		75,000	3,628,321	20.67	73,873

		2011 Total		8,416,846	$19.80	$163,686
________________________

(1)	Amounts are shown net of underwriting discounts, but excludes $0.3 million of one-time administrative expenses paid by the Company during each of the years ended December 31, 2011 and 2010.

The net proceeds resulting from the equity offerings were used to redeem all of the Trust's outstanding Series D Preferred Depositary Shares and to repurchase one-half of CRLP's outstanding Series B Preferred Units during 2010; to partially fund three of the multifamily property acquisitions and the purchase of the Colonial Grand at Traditions joint venture mortgage loan during 2011 (see Note 3 - "Real Estate Activity - Acquisition Activity"); to pay down a portion of the outstanding borrowings under the Company's unsecured credit facility and to fund other general corporate purposes.
Repurchases/Redemption of Series D Preferred Depositary Shares
In April 2003, the Trust issued 5,000,000 depositary shares (the "Series D Preferred Depositary Shares"), each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share. During 2010, the Trust redeemed all of the remaining outstanding 4,004,735 Series D Preferred Depositary Shares, plus any accrued and unpaid dividends, in open market (or privately negotiated) transactions for an aggregate redemption price per share of $25.2257, or $100.1 million in the aggregate. As a result of this redemption, the Company recorded a charge of approximately $3.6 million related to the original preferred share issuance costs.

Partially-Owned Properties

The Company reflects noncontrolling interests in partially-owned properties on the balance sheet as a component of equity for the portion of properties consolidated by the Company that are not wholly-owned by the Company. The earnings or losses from those properties attributable to the noncontrolling interests are reflected as "Noncontrolling interest of limited partners" in the Consolidated Statements of Operations and Comprehensive Income (Loss). Allocation of income or loss for these properties vary depending on the underlying operating agreements of the joint venture.

Note 9 — Capital Structure of CRLP
Issuances of Common Units
Pursuant to the CRLP partnership agreement, each time the Trust issues common shares, CRLP issues to the Trust an equal number of units for the same price at which the common shares were sold. As described in Note 8 - "Equity of the Trust", during the year ended December 31, 2011, the Trust issued 8,416,846 common shares, generating proceeds of approximately $163.7 million, net of underwriting discounts, at an average price of $19.80 per share, under its continuous "at-the-market" equity offering programs. During the year ended December 31, 2010, the Trust issued 10,393,874 common shares, generating proceeds of approximately $156.2 million, net of underwriting discounts, at an average price of $15.24 per share, under its continuous "at-the-market" equity offering programs. Accordingly, CRLP issued 8,416,846 common units, at a weighted average issue price of $19.80 per unit, to the Trust during 2011 and 10,393,874 common units, at a weighted average issue price of $15.24 per unit, to the Trust during 2010.
Repurchase of Series B Preferred Units
In February 1999, CRLP issued 2.0 million units of $50 par value 8.875% Series B Cumulative Redeemable Preferred Units (the "Series B Preferred Units"), valued at $100.0 million in a private placement, net of offering costs of $2.6 million. On February 18, 2004, CRLP modified the terms of the Series B Preferred Units. Under the modified terms, the Series B Preferred Units bore a distribution rate of 7.25% and were redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The terms of the Series B Preferred Units were further modified on March 14, 2005 to extend the redemption date from February 24, 2009 to August 24, 2009. The Series B Preferred Units were exchangeable for 7.25% Series B Preferred Shares of the Trust, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.
During December 2010, CRLP repurchased 1.0 million of its outstanding 7.25% Series B Cumulative Redeemable Preferred Units (the "Series B Preferred Units") from the existing holders for $47.0 million, plus accrued but unpaid dividends, which represented a 6% discount to the original issuance price and resulted in a gain of $3.0 million. The Series B Preferred Units were originally issued in a private placement in February 1999. As a result of the repurchase, during 2010, CRLP wrote off $1.3 million related to the original preferred unit issuance costs. During December 2011, CRLP repurchased the remaining 1.0 million of the outstanding Series B Preferred Units from the existing holders for $47.5 million, plus accrued but unpaid dividends, which represented a 5% discount to the original issuance price and resulted in a gain of $2.5 million. As a result of the repurchase, during 2011, CRLP wrote off $1.3 million related to the original preferred unit issuance costs.

Repurchases/Redemption of Series D Preferred Units
During 2010, in connection with the Trust's redemption of all of the outstanding 4,004,735 Series D Preferred Shares, CRLP repurchased from the Trust all of the corresponding Series D Preferred Units of CRLP for the same price at which the Trust redeemed the Series D Preferred Shares, $25.2257 per Series D Preferred Depositary Unit, or $100.1 million in the aggregate.

Note 10 — Redeemable Noncontrolling Interests of the Trust
Redeemable noncontrolling interests – Common units, as presented on the Trust's consolidated balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, at the greater of the closing market price of the Trust's common shares or the aggregate value of the individual partners' capital balances, as of the applicable date. At December 31, 2012 and December 31, 2011, the value of these redeemable noncontrolling interests was $162.1 million and $159.6 million, respectively, based on the closing price of the Trust's common shares of $21.37 and $20.86, respectively, on those dates.
Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the years ended December 31, 2012 and 2011, holders redeemed 16,636 and 130,142 units, respectively, in exchange for an equal number of the Trust's common shares.

Note 11 — Redeemable Partnership Units of CRLP
Redeemable units, as presented on CRLP's consolidated balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, valued at the greater of the closing market price of the Trust's common shares or the aggregate value of the individual partners' capital balances, as of the applicable date. At December 31, 2012 and December 31, 2011 , the value of the redeemable units was $162.1 million and $159.6 million, respectively, based on the closing price of the Trust's common shares of $21.37 and $20.86, respectively, on those dates.
Holders of common units are entitled to receive distributions in a per unit amount equal to the per share dividends made with respect to each share of the Trust's common shares, if and when the Board of Trustees of the Trust declares such a dividend. Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the years ended December 31, 2012 and 2011, holders redeemed 16,636 and 130,142 units, respectively, in exchange for an equal number of the Trust's common shares.
Operating Partnership
Net income is allocated to noncontrolling interests based on their respective ownership percentage of the Operating Partnership. The ownership percentage is calculated by dividing the number of operating partnership units held by the noncontrolling interests by the total operating partnership units held by the noncontrolling interests and the Trust. Issuance of additional Common Shares changes the ownership interests of both the noncontrolling interests and the Trust.

Note 12 — Segment Information
The Company currently manages its business based on the performance of two operating segments: multifamily and commercial. The multifamily and commercial segments have separate management teams that are responsible for acquiring, developing, managing and leasing properties within each respective segment.
Multifamily management is responsible for all aspects of the Company’s multifamily property operations, including the management and leasing services for 114 multifamily apartment communities, as well as third-party management services for multifamily apartment communities in which the Company does not have an ownership interest. Additionally, the multifamily management team is responsible for all aspects of for-sale developments, including disposition activities. The multifamily segment includes the operations and assets of the for-sale developments due to the insignificance of these operations in the periods presented. Commercial management is responsible for all aspects of the Company’s commercial property operations, including the management and leasing services for 11 commercial properties, as well as third-party management services for a commercial property in which the Company does not have an ownership interest and for brokerage services in other commercial property transactions.

The pro-rata portion of the revenues and net operating income (“NOI”) of the partially-owned unconsolidated entities in which the Company has an interest are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income/loss from continuing operations and total assets, investments in partially-owned unconsolidated entities are eliminated as equity investments and discontinued operations are reported separately. Management evaluates the performance of its multifamily and commercial segments and allocates resources to them based on segment NOI. Segment NOI is defined as total property revenues (including minimum rent and other property-related revenue) less total property operating expenses (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising) and includes revenues/expenses from unconsolidated partnerships and joint ventures.

Presented below is segment information for the multifamily and commercial segments including the reconciliation of total segment revenues to total revenues and total segment NOI to income/loss from continuing operations before noncontrolling interest for the years ended December 31, 2012 and 2011. For purposes of the following table, "Multifamily - Same-Property" includes all consolidated multifamily properties continuously owned since January 1, 2011. Same-property communities may be adjusted during the year to account for disposition activity.

	Years Ended December 31,
($ in thousands)	2012	2011
Revenues:
Segment revenues:
Multifamily - Same Property (1)	$310,859	$294,800
Multifamily - Other (2)	56,771	41,247
Total multifamily	367,630	336,047
Commercial	62,084	77,850
Total segment revenues	429,714	413,897
Partially-owned unconsolidated entities — Multifamily	(1,731)	(2,336)
Partially-owned unconsolidated entities — Commercial	(11,500)	(26,046)
Other non-property related revenue	5,712	8,047
Discontinued operations property revenue	(53,348)	(63,936)
Total consolidated revenues	$368,847	$329,626

NOI:
Segment NOI:
Multifamily - Same Property (1)	$188,869	$175,553
Multifamily - Other (2)	31,067	20,491
Total multifamily	219,936	196,044
Commercial	41,601	52,774
Total segment NOI	261,537	248,818
Partially-owned unconsolidated entities — Multifamily	(924)	(1,183)
Partially-owned unconsolidated entities — Commercial	(7,340)	(17,318)
Other non-property related revenue	5,712	8,047
Discontinued operations property NOI	(30,375)	(38,375)
Impairment — discontinued operations (3)	(3,251)	—
Property management expense	(12,858)	(9,185)
General and administrative expense	(22,615)	(20,439)
Management fees and other expenses	(6,298)	(8,067)
Restructuring charges	(1,848)	(153)
Investment and development expenses (3)	(1,285)	(1,781)
Depreciation	(113,961)	(107,236)
Amortization	(3,043)	(4,540)
Impairment, legal contingencies and other losses (4)	(22,762)	(5,736)
Income from operations	40,689	42,852
Total other income (expense), net (5)	(68,664)	(73,263)
Loss from continuing operations	$(27,975)	$(30,411)
________________________

(1)	Consists of the 95 consolidated multifamily communities, containing 28,943 apartment units, continuously owned since January 1, 2011.

(2)	Includes all multifamily communities other than same-property communities and operations from the for-sale portfolio.

(3)	Reflects costs incurred related to acquisitions and abandoned pursuits. These costs are volatile and, therefore, may vary between periods.

(4)	See Note 3 - "Real Estate Activity - Impairment, Legal Contingencies and Other Losses" for a description of the charges.

(5)
For-sale residential activities, including net gain on sales and income tax expense (benefit), are included in the line item “Total other income (expense)”. See Note 3 - "Real Estate Activity - For-Sale Activities".

Presented below is segment information, for the multifamily and commercial segments, including the reconciliation of total segment revenues to total revenues and total segment NOI to income/loss from continuing operations before noncontrolling interest for the years ended December 31, 2011 and 2010. For the purposes of the following table, "Multifamily - Same-Property" includes all consolidated multifamily properties continuously owned during the periods presented since January 1, 2010. Same-property communities may be adjusted during the year to account for disposition activity.

	Years Ended December 31,
($ in thousands)	2011	2010
Revenues:
Segment revenues:
Multifamily - Same Property (1)	$295,620	$283,115
Multifamily - Other (2)	40,427	26,279
Total multifamily	336,047	309,394
Commercial	77,850	80,015
Total segment revenues	413,897	389,409
Partially-owned unconsolidated entities — Multifamily	(2,336)	(3,106)
Partially-owned unconsolidated entities — Commercial	(26,046)	(30,987)
Other non-property related revenue	8,047	11,693
Discontinued operations property revenue	(63,936)	(65,302)
Total consolidated revenues	$329,626	$301,707

NOI:
Segment NOI:
Multifamily - Same Property (1)	$174,890	$163,058
Multifamily - Other (2)	21,154	11,134
Total multifamily	196,044	174,192
Commercial	52,774	54,006
Total segment NOI	248,818	228,198
Partially-owned unconsolidated entities — Multifamily	(1,183)	(1,468)
Partially-owned unconsolidated entities — Commercial	(17,318)	(20,839)
Other non-property related revenue	8,047	11,693
Discontinued operations property NOI	(38,375)	(37,333)
Property management expense	(9,185)	(8,584)
General and administrative expense	(20,439)	(18,563)
Management fees and other expenses	(8,067)	(9,504)
Restructuring charges	(153)	(361)
Investment and development expenses (3)	(1,781)	(422)
Depreciation	(107,236)	(100,137)
Amortization	(4,540)	(2,856)
Impairment, legal contingencies and other losses (4)	(5,736)	(1,308)
Income from operations	42,852	38,516
Total other income (expense), net (5)	(73,263)	(84,911)
Loss from continuing operations	$(30,411)	$(46,395)
________________________

(1)	Consists of the 96 consolidated multifamily communities, containing 29,233 apartment units, continuously owned during the periods presented since January 1, 2010.

(2)	Includes all multifamily communities other than same-property communities and operations from the for-sale portfolio.

(3)	Reflects costs incurred related to acquisitions and abandoned pursuits. These costs are volatile and, therefore, may vary between periods.

(4)	See Note 3 - "Real Estate Activity - Impairment, Legal Contingencies and Other Losses" for a description of the charges.

(5)
For-sale residential activities, including net gain on sales and income tax expense (benefit), are included in the line item “Total other income (expense)”. See Note 3 - "Real Estate Activity - For-Sale Activities".

Additionally, the Company's total segment capitalized expenditures to total capitalized expenditures and total segment assets to total assets as of December 31, 2012 and 2011 are presented below.

	As of December 31,
($ in thousands)	2012	2011
Development and Capitalized Expenditures:
Multifamily	$103,444	$59,007
Commercial	18,857	10,756
Corporate	346	373
Total consolidated development and capitalized expenditures	$122,647	$70,136

Assets:
Segment assets:
Multifamily	$2,669,843	$2,584,769
Commercial	450,582	514,810
Total segment assets	3,120,425	3,099,579
Unallocated corporate assets (1)	165,783	159,026
Colonial Properties Trust	$3,286,208	$3,258,605
Corporate assets specific to Colonial Properties Trust	(48)	(177)
Colonial Realty Limited Partnership	$3,286,160	$3,258,428
________________________

(1)	Includes the Company's investment in partially-owned entities of $7.8 million and $12.3 million as of December 31, 2012 and December 31, 2011, respectively.

Note 13 — Investment in Partially-Owned Entities
The Company evaluates all transactions and relationships with variable interest entities (VIEs) to determine whether the Company is the primary beneficiary.
Consolidated Investments in Variable Interest Entities
Based on the Company's evaluation, as of December 31, 2012, the Company has one consolidated VIE — CMS/Colonial Canyon Creek — which the Company began consolidating in September 2009 as a result of a preferred equity contribution of $11.5 million made by the Company to the joint venture in connection with a construction loan refinancing. This joint venture is a variable interest entity and the Company's $11.5 million preferred equity contribution constituted a reconsideration event.
In assessing whether the Company was the primary beneficiary under FASB ASU 2009-17, the Company considered the significant economic activities of this variable interest entity to consist of:

(1)	the sale of the single apartment community owned by the partnership,

(2)	the financing arrangements with banks or other creditors,

(3)	the capital improvements or significant repairs, and

(4)	the pricing of apartment units for rent.
The Company concluded that it has the power to direct the activities of this joint venture and that the Company has the obligation to absorb losses and the right to receive benefits from this joint venture that could be significant to the joint venture. Therefore, the Company consolidates the CMS/Canyon Creek joint venture.

Investments in Unconsolidated Partially-Owned Entities
Investments in unconsolidated partially-owned entities at December 31, 2012 and 2011 consisted of the following:

	Percent	As of December 31,
($ in thousands)	Owned	2012	2011
Multifamily:
Belterra, Ft. Worth, TX	10%	$300	$365
Colonial Grand at Huntcliff, Atlanta, GA	20%	1,195	1,382
Colonial Grand at McKinney, Dallas, TX (1)	25%	1,715	1,721
Colonial Grand at Research Park, Raleigh, NC (2)	—%	—	660
Regents Park (Phase II), Atlanta, GA (1)	40%	2,460	3,341
Total Multifamily		$5,670	$7,469

Commercial:
600 Building Partnership, Birmingham, AL	33%	357	331
Bluerock, Huntsville, AL (3)	—%	—	(6,426)
Colonial Promenade Madison, Huntsville, AL (4)	—%	—	2,062
Colonial Promenade Smyrna, Smyrna, TN	50%	1,683	2,259
DRA/CLP JV (5)	—%	—	(25,152)
Highway 150, LLC, Birmingham, AL (6)	10%	50	43
Parkside Drive LLC II, Knoxville, TN (7)	—%	—	112
Total Commercial		$2,090	$(26,771)

Other:
Colonial/Polar-BEK Management Company, Birmingham, AL	50%	17	28
Total Other		$17	$28

Net investment in partially-owned entities (8)		$7,777	$(19,274)
________________________

(1)	These joint ventures consist of undeveloped land.

(2)	In October 2012, the Company acquired the property held by the joint venture (see below).

(3)
Effective December 31, 2012, the Company sold its 10% noncontrolling interest (see below). This equity interest is presented under “Liabilities” on the Company's Consolidated Balance Sheet as of December 31, 2011.

(4)	In February 2012, the Company sold its 25% noncontrolling joint venture interest (see below).

(5)	Effective June 30, 2012, the Company redeemed its 15% noncontrolling joint venture interest (see below).

(6)	In January 2013, the Company sold its 10% noncontrolling joint venture interest (see Note 22 - "Subsequent Events").

(7)	In December 2011, the Company sold its 50% noncontrolling interest in this joint venture (see below).

(8)
Net investment in partially-owned entities as of December 31, 2011 includes the Trust's $4.1 million contingent obligation related to the DRA/CLP JV. CRLP's net investment in partially owned entities was $(15.1) million as of December 31, 2011.

Effective December 31, 2012, the Company disposed of its 10% noncontrolling interest in the Bluerock office portfolio, which consisted of nine office assets comprising 1.7 million square feet located in Huntsville, Alabama. As a result of the transaction, the Company recognized a gain of approximately $7.4 million (presented in “Income from partially-owned unconsolidated entities” on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the Bluerock entity in 2007. Pursuant to the transaction, the Company received $2.0 million in cash, of which $1.3 million was related to the management agreement buyout and $0.7 million was related to the purchase of the Company's equity interest in the portfolio. Also, as a result of the transaction, the Company no longer has responsibility for $10.7 million of associated mortgage debt and $7.9 million of other liabilities, which represents the Company's pro-rata share. The Company transitioned management and leasing responsibilities as of January 31, 2013. As a result of this transaction, the Company no longer has an equity interest in this portfolio.
In October 2012, the Company purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community located in Raleigh, North Carolina, for $38.0 million, of which $21.3 million was used to repay existing property specific debt at closing. Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property. In accordance with ASC 805, the Company remeasured its former noncontrolling interest to fair value and recognized a gain of $2.8 million on the transaction (presented in “Income from partially-owned unconsolidated entities” on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss)). As a result of the transaction, the Company began presenting Colonial Grand at Research Park in the Company's consolidated financial statements beginning October 1, 2012. This acquisition was funded with proceeds from asset dispositions and borrowings on the Company's unsecured credit facility.

In September 2012, the Company recorded a $0.5 million non-cash impairment charge, which represents the Company's pro-rata share of the charge, related to a for-sale residential parcel of land held in a joint venture. This charge is presented in "Income from partially-owned unconsolidated entities" in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.
Effective June 30, 2012, the Company's remaining 15% noncontrolling interest in the 18-asset DRA/CLP joint venture was redeemed by the joint venture in exchange for $2.0 million, and the Company is no longer responsible for approximately $111.3 million of mortgage debt, which represented the Company's pro rata share of the joint venture's mortgage debt. The $2.0 million contingent consideration is payable to the Company following the occurrence of one or more capital events and after certain returns have been achieved with respect to additional capital expected to be invested in the joint venture by other members of the joint venture. However, the Company has assigned no value to this consideration. In addition, the Trust was released from a $4.1 million contingent liability, which represented the Trust's pro rata share of a guaranty obligation resulting from a debt guaranty provided by the joint venture. As a result of the transaction, during the second quarter of 2012, the Company recognized a gain of approximately $21.9 million (presented in “Income from partially-owned unconsolidated entities” on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the DRA/CLP joint venture in 2007. The gain is net of a $3.2 million non-cash impairment charge, which represents the Company's pro-rata share of an impairment recorded by the joint venture for 2011, but omitted in the Company's annual financial statements for the year ended December 31, 2011. Along with the redemption of its interest in the DRA/CLP joint venture the Company has reduced its workforce in the commercial segment by a total of 27 employees through the elimination of certain positions. As a result, approximately $1.4 million in termination benefits and severance-related charges, are included in “Income from partially-owned unconsolidated entities” on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012. Of the $1.4 million in charges, $0.7 million is unpaid and reflected in “Accrued expenses” on the Company's Consolidated Balance Sheets of the Trust and CRLP as of December 31, 2012. The Company transitioned the management of the properties and certain leasing responsibilities to a third party as of September 30, 2012. As a result of this transaction, the Company no longer has an interest in this joint venture.
In February 2012, the Company sold its 25% noncontrolling joint venture interest in Colonial Promenade Madison, a 111,000 square-foot retail center located in Huntsville, Alabama, to a minority partner for total consideration of $3.0 million. The Company recognized a gain of approximately $1.0 million on this transaction. Proceeds from the sale were used to repay a portion of the outstanding balance on the Company's unsecured credit facility. As a result of this transaction, the Company no longer has an interest in this joint venture.
In December 2011, the Company, Parkside Drive LLC I and Parkside Drive LLC II sold Colonial Pinnacle at Turkey Creek, a 659,000-square-foot retail center located in Knoxville, Tennessee, for total consideration of $131.7 million. The Company held a 50% noncontrolling interest in this asset and received cash proceeds of $25.6 million in connection with the sale, which is presented in "Distributions from partially-owned entities" on the Consolidated Statements of Cash Flows of the Trust and CRLP. These proceeds were used to repay a portion of the outstanding balance on the Company's unsecured credit facility and fund the acquisition of multifamily apartment communities (see Note 3 - "Real Estate Activity - Acquisition Activity"). The Company recognized an $18.8 million gain on this transaction.
In November 2011, the Company sold its remaining 5% noncontrolling joint venture interest in Colonial Promenade Alabaster II/Tutwiler II, LLC, a 420,000-square-foot retail center located in Birmingham, Alabama, to the majority partner. The company's interest was sold for total consideration of $2.4 million, comprised of $0.4 million in cash and the joint venture partner's assumption of the Company's $2.0 million share of the existing loan secured by the property. Proceeds from the sale were used to repay a portion of the outstanding balance on the Company's unsecured credit facility. As a result of this transaction, the Company no longer has an interest in this joint venture.
In July 2011, the Company purchased the remaining 50% interest in Laneboro at Heathrow, LLC for $1.3 million. This site is currently under active construction and is scheduled to be completed in the first quarter of 2013 (see Note 5 - "Undeveloped Land and Construction in Progress"). The property under construction, Colonial Grand at Lake Mary (Phase II), is adjacent to the Colonial Grand at Lake Mary (Phase I) multifamily property that was placed into service in the fourth quarter 2012.

In October 2010, the Company sold its remaining 50% noncontrolling interest in the Parkway Place Mall in Huntsville, Alabama, to joint venture partner CBL & Associates Properties, Inc. The Company's interest was sold for total consideration of $38.8 million, comprised of $17.9 million in cash (presented as a component of “Distributions from partially-owned unconsolidated entities” in the Consolidated Statement of Cash Flows of the Trust and CRLP) and CBL's assumption of the Company's $20.9 million share of the existing loan secured by the property. Proceeds from the sale were used to repay a portion of the outstanding balance of the Company's unsecured credit facility. The Company recognized a $3.5 million gain on this transaction.
In June 2010, the Company exited two single-asset multifamily joint ventures with DRA Advisors LLC (“DRA”) totaling 664 units, in each of which the Company had a 20% ownership interest. Pursuant to the transaction, the Company transferred its 20% ownership interest in Colonial Village at Cary to DRA and made a net cash payment of $2.7 million in exchange for DRA's 80% ownership in the 345-unit Colonial Grand at Riverchase Trails located in Birmingham, Alabama. Additionally, the Company assumed and subsequently repaid the $19.3 million loan securing Colonial Grand at Riverchase Trails, which was set to mature on October 1, 2010. The Company now owns 100% of Colonial Grand at Riverchase Trails and DRA now owns 100% of Colonial Village at Cary, with respect to which DRA assumed the existing secured mortgage. The Company continued to manage Colonial Village at Cary through September 30, 2010, pursuant to an existing management agreement. The transaction was funded by borrowings from the Company's unsecured credit facility and proceeds from issuances of common shares through the Company's “at-the-market” equity program.
Combined financial information for the Company’s investments in unconsolidated partially-owned entities since the respective dates of the Company’s acquisitions is as follows:

	As of December 31,
($ in thousands)	2012	2011 (1)
Balance Sheet
Assets
Land, building and equipment, net	$92,366	$1,044,266
Construction in progress	12,701	13,841
Other assets	10,347	78,564
Total assets	$115,414	$1,136,671
Liabilities and partners’ equity
Notes payable (2)	$83,738	$957,068
Other liabilities	2,238	106,068
Partners’ equity	29,438	73,535
Total liabilities and partners’ equity	$115,414	$1,136,671
________________________

(1)
"Land, building and equipment, net" has been revised from the amount previously reported to appropriately reflect an asset impairment of $34.5 million recorded by the DRA/CLP joint venture during 2011.

(2)	The Company’s pro-rata share of indebtedness, as calculated based on ownership percentage, at December 31, 2012 and 2011 was $20.7 million and $147.8 million, respectively.

	Years Ended December 31,
($ in thousands)	2012	2011 (1)	2010
Statement of Operations
Revenues	$88,790	$162,474	$179,506
Operating expenses	(34,754)	(93,707)	(64,478)
Interest expense	(39,899)	(67,930)	(71,524)
Depreciation, amortization and other	(18,409)	(23,963)	(74,006)
Net loss (2)	$(4,272)	$(23,126)	$(30,502)
________________________

(1)	"Operating expenses" has been revised from amount previously reported to appropriately reflect an impairment charge of $34.5 million recorded by the DRA/CLP joint venture during 2011.

(2)
In addition to including the Company’s pro-rata share of income (loss) from partially-owned unconsolidated entities of $0.2 million, $12.3 million and $(3.7) million for the years ended December 31, 2012, 2011, and 2010, respectively, “Income from partially-owned unconsolidated entities”on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss) includes gains(losses) on the Company’s dispositions of joint-venture interests and amortization of basis differences which are not reflected in the table above.

Note 14 — Financing Activities

Notes and mortgages payable at December 31, 2012 and 2011 consist of the following:

	Years Ended December 31,
($ in thousands)	2012	2011
Unsecured credit facility	$188,631	$184,000
Unsecured term loans	400,000	250,000
Mortgages and other notes:
3.13% to 6.00%	526,634	529,243
6.01% to 6.88%	716,727	796,484
	$1,831,992	$1,759,727

Unsecured Revolving Credit Facility and Cash Management Line

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving credit facility (the “Credit Facility”) with Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility replaced CRLP's prior $675.0 million credit facility, which matured on June 21, 2012. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP's senior unsecured debt from time to time. As of December 31, 2012, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody's Investors Services, Inc., or Standard & Poor's Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

The Credit Facility includes certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $25.0 million, an event of default under CRLP's unsecured term loan, and bankruptcy of other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the Credit Facility to be immediately due and payable.
Both the Credit Facility and term loan agreements (described below) under "Senior Unsecured Term Loans" require that CRLP satisfy similar financial and operational covenants, including the following:

	As of
	December 31, 2012	Requirements:
Fixed Charge Ratio	2.2x	>1.5x
Debt to Total Asset Value Ratio	45%	<60.0%
Secured Debt to Total Asset Value Ratio	17%	<40.0%
Unencumbered Leverage Ratio	45%	<62.5%
Permitted Investments Ratio	11%	<30.0%
Tangible Net Worth ($ in billions)	$2.1	$1.0

At December 31, 2012, the Company was in compliance with these covenants.

In addition to the Credit Facility, the Company has a $35.0 million cash management line provided by Wells Fargo, which was amended and restated in April 2012. The amended and restated cash management line has a maturity date of March 29, 2016.

The Credit Facility and the cash management line, which primarily are used by the Company to finance property acquisitions and developments, had an outstanding balance at December 31, 2012 of $188.6 million, including $170.0 million outstanding on the Credit Facility and $18.6 million outstanding on the cash management line. The weighted average interest rate of the Credit Facility and the cash management line was 1.61% and 1.35% as of December 31, 2012 and 2011, respectively.

CRLP intends to use future borrowings under the Credit Facility and the cash management line for general corporate purposes, including, without limitation, the repayment of outstanding indebtedness, the future development of properties, the acquisition of additional properties and other acquisition transactions as suitable opportunities arise, capital expenditures, and redevelopment and/or improvements to certain existing properties.

Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP's unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 15 - "Derivatives and Hedging") to fix the interest rate through maturity at an all-in initial rate of 2.71%, based on an initial margin of 1.60%. The term loan matures on May 11, 2017 and may be prepaid, in whole or in part, at any time, without premium or penalty. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility. In connection with this new term loan agreement, the Company amended the 2011 term loan agreement described below, as well as the Company's March 2012 credit agreement, to conform certain defined terms and the language in certain covenants among the three loans and to reflect the new May 2012 term loan.

On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement (the "Term Loan Agreement") with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, for a $250.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP's unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 15 - "Derivatives and Hedging") to fix the interest rate through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 2.45%. During 2012, CRLP's senior unsecured debt rating was upgraded to Baa3, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018 and may be prepaid, in whole or in part, at any time, subject to a prepayment premium of 2% for amounts prepaid on or prior to July 22, 2013 and 1% for amounts prepaid after July 22, 2013 but prior to July 23, 2014. There is no prepayment premium for amounts prepaid after July 22, 2014. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility.

Both term loan agreements discussed above contain various restrictive covenants, including with respect to liens, indebtedness, distributions, mergers and asset sales, and also limits the percentage of CRLP's total asset value that may be invested in unimproved land, mortgage receivables, unconsolidated joint ventures, residential units for sale and construction. As described above, the term loan agreements require that CRLP satisfy certain financial and operational covenants. The term loan agreements include certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $20.0 million for the term loan entered into in June 2011 and greater than or equal to $25.0 million for the term loan entered into in May 2012, an event of default under the Credit Facility, and bankruptcy or other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the term loan agreements to be immediately due and payable.

Secured and Unsecured Indebtedness

At December 31, 2012, the Company had $1.1 billion in unsecured indebtedness including balances outstanding under its Credit Facility and certain other notes payable. The remainder of the Company's notes and mortgages payable are collateralized by the assignment of rents and leases of certain properties and assets with an aggregate net book value of approximately $691.9 million at December 31, 2012.

The aggregate maturities of notes and mortgages payable, including the Company’s Credit Facility as of December 31, 2012, were as follows:

As of
($ in thousands)	December 31, 2012
2013	$99,504
2014	192,051
2015	223,664
2016 (1)	277,977
2017	150,000
Thereafter	888,796
$1,831,992
_______________________

(1)	Includes $188.6 million outstanding on the Company’s Credit Facility as of December 31, 2012, which matures in March 2016.
Collateralized Credit Facilities
In the second quarter of 2010, the Company closed on $73.2 million of secured financing originated by Berkadia Commercial Mortgage LLC for repurchase by Fannie Mae. The financing has a 10 year term, carries a fixed interest rate of 5.02% and is secured by three multifamily properties. The proceeds from this financing were used to repay a portion of the outstanding balance on the Company's Credit Facility.
Unsecured Senior Notes Repurchases
During 2010, under a note repurchase program approved by the Trust's Board of Trustees in January 2010, CRLP repurchased $37.7 million of its outstanding unsecured senior notes, at an average discount of 3.5%, representing an average yield-to-maturity of 6.7%. The Company recognized a gain of approximately $1.0 million in 2010 related to these note repurchases, which is included in "Gains on retirement of debt" on the Consolidated Statement of Operations and Comprehensive Income (Loss) of the Trust and CRLP. The gains are presented gross of the loss on hedging activities of $0.3 million, which loss is the result of a reclassification of amounts in "Accumulated Other Comprehensive Loss" in connection with the Company's conclusion that it is probable that the Company will not make interest payments associated with previously hedged debt as a result of these note repurchases. This repurchase program expired on December 31, 2010.
Unsecured Senior Note Maturities
During August 2012, the Company's outstanding 6.875% senior note matured, which the Company satisfied with an aggregate payment of $82.8 million ($80.0 million of principal and $2.8 million of accrued interest) using borrowings under the Company's Credit Facility.
During April 2011, the Company's 4.80% senior note matured, which the Company satisfied with a gross payment of $58.3 million ($56.9 million of principal and $1.4 million of accrued interest) using proceeds from the the Company's "at-the-market" equity offering programs and borrowings under the Credit Facility.
In December 2010, the Company had a $10.0 million 8.08% medium-term note and a $10.0 million 8.05% medium-term note mature. Both notes were satisfied by a gross payment of $20.5 million ($20.0 million of principal and $0.5 million of accrued interest), using proceeds from the December 2010 "at-the-market" equity offering program and borrowings under the Credit Facility.
Unconsolidated Joint Venture Financing Activity
In May 2010, the Company acquired from the lender at par the outstanding construction loan originally obtained by the Colonial Promenade Smyrna joint venture, a joint venture in which the Company has a 50% ownership interest. This note, which had an original principal amount of $34.6 million and matured by its terms in December 2009, had not been repaid and had an outstanding balance of $28.3 million and an interest rate of one-month LIBOR plus 1.20% as of the date of purchase. The Company and its joint venture partner agreed to several extensions of the maturity date through December 2011. In January 2012, the note and the related loan documents were amended to extend the maturity date to December 2012, fix the interest rate at 5.25%, provide for two additional one-year extension options and reduce the joint venture partner's guarantee to $1.3 million. In December 2012, the joint venture opted to exercise its second one year option, extending the maturity date to December 2013 with a fixed interest rate of 5.38%. As of December 31, 2012, the note had an outstanding balance of $24.4 million.

There can be no assurance that the Company’s joint ventures will be successful in refinancing and/or replacing existing debt at maturity or otherwise. If the joint ventures are unable to obtain additional financing, payoff the existing loans that are maturing, or renegotiate suitable terms with the existing lenders, the lenders generally would have the right to foreclose on the properties in question and, accordingly, the joint ventures will lose their interests in the assets. The failure to refinance and/or replace such debt and other factors with respect to the Company’s joint venture interests may materially adversely impact the value of the Company’s joint venture interests, which, in turn, could have a material adverse effect on the Company’s financial condition and results of operations.

Note 15 — Derivatives and Hedging
Risk Management Objective and Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which is determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.
On April 11, 2012, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $100.0 million, a fixed interest rate of 1.13%, and a maturity date of May 11, 2017. On April 27, 2012, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 1.06%, and a maturity date of May 11, 2017. In accordance with these agreements, the Company will pay the fixed rate and receive a variable rate based on one-month LIBOR. These interest rate swap agreements became effective on May 11, 2012 upon the execution of a term loan agreement (see Note 14 - "Financing Activities – Senior Unsecured Term Loans").
On June 3, 2011, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $200.0 million, a fixed interest rate of 2.58%, and a maturity date of August 1, 2018. On July 12, 2011, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 2.47%, and a maturity date of August 1, 2018. In accordance with these agreements, the Company will pay the fixed rate and receive a variable rate based on one-month LIBOR. These interest rate swap agreements became effective on July 22, 2011 upon the execution of the Term Loan Agreement (see Note 14 - "Financing Activities — Senior Unsecured Term Loans").
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated other comprehensive loss” and is subsequently reclassified into earnings as “Interest expense” as interest payments are made on the Company's variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings as a “Loss on hedging activities.” The Company reclassified no amounts to "Loss on hedging activities" for the years ended December 31, 2012 and 2011. During the year ended December 31, 2010, the Company accelerated the reclassification of amounts in “Accumulated other comprehensive loss” to "Loss on hedging activities" related to interest payments on the hedged debt were deemed probable not to occur as a result of the repurchases of senior notes of CRLP. The accelerated amount was a loss of $0.3 million for the year ended December 31, 2010.
Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be reclassified to “Interest expense” as interest payments are made on the Company’s variable-rate debt. Over the next 12 months , the Company expects to reclassify $7.7 million from "Accumulated other comprehensive loss" as an increase to "Interest expense".

As of December 31, 2012, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk ($ in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$400,000
The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the Consolidated Balance Sheets of the Trust and CRLP as of December 31, 2012 and 2011, respectively.

Fair Value of Derivative Instruments
	Asset Derivatives			Liability Derivatives
	Balance	Fair Value at		Balance	Fair Value at
($ in thousands)	Sheet Location	12/31/2012	12/31/2011	Sheet Location	12/31/2012	12/31/2011

Interest Rate Swap	Other Assets	$—	$—	Other Liabilities	$(25,862)	$(16,619)

The tables below present the effect of the Company's derivative financial instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the years ended December 31, 2012, 2011 and 2010, respectively.

	Amount of Gain (Loss)				Amount of Gain (Loss) Reclassified
($ in thousands)	Recognized in OCI on				Reclassified
	Derivative				from OCI into Income
	(Effective Portion)				(Effective Portion)
Location of Gain (Loss)
Derivatives in				Reclassified from
ASC 815 Cash				Accumulated
Flow Hedging	Years Ended			OCI into Income	Years Ended
Relationships	12/31/2012	12/31/2011	12/31/2010	(Effective Portion)	12/31/2012	12/31/2011	12/31/2010

Interest Rate Swaps	$(15,985)	$(19,302)	$—	Interest Expense	$(7,222)	$(3,164)	$(437)
				Loss on Hedging Activities	—	—	(289)
					$(7,222)	$(3,164)	$(726)
Credit-Risk-Related Contingent Features
The Company has an agreement with its derivatives counterparty that contains a provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.
As of December 31, 2012 the fair value of the derivatives in a net liability position, which includes accrued interest, but excludes any adjustment for nonperformance risk related to this agreement was $27.3 million. As of December 31, 2012, the Company has not posted any collateral related to this agreement. If the Company had breached any of its provisions at December 31, 2012, it could have been required to settle its obligations under the agreement at its termination value of $27.3 million.

Note 16 — Share-Based Compensation
Incentive Share Plans
The Board of Trustees of the Trust approved the 2008 Omnibus Incentive Plan on March 7, 2008 and certain amendments thereto (the “Amendments”) on March 1, 2011 (as amended, the “Omnibus Plan”). The 2008 Plan and those Amendments requiring shareholder approval were approved by the Trust's shareholders on April 23, 2008 and April 27, 2011, respectively. The Third Amended and Restated Employee Share Option and Restricted Share Plan (the “Prior Plan”) expired by its terms in 2008. The Omnibus Plan provides the Trust with the opportunity to grant long-term incentive awards to employees and non-employee trustees, as well independent contractors, as appropriate. The Omnibus Plan authorizes the grant of seven types of share-based awards – share options, restricted shares, unrestricted shares, share units, share appreciation rights, performance shares and performance units. At December 31, 2012, 4,415,964 shares were available for issuance under the Omnibus Plan.

In connection with the grant of options under the Omnibus Plan, the Executive Compensation Committee of the Board of Trustees determines the option exercise period and any vesting requirements. All outstanding options granted under the Omnibus Plan prior to April 27, 2011 and under the Prior Plan have a term of ten years. All outstanding options granted under the Omnibus Plan since April 27, 2011 have a term of seven years. All options and restricted shares vest over periods ranging from one to five years.

Compensation costs for share options have been valued on the grant date using the Black-Scholes option-pricing method. The weighted average assumptions used in the Black-Scholes option pricing model were as follows:

	Years Ended December 31,
	2012	2011	2010
Dividend yield	3.11%	3.94%	8.41%
Expected volatility	65.37%	64.14%	83.83%
Risk-free interest rate	1.08%	2.23%	1.71%
Expected option term (years)	5.8	5.8	3.1

For this calculation, the expected dividend yield reflects the Trust's historical yield. Expected volatility was based on the historical volatility of the Trust's common shares. The risk-free interest rate for the expected life of the options was based on the implied yields on the U.S Treasury yield curve. The weighted average expected option term was based on the Trust's historical data for prior period share option exercises and forfeiture activity.
During the year ended December 31, 2012, the Trust granted share options to purchase 251,495 common shares to the Company’s employees and trustees. For the years ended December 31, 2012, 2011 and 2010, the Company recognized compensation expense related to share options of $2.8 million ($0.2 million of compensation expense related to share options was accelerated due to the Company's restructuring), $1.8 million and $1.0 million, respectively. Upon the exercise of share options, the Trust issues common shares from authorized but unissued common shares. Total cash proceeds from exercise of stock options were $0.8 million, $0.7 million and $2.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The following table presents a summary of share option activity under all plans for the year ended December 31, 2012:

	Options Outstanding
		Weighted Average
	Shares	Exercise Price
Options outstanding, beginning of period	2,008,632	$19.76
Granted	251,495	20.98
Exercised	(52,317)	14.74
Forfeited	(297,369)	23.20
Options outstanding, end of period	1,910,441	$19.52
The weighted average grant date fair value of options granted in 2012, 2011 and 2010 was $9.52 per share, $8.13 per share and $4.19 per share, respectively. The total intrinsic value of options exercised during 2012, 2011 and 2010 was $0.3 million, $0.3 million and $0.4 million, respectively.
As of December 31, 2012, the Trust had approximately 1.9 million share options outstanding with a weighted average exercise price of $19.52 and a weighted average remaining contractual life of 5.5 years. The intrinsic value for the share options outstanding as of December 31, 2012 was $7.5 million. The total number of exercisable options at December 31, 2012 was approximately 0.7 million. As of December 31, 2012, the weighted average exercise price of exercisable options was $25.75 and the weighted average remaining contractual life was 2.8 years for these exercisable options. The intrinsic value for the share options exercisable as of December 31, 2012 was $0.6 million. As of December 31, 2012, the total number of options expected to vest is approximately 1.1 million. The weighted average exercise price of options expected to vest is $15.50 and the weighted average remaining contractual life is 7.1 years. The options expected to vest have an aggregate intrinsic value at December 31, 2012 of $6.8 million. At December 31, 2012, there was $2.4 million of unrecognized compensation cost related to unvested share options, which is expected to be recognized over a weighted average period of 1.5 years.

The following table presents the change in nonvested restricted share awards:

			Weighted Average
		Year Ended	Grant Date
		December 31, 2012	Fair Value
Nonvested Restricted Shares,	December 31, 2011	634,170	$15.95
Granted		389,550	20.73
Vested		(299,260)	16.68
Cancelled/Forfeited		(25,778)	17.06
Nonvested Restricted Shares,	December 31, 2012	698,682	$18.26

The weighted average grant date fair value of restricted share awards issued during 2012, 2011 and 2010 was $20.73, $19.18 and $11.29, respectively. For the years ended December 31, 2012, 2011 and 2010, the Company recognized compensation expense related to restricted share awards of $6.0 million ($0.7 million of compensation expense related to restricted share awards was accelerated and $0.1 million was reversed due to the Company's restructuring), $4.2 million and $3.6 million, respectively. For the years ended December 31, 2012, 2011 and 2010, the Company separately capitalized $0.3 million, $0.5 million and $0.1 million, respectively, for restricted share awards granted in connection with certain real estate developments. The total fair value for restricted share awards that vested during 2012, 2011 and 2010 was $5.0 million, $8.1 million and $1.2 million, respectively. At December 31, 2012, the unrecognized compensation cost related to nonvested restricted share awards is $7.1 million, which is expected to be recognized over a weighted average period of 1.6 years.
Employee Share Purchase Plan
The Company maintains an Employee Share Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees of the Company, through payroll deductions, to purchase common shares at market price. The Purchase Plan has no limit on the number of common shares that may be issued under the plan. The Trust issued 3,568, 3,943 and 6,293 common shares pursuant to the Purchase Plan during 2012, 2011 and 2010, respectively.

Note 17 — Income Taxes
The Trust, which is considered a corporation for federal income tax purposes, has elected to be taxed and qualifies to be taxed as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and may not be able to qualify as a REIT for four subsequent taxable years. The Trust may also be subject to certain federal, state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income even if it does qualify as a REIT. For example, the Trust will be subject to income tax to the extent it distributes less than 100% of its REIT taxable income (including capital gains) and the Trust has certain gains that, if recognized, will be subject to corporate tax because it acquired the assets in tax-free acquisitions of non-REIT corporations.
In the preparation of income tax returns in federal and state jurisdictions, the Company and its taxable REIT subsidiary assert certain tax positions based on their understanding and interpretation of the income tax law. The taxing authorities may challenge such positions, and the resolution of such matters could result in additional income tax expense, interest or penalties. Although any such assessments historically have been minimal and immaterial to the Company's financial results, when the Company has received an assessment for interest and/or penalties, it has been classified in the financial statements as income tax expense. Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.
Taxable REIT Subsidiary
The Company’s consolidated financial statements include the operations of a taxable REIT subsidiary, CPSI, which is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future periods. CPSI provides property development, construction services, leasing and management services for joint venture and third-party owned properties and administrative services to the Company and engages in for-sale development activity. The Company generally reimburses CPSI for payroll and other costs incurred in providing services to the Company. All inter-company transactions are eliminated in the accompanying consolidated financial statements. During the years ended December 31, 2012, 2011 and 2010, CPSI recognized no income tax expense/

(benefit). Significant deferred tax assets and liabilities and a reconciliation of CPSI’s income tax expense to the statutory federal rate are reflected in the tables below.

The components of CPSI’s deferred income tax assets and liabilities were as follows:

	Years Ended
	December 31,
($ in thousands)	2012	2011
Deferred tax assets:
Real estate asset basis differences	$6,099	$270
Impairments	11,875	11,944
Deferred revenue	1,008	1,116
Deferred expenses	16,846	14,863
Net operating loss carryforward	15,979	14,298
Accrued liabilities	6,012	2,297
	57,819	44,788
Deferred tax liabilities:
Real estate asset basis differences	—	—

Net deferred tax assets, before valuation allowance	57,819	44,788
Valuation allowance	(57,819)	(44,788)
Net deferred tax assets, included in other assets	$—	$—

Reconciliations of the effective tax rates of CPSI to the federal statutory rate are detailed below.

	Years Ended December 31,
	2012	2011	2010
Federal tax rate	35.00%	35.00%	35.00%
Valuation reserve	(34.99)%	(34.99)%	(34.99)%
State income tax, net of federal income tax benefit	—	—	—
Other	(0.01)%	(0.01)%	(0.01)%
CPSI provision for income taxes	—%	—%	—%
For the years ended December 31, 2012, 2011 and 2010, other expenses include estimated state franchise and other taxes, including franchise taxes in North Carolina and Tennessee and the margin-based tax in Texas.
Tax years 2005 through 2007 and tax years 2009 through 2011 are subject to examination by the federal taxing authorities. Generally, tax years 2009 through 2011 are subject to examination by state taxing authorities. There are no state tax examinations currently in process.
On November 6, 2009, the Worker, Homeownership and Business Assistance Act of 2009 was signed into law, which expanded the net operating loss (“NOL”) carryback rules to allow businesses to carryback NOLs incurred in either 2008 or 2009 up to five years. As a result of the new legislation, CPSI was able to carry back tax losses that occurred in the year ended December 31, 2009 against income that was recognized in 2005 and 2006. The Company received no tax refunds during 2012. The Company received $0.7 million of tax refunds during the year ended December 31, 2011.

Note 18 — Leasing Operations

The Company’s business includes leasing and management of multifamily and commercial properties. For commercial properties owned by the Company, minimum rentals due in future periods under noncancelable operating leases extending beyond one year are as follows:

	As of
($ in thousands)	December 31, 2012
2013	$26,950
2014	26,211
2015	23,924
2016	21,983
2017	19,263
Thereafter	91,874
	$210,205	(1)
________________________
(1) Due to the sale of Metropolitan Midtown on February 1, 2013 (see Note 22 - "Subsequent Events"), all associated retail and office operating leases have been excluded.
The noncancelable leases are with tenants engaged in commercial operations in Alabama, Georgia, Louisiana and North Carolina. Performance in accordance with the lease terms is in part dependent upon the economic conditions of the respective areas. No additional credit risk exposure relating to the leasing arrangements exists beyond the accounts receivable amounts shown in the December 31, 2012 balance sheet. However, financial difficulties of tenants could impact their ability to make lease payments on a timely basis which could result in actual lease payments being less than amounts shown above. Leases with residents in multifamily properties are generally for one year or less and are thus excluded from the above table. Substantially all of the Company’s land, buildings, and equipment represent property leased under the above and other short-term leasing arrangements.
Rental income from continuing operations for 2012, 2011 and 2010 includes percentage rent of $0.3 million, $0.3 million and $0.5 million, respectively. This rental income was earned when certain retail tenants attained sales volumes specified in their respective lease agreements.

Note 19 — Contingencies, Guarantees and Other Arrangements
Contingencies
As a result of transactions executed in 2007, the Company implemented a strategic initiative to become a multifamily focused REIT, which included two significant joint venture transactions whereby the majority of the Company's wholly-owned commercial properties were transferred into separate joint ventures. In December 2009, the Company disposed of its interest in one of these joint ventures. In connection with the other 2007 joint venture transaction, the DRA/CLP joint venture, the Trust assumed certain contingent liabilities, of which $4.1 million remained outstanding until the Company's remaining 15% noncontrolling interest was redeemed by the joint venture effective June 30, 2012, and in connection therewith the Company was released from this contingent liability. The liabilities were the direct obligation of the Trust and thus, prior to the redemption of its interest, were not reflected in the Consolidated Balance Sheet of CRLP as of December 31, 2011. See Note 13 - "Investment in Partially-Owned Entities" for more detail regarding this transaction.
During 2012, the Company recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. During 2010, the Company recorded $1.3 million for certain contingent liabilities related to the mitigation of structural settlement at Colonial Promenade Alabaster II and additional infrastructure cost at Colonial Promenade Fultondale. Both of these retail assets were developed and sold by CPSI in previous years, and therefore are expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.
As of December 31, 2012, the Company is self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. The Company is also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.

Guarantees and Other Arrangements
In connection with the formation of Highway 150 LLC in 2002, the Company executed a guarantee, pursuant to which the Company served as a guarantor of $1.0 million of the debt related to the joint venture, which was collateralized by the Colonial Promenade Hoover retail property. At December 31, 2012, the total amount of debt of the joint venture, which matured on January 11, 2013, was approximately $15.1 million. As of December 31, 2012, no liability was recorded for the guarantee. Subsequently, on January 14, 2013, the Company sold its 10% noncontrolling interest in this joint venture and paid off the debt associated with this guarantee. Therefore, the Company is no longer liable for this guarantee. See Note 22 - "Subsequent Events" for additional details regarding this transaction.
In connection with certain retail developments, the Company has received funding from municipalities for infrastructure costs. In most cases, the municipalities issue bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. The Company previously guaranteed the shortfall, if any, of tax revenues to the debt service requirements on the bonds issued for the Colonial Promenade Tannehill development. As of December 31, 2011, the Company had satisfied the minimum debt service coverage ratio necessary to cancel the guarantee and, in February 2012, received confirmation of the cancellation from the bondholders.

Note 20 — Legal Proceedings
Colonial Grand at Traditions Litigation
As previously disclosed, in early 2007, CRLP and SM Traditions Associates, LLC ("SM") entered into a joint venture to develop the Colonial Grand at Traditions located in Gulf Shores, Alabama. CRLP and SM formed TA-Colonial Traditions LLC (the "Joint Venture"), in which CRLP owns a 35% interest and SM owns a 65% interest. In April 2007, the Joint Venture entered into a construction loan agreement for $34.1 million with Regions Bank ("Regions"). The Trust and SM each guaranteed up to $3.5 million of the principal amount of the loan, for an aggregate of up to $7.0 million. The construction loan, which had a balance of $35.5 million as of June 17, 2011 (including accrued interest), matured by its terms on April 15, 2010. In October 2010, Regions, as the lender, filed a complaint in the Circuit Court of Baldwin County, Alabama seeking appointment of a receiver for the Colonial Grand at Traditions, demanding payment of the outstanding balance under the loan from the Joint Venture and demanding payment on the guarantees from each of the guarantors, including the Trust, together with outstanding interest and other charges on the loan.
On or about December 13, 2010, MTGLQ Investors, L.P. ("MTGLQ") purchased the construction loan from Regions. MTGLQ subsequently transferred all of its interest in the construction loan to MLQ-ELD, L.L.C. ("MLQ"). MLQ initiated foreclosure proceedings with respect to the property in January 2011. Pursuant to an order of the Court entered on May 17, 2011, MLQ was also substituted for Regions with respect to the claims of Regions against the Joint Venture and the guarantors. On June 17, 2011, the Company purchased the outstanding note and related loan documents from MLQ for $21.1 million. The Company was substituted as the plaintiff in the action and the claims originally asserted by Regions against the Trust on the guarantee were dismissed. On August 1, 2011, CRLP acquired the Joint Venture's property through foreclosure.
Separately, in December 2010, SM and the Joint Venture (together, the "JV Parties") filed cross-claims in the Circuit Court of Baldwin County, Alabama against CRLP, the Trust, CPSI and Colonial Construction Services, LLC (collectively, the “Colonial Parties”), in connection with the development and management of the Colonial Grand at Traditions by the Colonial Parties. The JV Parties asserted several claims relating to the Colonial Parties' oversight and involvement in the development and construction of the property, including breach of management and development agreements, material misrepresentation, fraudulent concealment and breach of fiduciary duty. The JV Parties also asserted that the Colonial Parties conspired with Regions in connection with the activities alleged; however, in July 2012, the Court dismissed the conspiracy claims. The JV Parties have made a demand for an accounting of the costs of development and construction and claim damages of at least $13.0 million, plus an unspecified amount of attorney's fees.

On February 1, 2013, a Baldwin County, Alabama jury awarded SM $6.7 million in compensatory damages ($5.0 million for its original investment plus $1.7 million interest) and $6.0 million in punitive damages for a total of $12.7 million.  The jury returned a verdict in favor of SM with respect to the Colonial Parties' claims relating to the guaranty agreement it gave to Regions and in favor of the Joint Venture with respect to the Colonial Parties' claims relating to the construction loan purchased by the Company. The Company believes the verdicts should be vacated or a new trial ordered, and intends to pursue all available post-trial remedies.  However, the Company cannot give any assurance as to the outcome of these efforts. As a result of the jury verdict, the Company recorded an increase to its loss contingency reserve of $12.7 million in the fourth quarter of 2012.  The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Mira Vista at James Island Litigation
As previously disclosed, the Trust and CRLP, along with multiple other parties, are named defendants in lawsuits arising out of alleged construction deficiencies with respect to condominium units at Mira Vista at James Island in Charleston, South Carolina. Mira Vista was acquired by certain of the Company's subsidiaries after the units were constructed and operated as a multifamily rental project. The condominium conversion occurred in 2006 and all 230 units were sold. The lawsuits, one filed on behalf of the condominium homeowners association and one filed by one of the purchasers (purportedly on behalf of all purchasers), were filed in the South Carolina state court, Charleston County, in March 2010, against various parties involved in the development, construction and conversion of the Mira Vista at James Island property, including the contractors, subcontractors, architects, engineers, lenders, the developer, inspectors, product manufacturers and distributors. The plaintiffs are seeking $41.0 million in damages resulting from, among other things, alleged construction deficiencies and misleading sales practices. The lawsuits are currently in discovery. The Company is continuing to investigate the matter and evaluate its options and intends to vigorously defend itself against these claims. No assurance can be given that the matter will be resolved favorably to the Company. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.
UCO Litigation
The Company is involved in a contract dispute with a general contractor and three of its officers/managers in connection with construction cost overruns with respect to five for-sale projects which were being developed in a joint venture, CPSI-UCO, LLC. The President of the contractor is affiliated with the Company's joint venture partner.
In connection with the dispute, in January 2008, the contractor and three managers filed a lawsuit in the Circuit Court of Baldwin County against the Trust, CPSI, CPSI-UCO, LLC, CPSI-UCO Grander, LLC, CPSI-UCO Spanish Oaks, LLC; CPSI-UCO Cypress Village I, LLC; CPSI-UCO Cypress Village II, and CPSI Cypress Village III, LLC alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, seeking $10.3 million in damages, plus consequential and punitive damages. In December 2011, following a jury trial, the plaintiffs were awarded compensatory damages of approximately $4.8 million for their claims against all defendants and the defendants were awarded compensatory damages of approximately $0.5 million for their claims against the President of the contractor. The jury also found that the contractor breached its contract. In January 2012, the plaintiffs filed post-trial motions, including a request for an amendment to the judgment to add approximately $4.8 million for attorneys' fees, interest and costs. The defendants filed a motion for a new trial and opposed the award of attorney's fees to the plaintiffs. In the fourth quarter 2012, the Company recorded charges of $8.2 million related to a proposed settlement with respect to the UCO litigation. The charges are comprised of an increase in the loss contingency accrual of $4.9 million (in addition to the $3.3 million loss contingency accrual previously recorded with respect to this litigation matter in the fourth quarter 2011) and a $3.3 million non-cash impairment charge on certain for-sale residential lots in the Cypress Village development proposed to be included as part of the settlement. The loss contingency accrual and impairment are reflected in "Impairment, Legal Contingencies and Other Losses" on the Company's Consolidated Statement of Operations and Other Comprehensive Income (Loss). Settlement negotiations between the parties involving the settlement, including transfer of these tracts of land, are continuing. However, no assurance can be given that the such settlement discussions will be successful, that this matter will be resolved in the Company's favor or that additional charges will not be taken in future periods.
Grander Litigation
The Trust, CPSI, Marion Uter, UCO Partners, LLC, UCO Development, LLC, UCO Construction, LLC, UCO, LLC, CPSI-UCO Grander, LLC, and CPSI-UCO, LLC (collectively, the "Colonial Entities") were sued by five individual purchasers of condominium units in The Grander alleging breach of contract, fraud, construction deficiencies and misleading sales practices. In April 2011, an arbitrator awarded rescission rights in favor of the purchasers against CPSI-UCO Grander, LLC. The Company is pursuing post-arbitration appeals, but no prediction of the likelihood or the amount of any resulting loss or recovery can be made at this time, and no assurance can be given that the matter will be resolved favorably. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.
Loss Contingencies
The outcomes of the claims, disputes and legal proceedings described or referenced above are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. When a loss contingency is not both probable and reasonably estimable, the Company does not accrue the loss.

However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses a reasonable estimate of the possible loss, or range of loss, if such reasonable estimate can be made. If the Company cannot make a reasonable estimate of the possible loss, or range of loss, then that is disclosed.
The assessment of whether a loss is probable or a reasonable possibility, and whether the loss or range of loss is reasonably estimable, often involve a series of complex judgments about future events. Among the factors that the Company considers in this assessment, including with respect to the matters disclosed in this Note 20, are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if reasonably estimable), the progress of the matter, existing law and precedent, the opinions or views of legal counsel and other advisers, the Company's experience in similar matters, the facts available to the Company at the time of assessment, and how the Company intends to respond, or has responded, to the proceeding or claim. The Company's assessment of these factors may change over time as individual proceedings or claims progress. For matters where the Company is not currently able to reasonably estimate a range of reasonably possible loss, the factors that have contributed to this determination include the following: (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, (iii) the matters involve novel or unsettled legal theories or a large or uncertain number of actual or potential cases or parties, and/or (iv) discussions with the parties in matters that are expected ultimately to be resolved through negotiation and settlement have not reached the point where the Company believes a reasonable estimate of loss, or range of loss, can be made. In such instances, the Company believes that there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss or business impact, if any.
As of December 31, 2012 and December 31, 2011, the Company's accrual for loss contingencies was $26.8 million and $8.8 million in the aggregate, respectively.

Note 21 — Related Party Transactions
The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie, LLC, a commercial construction company controlled by Mr. M. Miller Gorrie (a trustee of the Company), to manage and oversee certain of its development, redevelopment and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, redevelopment or expansion project with this company in compliance with the Company’s “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors that have demonstrated an ability to consistently deliver a quality product at a competitive price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Company) presents each project to the independent members of the Investment Committee (or, prior to April 2011, the Executive Committee) for final approval.
The Company paid $8.0 million, $4.1 million and $13.7 million for property construction and tenant improvement costs to Brasfield & Gorrie, LLC during the years ended December 31, 2012, 2011 and 2010, respectively. In addition, the Company had $1.6 million, $2.4 million and $1.9 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2012, 2011 and 2010, respectively. Of these amounts, $6.9 million, $4.5 million and $13.1 million were then paid to unaffiliated subcontractors for the construction of these development projects during 2012, 2011 and 2010, respectively. Mr. Gorrie has a 2.35% economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the Investment Committee or the Executive Committee, as applicable, consistent with the procedure described above.
The Company also leases space to Brasfield & Gorrie, LLC, pursuant to a lease originally entered into in 2003. The original lease, which ran through October 31, 2008, was amended in 2007 to extend the term of the lease through October 31, 2013.The underlying property was contributed to a joint venture during 2007 in which the Company retained a 15% noncontrolling interest. Effective June 30, 2012, the Company sold its 15% noncontrolling interest in the underlying property. The aggregate amount of rent paid in 2012 through the date of disposition was approximately $0.4 million. During 2011 and 2010, the aggregate amount of rent paid was $0.7 million and $0.6 million, respectively.
Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and James Lowder each has a 50% ownership interest), has provided insurance risk management, administration and brokerage services for the Company. As part of this service, the Company placed insurance coverage with unaffiliated insurance brokers and agents, including Willis of Alabama and Colonial Insurance Agency, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $7.2 million, $5.9 million and $5.8 million for 2012, 2011 and 2010, respectively. The aggregate amounts paid by the Company to Colonial Insurance Agency, Inc., either directly or indirectly, for these services during the years ended December 31, 2012 and 2011 were $0.6 million. The aggregate amounts paid by the Company to Colonial Insurance Agency, Inc., either directly or indirectly during 2010 were $0.7 million. In addition, in 2010, the Company entered into an arrangement with an insurance carrier to advertise for its renter's insurance program at the Company's multifamily apartment communities. Pursuant to this arrangement, Colonial Insurance Agency, which serves as the insurance carrier's broker, paid the Company $0.3 million in 2012 and 2011, in advertising fees. In 2010 the Company was paid $0.2 million in advertising fees. Neither Mr. T. Lowder nor Mr. J. Lowder has an interest in these premiums.
Other than a specific procedure for reviewing and approving related party construction activities, the Company has not adopted a formal policy for the review and approval of related persons’ transactions generally. Pursuant to its charter, our audit committee reviews and discusses with management any such transaction if deemed material and relevant to an understanding of the Company’s financial statements. Our policies and practices may not be successful in eliminating the influence of conflicts.

Note 22 — Subsequent Events
Dispositions
On February 1, 2013, the Company sold Metropolitan Midtown, a commercial asset located in Charlotte, North Carolina, comprised of 170,000 square-feet of office space and 172,000 square-feet of retail space, for an aggregate sales price of $94.4 million. The Company intends to use the proceeds from the sale to fund the multifamily development pipeline and to repay a portion of the outstanding balance on the Company's unsecured credit facility.
On January 14, 2013, the Company sold its 10% noncontrolling interest in Colonial Promenade Hoover (Highway 150, LLC), a 172,000 square-foot (excluding anchor-owned square feet) retail asset located in Birmingham, Alabama. The Company received $0.5 million in cash and was released from its pro-rata share of the mortgage debt, which was $1.5 million. The remaining proceeds from the sale were used to repay a portion of the outstanding balance on the Company's unsecured credit facility.
Distributions

On January 23, 2013, a cash distribution was declared to shareholders of the Trust in the amount of $0.21 per common share and to partners of CRLP in the amount of $0.21 per common unit, totaling approximately $20.1 million. The $0.21 per common share and per common unit distribution represents a 16.7% increase ($0.03 per share/unit) when compared to the previous distribution. The distributions were declared to shareholders and partners of record as of February 4, 2013 and was paid on February 11, 2013.

Note 23 — Quarterly Financial Information for the Trust (Unaudited)

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011. The information provided herein has been reclassified in accordance with ASC 205-20, Discontinued Operations, and adjusted to reflect ASC 260, Earnings per Share, for all periods presented.

2012
(in thousands, except per share data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$88,072	$90,524	$93,145	$97,106
(Loss) income from continuing operations	(9,155)	12,201	(7,926)	(21,031)
Income from discontinued operations	3,181	4,176	1,476	25,238
Net (loss) income available to common shareholders	$(5,974)	$16,377	$(6,450)	$4,207

Net (loss) income per share:
Basic	$(0.07)	$0.19	$(0.08)	$0.05
Diluted	$(0.07)	$0.19	$(0.08)	$0.05
Weighted average common shares outstanding:
Basic	87,012	87,201	87,325	87,454
Diluted	87,012	87,490	87,325	87,454

The increase in Revenues from quarter to quarter is attributable to the acquisition of five multifamily apartment communities during 2012 (one property in the first quarter, one property in the second quarter and three properties in the fourth quarter). In addition, the Company completed the development of two multifamily apartment communities during 2012.

In the second quarter 2012, the increase in (Loss) income from continuing operations is primarily attributable to the $21.9 million gain that the Company recognized when it redeemed its 15% noncontrolling interest in the DRA/CLP joint venture.

In the third quarter of 2012, Income from discontinued operations includes a $3.3 million non-cash impairment charge recorded on a commercial asset.

In the fourth quarter 2012, the decrease in (Loss) income from continuing operations is primarily attributable to $17.6 million in charges for loss contingencies related to certain ongoing litigation, $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster and $3.3 million of non-cash impairment charges recorded on certain for-sale residential lots. These charges were partially offset by the $7.4 million gain recognized on the disposition of the Company's 10% noncontrolling interest in the Bluerock office portfolio and the $2.8 million gain recognized on the Company's purchase of Colonial Grand at Research Park. The increase in Income from discontinued operations for the fourth quarter 2012 is attributable to gains recognized on the disposition of four multifamily apartment communities and one commercial asset.

2011
(in thousands, except per share data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$77,517	$81,462	$83,939	$86,708
(Loss) income from continuing operations	(14,128)	(9,580)	(12,537)	4,784
Income from discontinued operations	2,517	3,143	24,924	3,124
Net (loss) income attributable to parent company	(11,611)	(6,437)	12,387	7,908
Preferred unit repurchase gains	—	—	—	2,500
Preferred unit issuance costs write-off	—	—	—	(1,319)
Net (loss) income available to common shareholders	$(11,611)	$(6,437)	$12,387	$9,089

Net (loss) income per share:
Basic	$(0.15)	$(0.08)	$0.14	$0.10
Diluted	$(0.15)	$(0.08)	$0.14	$0.10
Weighted average common shares outstanding:
Basic	79,512	83,588	86,573	86,769
Diluted	79,512	83,588	86,573	87,010

The increase in Revenues from quarter to quarter is attributable to the acquisition of eight multifamily apartment communities during 2011 (three properties in the first quarter, one property in the second quarter, three properties in the third quarter and one property in the fourth quarter).

The increase in Income from discontinued operations for the third quarter 2011 is attributable to gains recognized on the disposition of six multifamily apartment communities.

In the fourth quarter 2011, the increase in (Loss) income from continuing operations is primarily attributable to the $18.8 million gain that the Company recognized on the sale of its 50% noncontrolling joint venture interest in Colonial Pinnacle at Turkey Creek.

Note 24 — Quarterly Financial Information for CRLP (Unaudited)

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011. The information provided herein has been reclassified in accordance with ASC 205-20, Discontinued Operations, and adjusted to reflect ASC 260, Earnings per Unit, for all periods presented.

2012
(in thousands, except per unit data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$88,072	$90,524	$93,145	$97,106
(Loss) income from continuing operations	(9,902)	9,050	(8,575)	(22,736)
Income from discontinued operations	3,440	4,516	1,602	27,283
Net (loss) income available to common unitholders	$(6,462)	$13,566	$(6,973)	$4,547

Net (loss) income per unit:
Basic	$(0.07)	$0.15	$(0.08)	$0.05
Diluted	$(0.07)	$0.15	$(0.08)	$0.05
Weighted average common units outstanding:
Basic	94,181	94,363	94,478	94,607
Diluted	94,181	94,652	94,478	94,607

The increase in Revenues from quarter to quarter is attributable to the acquisition of five multifamily apartment communities during 2012 (one property in the first quarter, one property in the second quarter and three properties in the fourth quarter). In addition, the Company completed the development of two multifamily apartment communities during 2012.

In the second quarter 2012, the increase in (Loss) income from continuing operations is primarily attributable to the $21.9 million gain that the Company recognized when it redeemed its 15% noncontrolling interest in the DRA/CLP joint venture.

In the third quarter of 2012, Income from discontinued operations includes a $3.3 million non-cash impairment charge recorded on a commercial asset.

In the fourth quarter 2012, the decrease in (Loss) income from continuing operations is primarily attributable to $17.6 million in charges for loss contingencies related to certain ongoing litigation, $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster and $3.3 million of non-cash impairment charges recorded on certain for-sale residential lots. These charges were partially offset by the $7.4 million gain recognized on the disposition of the Company's 10% noncontrolling interest in the Bluerock office portfolio and the $2.8 million gain recognized on the Company's purchase of Colonial Grand at Research Park. The increase in Income from discontinued operations for the fourth quarter 2012 is attributable to gains recognized on the disposition of four multifamily apartment communities and one commercial asset.

2011
(in thousands, except per unit data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$77,517	$81,462	$83,939	$86,708
(Loss) income from continuing operations	(14,504)	(9,498)	(12,605)	6,142
Income from discontinued operations	2,745	3,413	27,051	3,381
Net (loss) income attributable to CRLP	(11,759)	(6,085)	14,446	9,523
Distributions to preferred unitholders	(906)	(906)	(906)	(867)
Preferred unit repurchase gains	—	—	—	2,500
Preferred unit issuance costs write-off	—	—	—	(1,319)
Net (loss) income available to common unitholders	$(12,665)	$(6,991)	$13,540	$9,837

Net (loss) income per unit:
Basic	$(0.15)	$(0.08)	$0.14	$0.10
Diluted	$(0.15)	$(0.08)	$0.14	$0.10
Weighted average common units outstanding:
Basic	86,796	90,847	93,826	93,960
Diluted	86,796	90,847	93,826	94,201

The increase in Revenues from quarter to quarter is attributable to the acquisition of eight multifamily apartment communities during 2011 (three properties in the first quarter, one property in the second quarter, three properties in the third quarter and one property in the fourth quarter).

The increase in Income from discontinued operations for the third quarter 2011 is attributable to gains recognized on the disposition of six multifamily apartment communities.

In the fourth quarter 2011, the increase in (Loss) income from continuing operations is primarily attributable to the $18.8 million gain that the Company recognized on the sale of its 50% noncontrolling joint venture interest in Colonial Pinnacle at Turkey Creek.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Colonial Properties Trust
Birmingham, Alabama

We have audited the accompanying consolidated balance sheets of Colonial Properties Trust and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Colonial Properties Trust and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 (not presented herein) expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2013, except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Colonial Properties Trust and Partners of Colonial Realty Limited Partnership
Birmingham, Alabama

We have audited the accompanying consolidated balance sheets of Colonial Realty Limited Partnership and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Colonial Realty Limited Partnership and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2013, except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013